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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124543

PROSPECTUS

OFFER TO EXCHANGE

9 7/8% Senior Secured Notes due 2011
and Related Guarantees
for
all outstanding
9 7/8% Senior Secured Notes due 2011
and Related Guarantees
of

EDGEN CORPORATION

The exchange offer will expire at 5:00 p.m.,
New York City time, on July 19, 2005, unless extended

Terms of the exchange offer:

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain United States Federal Income Tax Consequences" on page 151 for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new notes are substantially identical to the old notes, except that the new notes are being issued in a transaction registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes will not apply to the new notes.

See "Risk Factors" beginning on page 15 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2005

ABOUT THIS PROSPECTUS

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. See "Where You Can Find More Information." We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

        This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. See "Where You Can Find More Information." To obtain this information in a timely fashion, you must request such information no later than five business days before July 19, 2005, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes."

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

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SUMMARY

        This summary highlights certain information concerning Edgen Corporation's business, the exchange offer and the new notes and new guarantees. It does not contain all of the information that may be important to you and to your investment decision. We urge you to carefully read the entire prospectus, including the financial data and related notes and the matters set forth in "Risk Factors" before making an investment decision.

        In this prospectus, unless the context otherwise requires, references to the "issuer" refer to Edgen Corporation, exclusive of its subsidiaries. References to "Edgen," "our company," "we," "us," "our" and other similar terms refer to Edgen Corporation and all of its subsidiaries, except where it is clear that the term refers only to Edgen Corporation individually. Unless otherwise stated, the terms "pro forma" or "on a pro forma basis," when used to describe our operations, refers to operations after giving effect to the private offering of the old notes, and the acquisition, the merger and the other financing transactions described below under "—Summary of the Transactions."

        In presenting our operating results and cash flows, Edgen Corporation following the merger is referred to as the "Successor." Edgen Corporation prior to the merger is referred to as the "Predecessor." When we refer to the "combined three months ended March 31, 2005," we are referring to our operating results and cash flows on a non-GAAP combined basis. The presentation of our operating results and cash flows on a combined basis for the three month period ended March 31, 2005 simply represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2005 to January 31, 2005 and the results of operations of the Successor for the period from February 1, 2005 to March 31, 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—General—Predecessor and Successor."

Background of the Exchange Offer

        On January 25, 2005, we completed a private offering of $105,000,000 principal amount of 9 7/8% Senior Secured Notes due 2011, referred to as the old notes. As part of the private offering of the old notes, we entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed to complete an exchange offer for the old notes. We are offering to exchange the old notes for $105,000,000 aggregate principal amount of our new 9 7/8% Senior Secured Notes due 2011, the issuances of which will be registered under the Securities Act. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange in the exchange offer your old notes for new notes.

        You should read the discussion under the headings "—The New Notes" and "Description of the Notes" for further information regarding the new notes and the discussion under the headings "—The Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and the new notes.

        In this prospectus we refer to the old notes and the new notes collectively as the notes.

Edgen Corporation

        We are a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products we distribute are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. We have two operating segments—our alloy products group and our carbon products group. Our alloy products group primarily distributes alloy-based specialty pipes, fittings and flanges that are principally used in high-pressure, extreme temperature and high-corrosion applications such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Our carbon products group primarily distributes prime carbon-based specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the offshore drilling and production segment of the oil and gas industry.

        We purchase specialty steel pipe, fittings and flanges from manufacturers and sell these products in smaller quantities to a diverse base of end-users and certain maintenance, repair and operations (MRO) distributors for use in high performance niche applications. As an essential intermediary between these manufacturers and end-users, we provide manufacturers, or our vendors, with the inventory stocking and distribution capabilities necessary to effectively service the product and delivery needs of end-users. Also, for our vendors we are a volume purchaser that performs sales, marketing, inventory and credit functions with respect to the products we distribute for them. These are functions that manufacturers generally are not as well-equipped as we are to perform, given the specialized nature of the markets we serve.

        We are a one-stop supply source for many end-users and certain MRO distributors for a broad range of these highly specialized products. We serve our customers by providing them with products, service, inventory management, technical product knowledge and just-in-time product delivery. Our significant distribution capabilities include field locations that stock and distribute inventory and that are in close proximity to our customers. This enables us to provide our customers with rapid execution on their product orders, often within 24 hours of their order. We also provide ancillary services to customer specifications and support for many of the products we sell, including cutting, welding, threading, coating, cleaning and painting.

        We are headquartered in Baton Rouge, Louisiana and we operate in 16 locations, including 15 in the United States and one in Canada. We also conduct European operations through an exclusive full-time sales agent in Scotland. Thirteen of our locations stock inventory for distribution. For the combined three months ended March 31, 2005, our total sales were $64.8 million, with a net loss of $6.5 million, which includes approximately $12.0 million in Transaction-related expenses (see "Summary of the Transactions" below). For the combined three months ended March 31, 2005, total sales for our alloy products group were $18.2 million and total sales for our carbon products group were $46.6 million. For the fiscal year ended December 31, 2004, our total sales were $207.8 million, and our EBITDA was $20.6 million. For the fiscal year ended December 31, 2004, our sales for our alloy products group were $52.2 million and our total sales for our carbon products group were $155.6 million. For the definition of EBITDA and a reconciliation of net income (loss) to EBITDA, see "Summary Historical and Pro Forma Consolidated Financial Data." For a discussion of the use of financial information for the combined three month period ended March 31, 2005, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—General—Predecessor and Successor."

        We are a Nevada corporation and our principal offices are located at 18444 Highland Road, Baton Rouge, Louisiana 70809 and our telephone number is (225) 756-9868. Our web site address is www.edgencorp.com. The information contained on our web site is not part of this prospectus and is not incorporated in this prospectus by reference.

Industry Overview

        We operate within the steel pipe, tube, fitting and flanges industry which is comprised of manufacturers and distributors of welded or seamless pipe, tube and components made from carbon steel and various alloy steels. This industry consists of a large number of small companies, which are limited with respect to product line, inventory size, and customers located within a specific geographic area, and a few relatively large distribution and manufacturing companies.

        Full service distributors like us fulfill an important function for many end-users. Manufacturers sell pipe, tube and components generally in large volumes only to distributors or end-users that can order in large quantities and tolerate relatively long lead times. By providing storage, distribution and services in accordance with customer specifications, distributors act as an effective intermediary between manufacturers and end-users. The inventory management and just-in-time delivery services provided by full service distributors reduce the need, and associated costs and capital requirements, for an end-user to perform its own inventory functions. As a large and sophisticated distributor, we have certain advantages over smaller companies, such as our ability to obtain higher discounts from manufacturers for volume purchases, our ability to service customers with operations in multiple locations, and our sophisticated information technology systems. The specialty pipe and tube market has experienced softness in recent years principally due to generally weak economic conditions and to reduced spending on expansion and development projects by end-users. We believe that our focus on the maintenance and repair market and the diversity of our product offerings, customer base and geographic markets tempers the effects to us of downturns in a particular market.

Our Business Strengths

        We offer a broad range of specialized products.    We are an effective intermediary between vendors and buyers of highly specialized steel pipe, fittings and flanges for use in high performance niche applications. We offer and deliver a broad range of products that are difficult for our customers to purchase directly from manufacturers because of the large order size and lengthy lead times typically required by manufacturers. Our diverse inventory of specialized products includes over 14,000 stock-keeping units (SKUs) for specialty pipes, fittings and flanges. For many of our customers, we function as a single inventory source for all of their product requirements in this area.

        We have significant distribution capabilities.    We operate in 16 locations, including 15 in the United States and one in Canada. We also conduct European operations through an exclusive full-time sales agent in Scotland. Thirteen of our locations stock inventory for quick turnaround to our customers. Our approximately 76-member sales force consists of field sales representatives as well as on-site sales and service representatives who provide 24-hour customer support. Our distribution locations are located throughout the United States and are in close proximity to our U.S. customers so that we can ship the majority of our products in an expedited manner. In addition, we have developed strong relationships with logistics providers and other shippers to provide access to reliable transportation. These distribution capabilities enable us to provide our customers with rapid execution of their specialized orders.

        Our vendor network is extensive.    We have mutually beneficial, longstanding relationships with an established network of vendors. We believe our vendor relationships are difficult for others to replicate. There are a limited number of manufacturers with the capabilities to produce high grade, specialty pipe and component products, and we are a volume purchaser of their products. Our global network enables us to stock and distribute a considerable breadth of products for use in niche markets. Although we concentrate our purchasing power on a select group of highly valued vendors, we have multiple sources for the products we distribute and are not dependent on any single manufacturer.

        We have a broad customer base.    We distribute to a diverse base of over 2,000 customers in a variety of geographic locations and industries. Our customers include, among others, oil and gas companies, processing and fabrication companies, power generation companies, and MRO distributors. They are generally large companies with recognized names in their respective industries. For the fiscal year ended December 31, 2004, our top ten customers represented less than 23% of our total sales for that period and no single customer represented more than 6% of total sales. For the first quarter of fiscal 2005, our top ten customers represented approximately 30% of our total sales and one customer represented approximately 11% of total sales. Due to the nature of our business, customer sales concentrations may materially fluctuate from quarter to quarter based on customer needs.

        We focus on high margin specialty products.    We focus on high margin specialty steel pipe and components that are designed for their high performance characteristics and are frequently used in harsh or extreme environments. Concentrating our sales and marketing resources on higher margin products has contributed to our higher gross profit margins and sales per employee.

        We have a streamlined operating structure.    In 2003, we focused efforts on capturing the synergies, efficiencies and business development opportunities from integrating the six businesses we acquired since 1997. These efforts resulted in simplified operations, improved working capital management, streamlined costs, and enhanced sales, marketing and cross-selling. We now have an integrated business with enhanced operating efficiency. For the year ended December 31, 2004 as compared to the year ended December 31, 2003, we increased inventory turns to 2.8 times from 2.1 times, and increased gross margins by 43.4%.

        We have an experienced management team.    We have an experienced executive management team, averaging nearly 25 years of experience in the steel pipe distribution industry. Daniel J. O'Leary, President and Chief Executive Officer, has 27 years of experience in the pipe and tube industry and has held executive management positions at Stupp Corporation, Maverick Tube Corporation, Lone Star Steel Company and Red Man Pipe & Supply Company. Our management team also has substantial experience operating under a leveraged capital structure, as well as significant acquisition experience gained from our acquisition of six companies since 1997. Our management made an equity investment in us of approximately $2.4 million in cash at the closing of the Transactions and owns approximately 19% of our equity on a fully-diluted basis.

Our Business Strategy

        Maximize business development opportunities.    Consistent with our efforts to integrate our acquisitions and streamline our operating structure, we have focused on maximizing opportunities for business development. We have repositioned our field sales and business development team to work together with our regional sales offices, with a focus on increasing sales to our current customers and to developing new customers across our entire portfolio of specialty products. As part of this effort, we intend to continue to:

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  leverage our broad product portfolio by developing relationships with end-users with purchasing needs ranging across all areas of our product portfolio;

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  focus our sales efforts on identifying opportunities to cross-sell our carbon-and alloy-based products;

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  penetrate the MRO distribution market. This distribution market has integrated supply contracts with end-users to supply primarily high-turnover commodity products. These contracts include the sourcing of specialty products and are an opportunity for us to provide products to these MRO suppliers for distribution to their end-users; and

  •
  use customer feedback to enable us to provide meaningful product and service solutions through our inventory depth and breadth, our vendor relationships and our distribution capabilities.

        Expand Our International Presence.    The international specialty pipe and component market is substantially larger than the domestic market and provides significant potential growth opportunity for our business. Many of our domestic customers have international operations and may provide a built-in market for our products as we expand into select international markets. We have four field sales representatives dedicated to international business development, two outside international sales agents with whom we contract on an agency basis and four multilingual on-site sales and service representatives focused solely on the international effort. For the combined three months ended March 31, 2005, our sales to international customers were $8.5 million as compared to $2.8 million for the three months ended March 31, 2004. For the fiscal year ended December 31, 2004, our sales to international customers grew by 332% to $16.9 million, as compared to the fiscal year ended December 31, 2003. The majority of these sales were to customers in Mexico, Western Europe, South America, Canada and Asia. As of March 31, 2005, our international order backlog exceeded $9.5 million.

        Optimize Purchasing and Inventory Levels.    Our vendors often consider us to be a favored, and in some instances, single distribution channel for their specialty products. We aim to continue to build strong relationships with our vendors. While we have established favorable relationships with certain vendors, we continue to maintain secondary suppliers for all key products. During 2004 we consolidated our purchasing power significantly. In 2004 over 54% of our purchases were with our top ten vendors, compared to 37% in 2003. By consolidating our purchasing power we have gained favored status with certain vendors in regard to lead times, discounts and payment terms. As we continue to strengthen our vendor relationships, we are able to devote increased resources to providing our customers with products that are of greater importance to their business and have fewer substitutes.

        Pursue Accretive Strategic Acquisitions.    From 1997 to 2002, we grew through a series of six acquisitions. We continue to evaluate strategic acquisition opportunities in our core business as they become available, with a view to expanding our geographical reach to attract new customers and more effectively service existing customers. We believe our new business platform will afford quicker integration of any acquisition and facilitate the realization of cost synergies and the growth of sales and earnings.

Summary of the Transactions

        On December 31, 2004, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, entered into a stock purchase agreement with Edgen Corporation and the stockholders of Edgen Corporation to purchase all of the outstanding capital stock of Edgen Corporation from its then existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of the old notes as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation. See "Use of Proceeds."

        Concurrently with the acquisition and the offering and issuance of the old notes, Edgen Corporation also entered into a new $20.0 million senior secured revolving credit facility, which we refer to as the new revolving credit facility, and borrowed $2.7 million in loans thereunder.

        Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger and became liable for all obligations under the old notes and borrowings under the new revolving credit facility. We refer to the acquisition of Edgen Corporation, the offering and issuance of the old notes, the equity investment, the related financing transactions and the merger collectively as the "Transactions."

Equity Sponsor

        Jefferies Capital Partners, referred to as JCP, is a New York-based private equity investment firm with over $600 million in equity commitments under management. Since 1994, JCP's professionals have invested in over 40 companies in a variety of industries in which JCP has expertise. JCP invests in management buyouts, recapitalizations, industry consolidations and growth equity. JCP's portfolio companies include, among others, The Sheridan Group, Telex Communications, Inc. and Real Mex Restaurants, Inc.

Other Information About this Prospectus

        Industry and Market Data.    Any market share, ranking and other industry data contained in this prospectus are based on independent industry publications, reports by market research firms, or other published independent sources. We have not independently verified market share, ranking or other industry data from third-party sources. While we believe this information is reliable and market definitions are appropriate, this information has not been verified by independent sources.

        Non-GAAP Financial Measures.    Throughout this prospectus we use the term "EBITDA" which is not an indicator of performance or liquidity determined in accordance with Generally Accepted Accounting Principles in the United States (GAAP), and may not be comparable to similarly titled measures used by other companies. EBITDA is defined and reconciled to net income (loss) under "Selected Historical Consolidated Financial Data."

        For a discussion of the use of financial information for the combined three month period ended March 31, 2005, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—General—Predecessor and Successor."

        Trademarks.    We have common law trademark rights to a number of names and marks important to our business, including Edgen™, Bartow Steel™, Resource Pipe Co.™, SISCO™, Thomas Pipe™, Pro Metals™, and Radnor Alloys™, although we have not obtained federal registrations for them. All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

THE EXCHANGE OFFER

        The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "Description of the Notes" contains a more detailed description of the terms and conditions of the notes.

The Exchange Offer

Securities Offered	$105,000,000 aggregate principal amount of 9 7/8% senior secured notes due 2011. The terms of the new notes and old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.
The Exchange Offer	We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreement. See "The Exchange Offer—Purpose and Effect of the Exchange Offer."
Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on July 19, 2005, unless we extend the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission (SEC), the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes	The procedures for tendering old notes, as well as guaranteed delivery procedures, are described in "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw your tender of old notes at any time prior to the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Certain United States Federal Income Tax Consequences	We believe that the exchange of notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Consequences of the Exchange Offer

        Based on interpretive letters issued by the staff on the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes who exchange their old notes for new notes pursuant to the exchange offer generally may offer such new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

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  the new notes are acquired in the ordinary course of the holders' business;

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  the holders have no arrangement with any person to participate in a distribution of such new notes;

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  neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes; and

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  the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act.

        Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." In addition, the securities laws of some jurisdictions may prohibit the offer or sale of the new notes unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, pursuant to the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes pursuant to the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes."

        The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following the commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following the completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

        The terms of the new notes and the old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.

Issuer	Edgen Corporation.
Securities Offered	$105,000,000 aggregate principal amount of 9 7/8% senior secured notes due 2011.
Maturity Date	February 1, 2011.
Interest	We will pay interest on the notes at an annual rate of 9 7/8%. We will pay interest on the notes semi-annually in cash, in arrears, on each February 1 and August 1, beginning on August 1, 2005.
Ranking	The notes will be our senior secured obligations and will rank equal in right of payment to all of our existing and future senior indebtedness, including our indebtedness under the new revolving credit facility, and will rank senior in right of payment to all of our existing and future subordinated indebtedness. The guarantees will be the senior secured obligations of each of the guarantors, will rank equally in right of payment to all of that guarantor's existing and future senior indebtedness, including indebtedness under the new revolving credit facility, and will rank senior in right of payment to all of that guarantor's existing and future subordinated indebtedness.
Guarantees	The notes will be jointly and severally and fully and unconditionally guaranteed on a senior secured basis by all of our existing and future domestic restricted subsidiaries.
Security Interest	The notes and the related guarantees will be secured by a lien on substantially all of our assets and the assets of our existing and future domestic restricted subsidiaries (other than certain excluded assets such as our and our existing and future subsidiaries' leasehold interests and the capital stock of our existing and future subsidiaries), subject to certain permitted liens and other limitations. Under an intercreditor agreement, the security interest in those assets consisting of inventory, accounts receivable, lockboxes, deposit accounts, securities accounts and financial assets credited thereto, and certain related assets that secure the notes and the guarantees will be subordinated to a lien thereon that secures our new revolving credit facility. As a result of such lien subordination, the notes will be effectively subordinated to our new revolving credit facility to the extent of the value of such assets.

Optional Redemption	We may redeem some or all of the notes at any time prior to February 1, 2008 at the make-whole redemption price set forth in "Description of the Notes—Redemption—Optional Redemption Prior to February 1, 2008." On or after February 1, 2008, we may, at our option, redeem some or all of the notes at the following redemption prices, plus accrued and unpaid interest and additional interest, if any, to the date of redemption:
For the period below:	Percentage
On or after February 1, 2008	104.938%
On or after February 1, 2009	102.469%
On or after February 1, 2010	100.000%
In addition, at any time prior to February 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a price equal to 109.875% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of redemption with the net cash proceeds of certain equity offerings.
Change of Control Offer	If we experience a specified change of control, each holder of the notes will have the right to require us to repurchase all or any part of their notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
Asset Sale Offers	Upon certain asset sales, we may have to use the proceeds to offer to repurchase notes at 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

Restrictive Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
•	incur or guarantee additional indebtedness or issue certain preferred stock;
•	pay dividends, redeem subordinated debt or make other specified restricted payments;
•	issue capital stock of our subsidiaries;
•	transfer or sell assets, including capital stock of our restricted subsidiaries;
•	incur dividend or other payment restrictions affecting our restricted subsidiaries;
•	make certain investments or acquisitions;
•	create or incur liens;
•	enter into certain transactions with our affiliates; and
•	merge, consolidate or transfer all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes—Certain Covenants."

        For a more detailed discussion of the new notes, see "Description of the Notes."

        You should carefully consider the information under "Risk Factors" and all other information in this prospectus before making an investment decision.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table sets forth, for the periods and dates indicated, our summary historical and pro forma consolidated financial data. On February 1, 2005, Edgen Acquisition Corporation, a newly formed corporation, purchased all of the outstanding common stock of Edgen Corporation from its then existing shareholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. Simultaneously with the acquisition, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger. In this summary, Edgen Corporation following the merger is referred to as the "Successor" and Edgen Corporation prior to the merger is referred to as the "Predecessor."

        The following summary historical and pro forma consolidated financial data should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited consolidated financial statements and related notes contained elsewhere in this prospectus.

        We have derived (i) our summary historical consolidated statement of operations and balance sheet data for the fiscal years ended December 31, 2004, 2003 and 2002 from our audited consolidated financial statements included elsewhere in this prospectus and (ii) our summary historical condensed consolidated statement of operations data for the period February 1, 2005 to March 31, 2005 (Successor), the period January 1, 2005 to January 31, 2005 (Predecessor), and the three months ended March 31, 2004 (Predecessor) and our summary historical condensed consolidated balance sheet data as of March 31, 2005 from the interim unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma combined statement of operations data for the year ended December 31, 2004 and the three months ended March 31, 2005 assumes that the Transactions took place on January 1, 2004, the beginning of our 2004 fiscal year. The information presented in the unaudited pro forma combined financial data is not necessarily indicative of our financial position or results of operations that would have occurred if the Transactions had been consummated as of the dates indicated. The summary historical and pro forma consolidated financial data set forth below are not necessarily indicative of the results of future operations.

	Predecessor
	Fiscal Year Ended December 31,
	2004 Pro Forma	2004 Historical	2003 Historical	2002 Historical
	(dollars in thousands)
Statement of Operations Data:
Sales	$207,821	$207,821	$147,025	$212,312
Gross profit	52,464	52,464	25,879	43,944
Operating income (loss)	18,651	18,055	(5,717)	14,621
Other Financial Data:
EBITDA(1)	21,209	20,561	(3,542)	16,347
Depreciation and amortization	2,452	2,400	2,001	1,672
Total capital expenditures	1,112	1,112	2,499	2,369
Net cash provided by (used in):
Cash flows—operating activities	1,855	5,849	24,738	(1,770)
Cash flows—investing activities	(1,036)	(1,036)	(3,115)	(10,214)
Cash flows—financing activities	(1,249)	(7,803)	(18,499)	11,401
Ratio of earnings to fixed charges(2)	1.49x	2.88x	—	3.05x
	Successor	Predecessor	Predecessor
	Period February 1, 2005 to March 31, 2005 Historical	Period January 1, 2005 to January 31, 2005 Historical	Three Months Ended March 31, 2004 Historical
	(dollars in thousands)
Statement of Operations Data:
Sales	$45,895	$18,945	$42,831
Gross profit	10,096	4,792	9,288
Operating income (loss)	4,658	(9,773)	2,671
Other Financial Data:
EBITDA(1)	5,143	(9,622)	3,288
Depreciation and amortization	478	201	597
Total capital expenditures	93	4	108
Net cash provided by (used in):
Cash flows—operating activities	(10,446)	4,249	(3,578)
Cash flows—investing activities	(118,701)	(1)	(108)
Cash flows—financing activities	129,669	(1,477)	4,346
Ratio of earnings to fixed charges(2)	2.28x	—	2.87x
	As of March 31, 2005	As of December 31, 2004
	Historical	Historical
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$522	$134
Net property, plant and equipment	11,727	10,423
Total assets	172,657	119,753
Total debt	112,834	47,883
Total shareholders' equity (deficit)	25,724	(11,754)

(1)
We define EBITDA as net income (loss) before cumulative effect of change in accounting principle, discontinued operations net of income tax benefit, net interest expense, income taxes, and depreciation and amortization. We use EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses, and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by investors of the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA is not a complete net cash flow measures or measure of liquidity because EBITDA does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a measure of profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

  Set forth below is a reconciliation of net income (loss) to EBITDA for the periods presented.

	Predecessor
	Fiscal Year Ended December 31,
	2004 Pro Forma	2004 Historical	2003 Historical	2002 Historical
	(dollars in thousands)
Net income (loss)	$12,492	$16,209	$(4,659)	$(31,935)
Cumulative effect of change in accounting principle	—	—	—	39,414
Discontinued operations, net of income tax benefit	—	—	189	2,709
Income tax (benefit) expense	(5,364)	(3,211)	(4,195)	1,385
Interest expense, net	11,629	5,163	3,122	3,102
Depreciation and amortization	2,452	2,400	2,001	1,672

EBITDA	$21,209	$20,561	$(3,542)	$16,347

	Successor	Predecessor	Predecessor
	Period February 1, 2005 to March 31, 2005 Historical	Period January 1, 2005 to January 31, 2005 Historical	Three Months Ended March 31, 2004 Historical
	(dollars in thousands)
Net income (loss)	$1,720	$(8,240)	$1,179
Discontinued operations, net of income tax benefit	—	—	—
Income tax (benefit) expense	1,010	(1,916)	789
Interest expense, net	1,935	333	723
Depreciation and amortization	478	201	597

EBITDA	$5,143	$(9,622)	$3,288

(2)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax earnings from continuing operations, plus fixed charges, less preferred dividends. Fixed charges consist of interest expense, amortization of capitalized expenses related to indebtedness, and preferred dividends.

For the year ended December 31, 2003 and the period January 1, 2005 to January 31, 2005, earnings were not sufficient to cover fixed charges. For the year ended December 31, 2003 and the period January 1, 2005 to January 31, 2005, the deficiency was $8,665 and $10,156, respectively. For the pro forma combined three months ended March 31, 2005, earnings were not sufficient to cover fixed charges, with a deficiency of $8,083.

RISK FACTORS

        An investment in the new notes involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this prospectus before deciding whether to exchange your old notes and to invest in the new notes. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition, results of operations or liquidity. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment. The risk factors related to the new notes and Edgen's business are also generally applicable to the old notes.

Risks Factors Relating to the Exchange Offer

There is no active trading market for the new notes and one may not develop.

        The old notes are currently eligible for trading in the PORTAL Market. Upon consummation of the exchange offer, the old notes will cease to be eligible for trading in the PORTAL market. The new notes are new securities for which there currently is no market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system. We have been informed by Jefferies & Company, Inc., the initial purchaser in the private offering of the old notes, that it intends to make a market in the new notes. The initial purchaser, however, is not obligated to do so and may cease its market making at any time. In addition, the liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer.

        The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless the offer, resale or transfer have been registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, if you do not exchange your old notes in the exchange offer, you will lose your registration rights with respect to the old notes, except in the limited circumstances provided in the registration rights agreement.

Failure to exchange your old notes for new notes will significantly limit your ability to sell the old notes.

        To the extent any old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the old notes not exchanged. The number of holders of old notes remaining and the interest in maintaining a market in such old notes on the part of securities firms will largely determine the extent of the market and availability of price quotations. Also, upon consummation of the exchange offer, the old notes, which are currently eligible for trading in the PORTAL market, will cease to be eligible for trading in the PORTAL market. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. The market price for old notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of old notes exchanged pursuant to the exchange offer reduces the outstanding market value available for trading. This may also make the market price of the old notes that are not exchanged more volatile.

You must comply with the exchange offer procedures in order to receive new notes.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent's message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither Edgen nor the exchange agent is under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections "The Exchange Offer" and "Plan of Distribution" later in this prospectus.

Risk Factors Relating to the New Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

        We have now, and after the exchange offer, will continue to have, substantial indebtedness. As of March 31, 2005, we had approximately $112.8 million of total indebtedness outstanding, including $7.8 million of indebtedness under our new revolving credit facility. We also had the ability to borrow up to an additional $12.2 million under our new revolving credit facility. We are a highly leveraged company. This level of leverage could have important consequences to you, including the following:

  •
  it may be more difficult for us to satisfy our obligations under the new notes and our other indebtedness (for example, we may not be able to pay interest or repurchase the new notes when and if we are required to do so);

  •
  a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, which would reduce the funds available for operations, future business opportunities or other purposes;

  •
  our ability to obtain additional debt or equity financing in the future to fund working capital, capital expenditures, acquisitions, general corporate or other purposes will be limited;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate will be limited;

  •
  we may be placed at a competitive disadvantage compared to those of our competitors who operate on a less leveraged basis; and

  •
  we will be more vulnerable to adverse changes in economic and industry conditions.

        In addition, the indenture governing the notes and our new revolving credit facility contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

        We and our subsidiaries may be able to incur substantial amounts of additional debt in the future, including debt resulting from the issuance of additional notes and borrowings under our new revolving credit facility. The terms of the indenture governing the notes limit our ability to incur additional debt but do not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. As of March 31, 2005, we had the ability to borrow an additional $12.2 million under our new revolving credit facility, subject to the restrictions contained therein.

        In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing the notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. Adding new debt to current debt levels could intensify the leverage-related risks that we and our subsidiaries now face.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the new notes, or to fund our other liquidity needs. If we are not able to generate sufficient cash flows for these purposes, we may need to:

  •
  refinance all or a portion of our indebtedness, including the new notes, on or before maturity;

  •
  reduce or delay acquisitions and capital expenditures;

  •
  sell assets;

  •
  restructure debt; and/or

  •
  obtain additional debt or equity financing.

        We cannot assure you that we will be able to effect any of these alternatives on commercially reasonable terms or at all.

We are a holding company and, therefore, our ability to make payments under the new notes and service our other debt depends on cash flow from our subsidiaries.

        We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries to make payments under the new notes and service our other debt. Distributions and intercompany transfers to us from our subsidiaries will depend on:

  •
  their earnings;

  •
  covenants contained in our and their debt agreements, including our revolving credit facility and the indenture governing the notes;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including laws regarding the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the new notes or our other indebtedness.

The value of the collateral securing the new notes may be insufficient or unavailable in the event of a default.

        No appraisal of the value of the collateral securing the new notes has been made in connection with the issuance of the old notes or this exchange offer. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, we cannot assure you that liquidating the collateral securing the new notes would produce proceeds in an amount sufficient to pay any amounts due under the new notes after also satisfying the obligations to pay any other senior secured creditors with the proceeds of certain collateral. Nor can we assure you that the fair market value of the collateral securing the new notes would be sufficient to pay any amounts due under the new notes following their acceleration. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the new notes, the holders of the new notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our and the guarantors' remaining assets.

        The new notes and new guarantees related thereto will be effectively subordinated to indebtedness that may be incurred under our new revolving credit facility, to the extent of the value of assets consisting of inventory, accounts receivable, and certain related assets (collectively, the "Working Capital Assets"). In the event of a default under the new notes, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under the new notes following the repayment of the new revolving credit facility with the proceeds of collateral consisting of Working Capital Assets. The amount to be received upon such a sale would depend upon numerous factors, including the timing and manner of the sale. The book value of the collateral will be less than the principal amount of the notes offered hereby. By its nature, the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or that the proceeds obtained therefrom will be sufficient to pay all amounts owing to the lenders under the new revolving credit facility and the holders of the new notes.

        In addition, our failure or inability to pay rent under real property leases could cause the loss of certain collateral. To the extent that third parties enjoy prior liens (including the lenders under the new revolving credit facility with respect to its liens on the collateral consisting of Working Capital Assets), such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the aggregate value of the collateral. Additionally, the terms of the indenture allow us to issue additional notes provided that we meet a specified consolidated fixed charge coverage ratio. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional notes issued pursuant to the indenture will rank pari passu to the old notes and the new notes issued as part of the exchange offer and will be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral.

        Additionally, the holders of the new notes will not have a security interest in the capital stock of any of our subsidiaries. As a result, the ability of the collateral agent to realize upon the value of the collateral may be delayed and result in less net proceeds as it is generally more complicated, time consuming and costly to foreclose upon all of the assets of an entity instead of its capital stock.

        The indenture governing the new notes and the agreements governing our other secured indebtedness may also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the new notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the new notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a prior claim (ahead of the new notes) on the assets of such unrestricted subsidiary and its subsidiaries.

The lien-ranking provisions set forth in an intercreditor agreement relating to the indenture governing the notes will limit the rights of the collateral agent and the holders of the new notes with respect to the collateral securing the new notes and new guarantees.

        The rights of the collateral agent and the holders of the new notes with respect to our and our domestic subsidiaries' collateral consisting of Working Capital Assets that secure the new notes and any guarantees will be limited pursuant to the terms of an intercreditor agreement that has been entered into by the collateral agent and the agent under the new revolving credit facility. The intercreditor agreement limits (i) the actions that may be taken in respect of the collateral consisting of Working Capital Assets, including the ability to cause the commencement of enforcement proceedings against the collateral consisting of Working Capital Assets and to control the conduct of such proceedings, if the new revolving credit facility or our obligations thereunder are outstanding and (ii) when the collateral agent will be able to commence enforcement proceedings against any other collateral. So long as our new revolving credit facility is outstanding, these actions with respect to collateral consisting of Working Capital Assets may under certain circumstances only be taken at the direction of the agent under the new revolving credit facility. Additionally, as a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the lenders under the new revolving credit facility will be entitled to be paid in full from the proceeds of the collateral consisting of Working Capital Assets securing their loans before any payment may be made with respect to the notes out of the proceeds of the collateral consisting of Working Capital Assets. The collateral agent, on behalf of itself, the trustee and the holders of the new notes, will not under certain circumstances have the ability to control or direct such actions with respect to collateral consisting of Working Capital Assets, even if the rights of the holders of the new notes are or may be adversely affected. In addition, the collateral agent will not have the right to foreclose upon any collateral for a period of at least 90 days following notice to the agent under the new revolving credit facility of the occurrence of an event of default under the indenture governing the new notes, and under certain circumstances such period may be significantly longer. See "Description of the Notes—Collateral—Senior Intercreditor Agreement—Restriction on Enforcement of Liens and Related Provisions." Additional releases of collateral from the liens securing the notes are permitted under some circumstances. In addition, such intercreditor agreement will limit certain rights of the collateral agent and the holders of the notes in an insolvency or liquidation proceeding of our company or any guarantor (including restricting their ability to contest debtor-in-possession financings that are to be provided by any lender under the new revolving credit facility and that meet certain criteria). See "Description of the Notes—Collateral—Senior Intercreditor Agreement."

The ability of the collateral agent to foreclose on the collateral may be limited pursuant to bankruptcy laws.

        The right of the collateral agent, as a secured party under the collateral documents for the benefit of itself, the trustee and the holders of the new notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code. Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit a debtor to continue to retain and use collateral even though that debtor is in default under the applicable debt instruments so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is "adequately protected" if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the new notes would be made following commencement of, and during the pendency of, a bankruptcy case, whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of new notes would be compensated for any delay in payment or loss of value of the collateral. Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due under the new notes, the holders of the new notes would hold (1) a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and (2) an unsecured claim with respect to the shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the secured creditor's obligations secured by the collateral.

        None of our foreign subsidiaries or unrestricted domestic subsidiaries will guarantee the new notes or grant any liens securing the new notes on any of their assets and none of their capital stock will be pledged to secure the new notes. If any of our foreign subsidiaries or unrestricted domestic subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the new notes effectively would be subordinated to all of the existing and future liabilities of our foreign subsidiaries and our unrestricted domestic subsidiaries.

        Finally, the collateral agent's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the collateral agent's security interest in the collateral.

The indenture governing the notes and the instruments governing our other indebtedness, including our new revolving credit facility, impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

        The indenture governing the notes and our new revolving credit facility contains covenants that restrict our ability and the ability of our subsidiaries to take various actions, such as the ability to:

  •
  incur or guarantee additional indebtedness or issue certain preferred stock;

  •
  make capital expenditures, investments or acquisitions;

  •
  pay dividends, redeem subordinated indebtedness or make other specified restricted payments;

  •
  issue capital stock of our restricted subsidiaries;

  •
  create or incur liens;

  •
  transfer or sell assets, including capital stock of our restricted subsidiaries;

  •
  enter into certain transactions with our affiliates;

  •
  incur dividend or other payment restrictions affecting our restricted subsidiaries; and

  •
  consummate a merger, consolidate or sell all or substantially all of our assets.

        We urge you to read "Description of Certain Indebtedness—New Revolving Credit Facility" and "Description of the Notes—Certain Covenants" for further information about these covenants.

        Our ability to comply with these covenants can be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we cannot assure you that we will satisfy those requirements. A breach of any of these covenants, or failure to meet or maintain ratios or tests could result in a default under the new revolving credit facility and/or the indenture governing the notes. We cannot assure you that our assets would be sufficient to repay such amounts (including amounts due under the new notes) in full. We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain financial ratios or because of the limitations imposed on us by the restrictive covenants under these instruments. In addition, upon the occurrence of an event of default under the new revolving credit facility or the indenture governing the notes, the lenders could elect to declare all amounts outstanding under the new revolving credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full the indebtedness under our new revolving credit facility and the new notes.

We may be unable to repurchase the new notes upon a change of control.

        Upon the occurrence of specified kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, and additional interest, if any, to the date of repurchase.

        However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the new notes and the events that constitute a change of control under the indenture may also be events of default under the revolving credit facility. These events may permit the lenders under our revolving credit facility to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the new notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. If the indebtedness under the revolving credit facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the new notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the new notes.

        One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase "all or substantially all" will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of "all or substantially all" of our capital stock or assets has occurred, in which case, the ability of a holder of the new notes to obtain the benefit of an offer to repurchase all of a portion of the new notes held by such holder may be impaired.

A court could cancel the new guarantees under fraudulent conveyance laws or certain other circumstances.

        All of our present and future domestic restricted subsidiaries will guarantee the new notes. If, however, such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might void or cancel its guarantee. The court might do so if it found that, when the guarantor provided its new guarantee:

  •
  it received less than reasonably equivalent value or fair consideration for the new guarantee; and

  •
  either

  •
  was insolvent or was rendered insolvent by reason of such new guarantee,

  •
  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent transfer or conveyance statutes), or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied).

        The court might also void such new guarantee, without regard to the above factors, if it found that the subsidiary entered into its new guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

        A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its new guarantee unless it benefited directly or indirectly from the issuance of the new notes. If a court voided such new guarantee, you would no longer have a claim against such subsidiary or the benefit of the assets of such subsidiary constituting collateral that purportedly secured such new guarantee. In addition, the court might direct you to return any amounts already received from such subsidiary or from the proceeds of any such collateral. If the court were to void any new guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary or from any other source.

        The indenture states that the liability of each subsidiary on its new guarantee is limited to the maximum amount that the subsidiary can incur without risk that the new guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the new guarantees from a fraudulent conveyance attack or, if it does, that the new guarantees will be in amounts sufficient, if necessary, to pay obligations under the new notes when due.

The market price for the notes may be volatile.

        Future trading prices of the new notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the old notes for the new notes;

  •
  the interest of securities dealers in making a market for them; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the new notes.

Risks Relating to Our Business

Volatility in oil and gas prices and refining margins could reduce demand for our specialty pipe and tube products, which could cause our sales to decrease.

        Proceeds from the sale of specialty steel pipe, fittings and flanges to the oil and gas industry constitute a significant portion of our sales. As a result, we depend upon the oil and gas industry and its ability and willingness to make capital expenditures to explore for, develop and produce oil and gas and produce refined products. If these expenditures decline, our business will suffer. The industry's willingness to explore, develop, produce, and refine depends largely upon the availability of attractive drilling prospects and the prevailing view of future oil and gas prices. Many factors affect the supply and demand for oil and gas and therefore influence our product prices, including:

  •
  level of domestic and worldwide oil and natural gas production;

  •
  level of domestic and worldwide supplies of, and demand for, oil and natural gas;

  •
  expected cost of delivery new reserves;

  •
  availability of attractive oil and gas field which may be affected by governmental action, or environmental activists which may restrict drilling prospects;

  •
  changes in the cost or availability of transportation infrastructure;

  •
  level of drilling activity;

  •
  national, governmental and other political requirements, including the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and pricing;

  •
  impact of political instability or armed hostilities involving one or more oil and gas producing nations;

  •
  domestic and worldwide refinery overcapacity or undercapacity and utilization rates;

  •
  pricing and other actions taken by competitors that impact the market;

  •
  failure to successfully implement planned capital projects or to realize the benefits expected for those projects;

  •
  changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

  •
  aggregate refinery capacity to convert heavy sour crude oil into refined products;

  •
  cost of developing alternate energy sources;

  •
  domestic and foreign governmental reputations, especially environmental regulations, trade laws and tax policies; and

  •
  the overall domestic and foreign economic environment.

        Volatility in the oil and gas markets and general economic conditions could cause demand for our principal products to decrease, which would adversely affect our business, consolidated financial condition, results of operations and liquidity.

        Oil and gas, power and refined products prices have been and are expected to remain volatile. This volatility causes oil and gas companies, drilling contractors, power generators and utilities, MROs and refiners to change their strategies and expenditure levels. We have experienced in the past, and we may experience in the future, significant fluctuations in operating results based on these changes.

Supply of steel and the price we pay for steel pipe and components may fluctuate due to a number of factors beyond our control, which could adversely affect our operating results.

        We purchase large quantities of carbon and alloy steel pipe and components, which we sell to a variety of end-users and certain MRO distributors. The prices we pay for these products and the prices we charge for our products may change depending on many factors outside of our control, including general economic conditions (both domestic and international), competition, production levels, import duties and other trade restrictions, currency fluctuations and surcharges imposed by our suppliers. Prices for raw materials used in the production of steel have increased significantly in recent months due primarily to international demand. We seek to maintain our profit margin by attempting to increase the price of our products in response to increases in the prices we pay for our inventories. If, however, we are unable to pass on higher costs to our customers or if our supply of products is delayed or curtailed, this could have a material adverse effect on our business, financial condition, results of operations and liquidity. Alternatively, significant steel price decreases can have a material adverse effect on our business, financial condition, results of operation and liquidity if decreases in steel prices necessitate us to reduce product pricing, especially to the extent inventory has been purchased by us prior to the steel price decreases.

Our business is sensitive to economic downturns, which could cause our revenues to decrease.

        The demand for our products is dependent on the general economy, the oil and gas, processing and power generation industries and other factors. Downturns in the general economy or in the oil and gas, processing or power generation industries can cause demand for our products to materially decrease. The specialty pipe and tube market has experienced softness in recent years principally due to weak economic conditions in general and reduced spending on expansion and development projects by end-users. During 2003, we experienced a significant decline in sales and profitability, primarily as a result of a severely depressed power generation market and reduced spending in the processing and oil and gas industries, and an internal decision to liquidate inventory of certain low-margin products. In addition, if we are not adequately able to predict demand and if our inventories (or the inventories of manufacturers, other distributors or our customers) become excessive, there could be a material adverse effect on price levels for our products, the quantity of products sold by us and our revenues.

Significant competition from a number of companies could reduce our market share and have an adverse effect on our selling prices and sales volumes.

        We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We might be unable to compete successfully with respect to these or other factors. If we are unsuccessful, we could lose market share to our competitors. Moreover, actions by our competitors could have an adverse effect on our selling prices and sales volumes.

The development of alternatives to specialty pipe and component products distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

        Our customers could begin satisfying more of their product needs by purchasing directly from manufacturers, which could result in decreases in our sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and inventory stocking capabilities and sell more products directly to our customers. These or other actions that remove us from, or limit our role in, the distribution chain, may harm our competitive position in the specialty pipe and component products marketplace and reduce our sales and earnings.

Increases in customer, manufacturer and distributor inventory levels could reduce our sales and profit.

        Customer, manufacturer and distributor inventory levels of specialty pipe and component products can change significantly from period to period. Increases in our customers' inventory levels can have a direct adverse effect on the demand for these products when customers draw from inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and overall profitability.

        Increased inventory levels by manufacturers or other distributors can cause an oversupply of specialty products in our markets and reduce the prices that we are able to charge for our products. Reduced prices, in turn, would likely reduce our margins and overall profitability.

We rely on our information technology systems to manage numerous aspects of our business and customer and supplier relationships and a disruption of these systems could adversely affect our business.

        Our information technology (IT) system is an integral part of our business and growth strategies, and a serious disruption to our IT system could significantly limit our ability to manage and operate our business efficiently, which in turn could cause our business and competitive position to suffer and cause our results of operations to be reduced. We depend on our IT system to process orders, track credit risk and manage inventory and accounts receivable collections. Our IT system also allows us to efficiently purchase products from our suppliers and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. While we have contingency plans in place in case of an emergency, we cannot assure you that the plans will allow us to continue to operate at our current level of efficiency.

Loss of third-party transportation providers upon whom we depend or increases in fuel prices could increase our costs or cause a disruption in our operations.

        We depend upon third-party transportation providers for delivery of products to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, decreases in ship building or increases in fuel prices, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis.

Loss of key suppliers or reduced product availability could decrease our sales and earnings.

        For the year ended December 31, 2004, our 10 largest suppliers accounted for approximately 54% of our purchases and our single largest supplier accounted for approximately 11% of our purchases. The loss of any of these suppliers—or a reduction in purchases by us from these suppliers that results in the loss of volume discounts—could result in a decrease in our sales, operating results and earnings by decreasing the availability, or the increasing the prices, of products we distribute, which could limit our ability to satisfy our customers' product needs. Such reduced product availability could put us at a competitive disadvantage.

        In addition, particular products or product lines may not be available to us, or available in quantities sufficient to meet our customer demand. A substantial decrease in the availability of these products or product lines could result in a decrease in our sales, operating results and earnings as we might not be able to satisfy our customer's product needs. Such reduced product availability could put us at a competitive disadvantage.

Our ten largest customers account for a substantial portion of our sales and profits, and the loss of these customers could result in materially decreased sales and profits.

        Our top ten customers accounted for approximately 30% of our overall sales for the first quarter of fiscal 2005. While we generally have contracts with our major customers, these contracts generally may be discontinued with 30 days notice by either party, are not exclusive and do not require minimum levels of purchases. We may lose a customer for any number of reasons, including as a result of a merger or acquisition, contract expiration, the selection of another provider of specialty pipe and component products, business failure or bankruptcy, or our performance. We may not retain long-term relationships or secure renewals of short-term relationships with our major customers in the future. If we were to lose major customers, our revenues and profits would materially decrease.

We may need additional capital in the future and it may not be available on acceptable terms.

        We may require more capital in the future to:

  •
  fund our operations;

  •
  finance investments in equipment and infrastructure needed to maintain and expand our distribution capabilities;

  •
  enhance and expand the range of products we offer; and

  •
  respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

        We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness as our competitors may provide better maintained networks or offer an expanded range of services.

Risks generally associated with acquisitions, including identifying and integrating any future acquisitions.

        An important element of our growth strategy has been and is expected to continue to be the pursuit of acquisitions of other businesses that either expand or complement our existing product lines. We cannot assure you, however, that we will be able to identify additional acquisitions or that we would realize any anticipated benefits from such acquisitions. Integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers and potential adverse short-term effects on operating results. Acquired business may require a greater amount of capital, infrastructure or other spending than we anticipate. In addition, we may incur debt or issue securities to finance future acquisitions, which could adversely affect our ability to fulfill our obligations under the notes. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely impacted.

Disruptions in the political and economic conditions of the foreign countries in which we purchase and/or distribute our products could adversely affect our business.

        We distribute our products internationally, including to Western Europe, South America, Canada, Mexico and Asia and expect to expand our distribution into new regions. In addition, substantially all of our alloy products are imported from international markets such as Germany, Italy, South Korea or Japan and we also purchase a portion of our carbon products from abroad. International distribution increases our exposure to risks of war, terrorist attacks, local economic conditions, political disruption, civil disturbance and governmental policies that may:

  •
  disrupt our purchasing and/or distribution capabilities;

  •
  restrict the movement of funds or limit repatriation of profits;

  •
  lead to U.S. government or international sanctions; and

  •
  limit access to markets for periods of time.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

        Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. The departure of our executive officers could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us. See "Our Management."

We might be unable to employ and retain a sufficient number of sales and customer service personnel.

        Many of our customers require products that are complex, highly engineered and often must be able to perform in harsh conditions. We believe that our success depends upon our ability to employ and retain qualified sales and service personnel with the ability to understand our products and provide tailored product solutions to our customer base. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase and our growth potential could be impaired.

We are subject to environmental laws and regulations relating to hazardous materials, substances and waste used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

        Our operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. As with other companies engaged in like businesses, the nature of our operations expose us to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. We cannot assure you that material costs will not be incurred in connection with such liabilities or claims.

        Based on our company's experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations. We cannot predict, however, what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. Nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

We may not have adequate insurance for potential liabilities.

        Our specialty pipe and component products are sold primarily for use in the oil and gas, processing and power generation industries, which are subject to inherent risks that could result in death, personal injury, property damage, pollution or loss of production. In addition, defects in our specialty pipes and component products could result in death, personal injury, property damage, pollution or damage to equipment and facilities. Actual or claimed defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages. Our insurance may be inadequate or unavailable to protect us in the event of a claim or our insurance coverage may be canceled or otherwise terminated. We face the following additional risks under our insurance coverage:

  •
  we may not be able to continue to obtain insurance on commercially reasonable terms;

  •
  we may be faced with types of liabilities that will not be covered by our insurance, such as damages from environmental contamination or terrorist attacks;

  •
  the dollar amount of any liabilities may exceed our policy limits; and

  •
  we may incur losses from interruption of our business that exceed our insurance coverage.

        Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

We are subject to litigation risks that may not be covered by insurance.

        In the ordinary course of business, we become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have sold, and some relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

        We are party to a settlement agreement with one of our customers and one of our suppliers involving fittings that were alleged to not meet specifications. Under the terms of the settlement agreement, the supplier agreed to pay $1.0 million directly to our customer to be paid in partial payments to be completed on or before June 30, 2005. The supplier verbally informed us on or about January 24, 2005 that it was in default of certain provisions of that settlement agreement and was attempting to cure that default. On or about February 1, 2005, the supplier cured that default. However, if the supplier fails to make the future required payments required under the settlement agreement, which are approximately $0.3 million in the aggregate, we will be required to satisfy the obligation and would then seek payment from the supplier.

We are controlled by parties whose interests may not be aligned with yours.

        Following the completion of the Transactions, JCP beneficially owns approximately 81% of our outstanding voting stock on a fully-diluted basis. By virtue of its stock ownership and the terms of the securities holders agreement, JCP has significant influence over our management and has the ability to elect a majority of our board of directors and to determine the outcome of any other matter submitted to the stockholders for their approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations and the sale of all or substantially all of our assets. The interests of JCP may differ from your interests as a noteholder, and as such JCP may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of JCP might conflict with your interests as a noteholder. In addition, JCP may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance its equity investment, even though such transactions might involve risks to you as a holder of the notes.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

  •
  our substantial leverage;

  •
  volatility in the oil and gas, processing and power generation industries that we serve;

  •
  oil and gas drilling activities in North America;

  •
  steel price volatility;

  •
  general economic conditions and construction activity in North America;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  domestic and foreign competitive pressures;

  •
  fluctuations in industry-wide inventory levels;

  •
  fluctuations in currency exchange rates;

  •
  asserted and unasserted claims against us;

  •
  compliance with laws and regulations, including those relating to environmental matters;

  •
  technological changes; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        We believe the forward looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward looking statement. Further, forward looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange the old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        The net proceeds from offering of the old notes, which was completed on February 1, 2005, after deducting estimated commissions, fees and expenses was approximately $98.3 million, which, together with equity contributions from funds managed by JCP and certain members of our management and borrowings under our new revolving credit facility, was used to finance the acquisition of our company and to the pay fees, expenses and commissions related to the Transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

CAPITALIZATION

        The following table sets forth our actual cash and cash equivalents and capitalization as of March 31, 2005. The information in this table should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical unaudited consolidated financial statements and related notes contained elsewhere in this prospectus.

As of March 31, 2005
(dollars in thousands)
Cash and cash equivalents	$522

Debt:
New revolving credit facility(1)	7,813
9 7/8% senior secured notes	105,000
Other debt(2)	21

Total debt, including current portion	112,834
Shareholders' equity(3)
Class A common stock, $.01 par value per share. 5,000,000 shares are authorized and 2,681,564 shares are issued and outstanding	27
Class B common stock, $.01 par value per share. No shares are authorized, issued and outstanding.	—
Paid-in capital	24,254
Series A cumulative compounding preferred stock, $.01 par value per share. 40,000 shares are authorized and designated and 21,600 shares issued and outstanding	301
Unearned stock-based compensation	(277)
Accumulated earnings	1,419

Total shareholders' equity (deficit)(4)	25,724

Total capitalization	$138,558

(1)
The new revolving credit facility provides for borrowings of up to $20.0 million. See "Description of Certain Indebtedness—New Revolving Credit Facility." We borrowed approximately $2.7 million under the new revolving credit facility in connection with the Transactions.

(2)
At March 31, 2005, other debt included term debt payable to an equipment financing entity.

(3)
See "Security Ownership of Certain Beneficial Owners and Management—Common Stock" and "—Preferred Stock" for a description of our common stock and Series A preferred stock issued and outstanding following the completion of the Transactions.

(4)
In connection with the acquisition, funds managed by JCP, our equity sponsor, made an equity investment in Edgen Acquisition Corporation of approximately $21.6 million in cash and certain members of our management made an equity investment in Edgen Acquisition Corporation of approximately $2.4 million in cash. The aggregate $24.0 million equity investment is reflected in our shareholders' equity as common stock, Series A preferred stock and additional paid-in capital.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth (i) our selected financial data for the fiscal years ended December 31 for each of 2004, 2003, 2002, 2001 and 2000 and (ii) our unaudited interim financial data for the period February 1, 2005 to March 31, 2005 (Successor), the period January 1, 2005 to January 31, 2005 (Predecessor), and the three months ended March 31, 2004 (Predecessor). Simultaneously with Edgen Acquisition Corporation's acquisition of all of the outstanding capital stock of Edgen Corporation and the other Transactions, on February 1, 2005, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger. In the Selected Historical Consolidated Financial Data, "Successor" refers to Edgen Corporation following the merger. "Predecessor" refers to Edgen Corporation prior to the merger. The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005.

        The selected statement of operations and balance sheet data for the fiscal years ended 2004, 2003, 2002, 2001 and 2000 fiscal years have been derived from our audited consolidated historical financial statements. The selected balance sheet data as of March 31, 2005 and the statement of operations data for the period February 1, 2005 to March 31, 2005 (Successor), the period January 1, 2005 to January 31, 2005 (Predecessor), and the three months ended March 31, 2004 (Predecessor) have been derived from our unaudited condensed consolidated historical financial statements. The selected data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in this prospectus.

	Successor	Predecessor
				Fiscal Year Ended December 31,
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005	Three Months Ended March 31, 2004
				2004	2003	2002	2001	2000
	(dollars in thousands)
Statement of Operations Data:
Sales	$45,895	$18,945	$42,831	$207,821	$147,025	$212,312	$173,044	$138,904
Cost of sales	35,799	14,153	33,543	155,357	121,146	168,368	133,099	109,566

Gross profit	10,096	4,792	9,288	52,464	25,879	43,944	39,945	29,338
Income (loss) from operations	4,658	(9,773)	2,671	18,055	(5,717)	14,621	13,161	6,355
Income (loss) from continuing operations before taxes	2,730	(10,156)	1,968	12,998	(8,665)	11,573	8,081	360
Income tax expense (benefit) from continuing operations	1,010	(1,916)	789	(3,211)	(4,195)	1,385	3,254	415
Income (loss) from continuing operations	1,720	(8,240)	1,179	16,209	(4,470)	10,188	4,827	(55)
Loss from discontinued operations before taxes	—	—	—	—	(348)	(4,469)	(3,807)	(633)
Income tax benefit from discontinued operations	—	—	—	—	159	1,760	1,523	234

Income (loss) before cumulative effect of change in accounting principle	1,720	(8,240)	1,179	16,209	(4,659)	7,479	2,543	(454)
Cumulative effect of change in accounting principle	—	—	—	—	—	(39,414)	—	—

Net income (loss)	1,720	(8,240)	1,179	16,209	(4,659)	(31,935)	2,543	(454)
Preferred dividend requirement	301	190	551	(2,206)	(2,212)	(2,236)	(2,236)	(2,236)

Net income (loss) applicable to common shareholders	$1,419	$(8,430)	$628	$14,003	$(6,871)	$(34,171)	$307	$(2,690)

Other Financial Data:
EBITDA(1)	$5,143	$(9,622)	$3,288	$20,561	$(3,542)	$16,347	$16,031	$9,002
Depreciation and amortization	478	201	597	2,400	2,001	1,672	2,760	2,773
Capital expenditures	93	4	108	1,112	2,499	2,369	2,070	2,952
Net cash provided by (used in):
Cash flows—operating activities	(10,446)	4,249	(3,578)	5,849	24,738	(1,770)	23,325	(17,113)
Cash flows—investing activities	(118,701)	(1)	(108)	(1,036)	(3,115)	(10,214)	(2,901)	(6,509)
Cash flows—financing activities	129,669	(1,447)	4,346	(7,803)	(18,499)	11,401	(21,389)	24,598
Ratio of earnings to fixed charges(2)	2.28x	—	2.87x	2.88x	—	3.05x	1.90x	1.04x
	Successor	Predecessor
	As of		As of December 31,
	March 31, 2005	March 31, 2004	2004	2003	2002	2001	2000
Balance Sheet Data:
Cash	$522	$311	$134	$3,125	$—	$583	$1,547
Net property, plant, and equipment	11,727	11,194	10,423	11,668	11,065	10,417	11,636
Total assets	172,657	107,718	119,753	105,560	121,650	148,718	162,428
Long-term debt	112,834	55,169	47,883	50,973	65,206	57,170	83,071
Total shareholders' equity (deficit)	25,724	(29,565)	(11,754)	(25,533)	(18,523)	15,648	15,341

(1)
We define EBITDA as net income (loss) before cumulative effect of change in accounting principle, discontinued operations, net of income tax benefit, net interest expense, income taxes, and depreciation and amortization. We use EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses, and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective investors in the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA is not a complete net cash flow measure or measure of liquidity because EBITDA does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is a potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a measure of profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

  Set forth below is a reconciliation of net income (loss) to EBITDA for the periods presented.

	Successor	Predecessor
				Fiscal Year Ended December 31,
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005	Three Months Ended March 31, 2004
				2004	2003	2002	2001	2000
	(dollars in thousands)
Net income (loss)	$1,720	$(8,240)	$1,179	$16,209	$(4,659)	$(31,935)	$2,543	$(454)
Cumulative effect of change in accounting principle	—	—	—	—	—	39,414	—	—
Discontinued operations, net of income tax benefit	—	—	—	—	189	2,709	2,284	399
Income tax (benefit) expense	1,010	(1,916)	789	(3,211)	(4,195)	1,385	3,254	415
Interest expense, net	1,935	333	723	5,163	3,122	3,102	5,190	5,869
Depreciation and amortization	478	201	597	2,400	2,001	1,672	2,760	2,773

EBITDA	$5,143	$(9,622)	$3,288	$20,561	$(3,542)	$16,347	$16,031	$9,002

(2)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax earnings from continuing operations, plus fixed charges, less preferred dividends. Fixed charges consist of interest expense, amortization of capitalized expenses related to indebtedness, and preferred dividends.

For the year ended December 31, 2003 and the period January 1, 2005 to January 31, 2005, earnings were not sufficient to cover fixed charges. For the year ended December 31, 2003 and the period January 1, 2005 to January 31, 2005, the deficiency was $8,665 and $10,156, respectively.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Transactions on our historical results of operations. We have derived the historical consolidated financial data for the year ended December 31, 2004 from our audited consolidated financial statements and related notes for such year included elsewhere in this prospectus. We have derived the historical consolidated financial data for the period February 1, 2005 to March 31, 2005 (Successor), the period January 1, 2005 to January 31, 2005 (Predecessor) and the three months ended March 31, 2004 (Predecessor) from the interim unaudited condensed consolidated financial statements included elsewhere in this prospectus.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004 and the combined three months ended March 31, 2005 assumes that the Transactions took place on January 1, 2004. The information presented in the unaudited pro forma condensed combined financial statements is not necessarily indicative of our results of operations that would have occurred if the Transactions had been consummated as of the date indicated, nor should it be construed as being a representation of our future financial position or results of operations.

        The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable under the circumstances. The acquisition of Edgen Corporation by Edgen Acquisition Corporation was accounted for using the purchase method of accounting and the resulting assets acquired and liabilities assumed have been reflected at their estimated fair market values at the date of acquisition. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Statement Of Operations
For the Year Ended December 31, 2004
(dollars in thousands)

	Historical Edgen Corporation	Pro Forma Adjustments		Pro Forma Combined
SALES	$207,820	$—		$207,820
COST OF SALES	155,357	—		155,357

Gross profit	52,463	—		52,463
OPERATING EXPENSES:
Yard and shop expense	4,592	—		4,592
Selling, general, and administrative expense	27,416	(676	)(1)	26,768
		28	(2)
Depreciation and amortization expense	2,400	52	(3)	2,452

Total operating expenses	34,408	(596)		33,812

INCOME FROM OPERATIONS	18,055	596		18,651
OTHER INCOME (EXPENSE):
Other income	106	—		106
Interest expense	(5,163)	(6,466	)(4)	(11,629)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	12,998	(5,870)		7,128
INCOME TAX BENEFIT	(3,211)	(2,153	)(5)	(5,364)

INCOME FROM CONTINUING OPERATIONS	16,209	(3,717)		12,492
PREFERRED DIVIDEND REQUIREMENT	(2,206)	2,206	(6)	—
		(1,836	)(7)	(1,836)

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$14,003	$(3,347)		$10,656

Unaudited Pro Forma Condensed Combined Statement Of Operations
For the Period February 1, 2005 to March 31, 2005 (Successor)
and the Period January 1, 2005 to January 31, 2005 (Predecessor)
(dollars in thousands)

	Successor	Predecessor
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005			Combined
			Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2005
SALES	$45,895	$18,945	$—		$64,840
COST OF SALES	35,799	14,153	162	(1)	50,114

Gross profit	10,096	4,792	(162)		14,726
OPERATING EXPENSES:
Yard and shop expense	769	390	—		1,159
Selling, general, and administrative expense	4,191	13,974	(150 2	)(2) (3)	18,017
Depreciation and amortization expense	478	201	4	(4)	683

Total operating expenses	5,438	14,565	(144)		19,859

INCOME FROM OPERATIONS	4,658	(9,773)	(18)		(5,133)
OTHER INCOME (EXPENSE):
Other income (expense)	7	(50)	—		(43)
Interest expense	(1,935)	(333)	(639	)(5)	(2,907)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	2,730	(10,156)	(657)		(8,083)
INCOME TAX EXPENSE (BENEFIT)	1,010	(1,916)	(243	)(6)	(1,149)

NET INCOME (LOSS)	1,720	(8,240)	(414)		(6,934)
PREFERRED DIVIDEND REQUIREMENT	(301)	(190)	190 (150	(7) )(8)	(451)

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$1,419	$(8,430)	$(374)		$(7,385)

Notes To Unaudited Pro Forma Condensed Combined Statements Of Operations
(in thousands, except share and per share amounts)

(1)
Represents the impact of additional cost of sales related to the increase in the value of inventory at the acquisition date so as to properly state inventory at fair value.

(2)
Reflects the elimination of certain annual management and directors fees paid prior to the Transactions.

(3)
Reflects the amortization of unearned compensation in connection with the issuance of 281,564 shares of restricted common stock on February 2, 2005 to certain members of our management group. Of the 281,564 shares issued, 140,782 vest in equal amounts over five years. The unearned compensation associated with these restricted shares, which had a total value of $141 on the date of grant is being expensed over the five year vesting period. The remaining shares vest only if certain performance targets are met. For pro forma purposes, none of these performance based shares are considered to have vested.

(4)
Represents additional depreciation expense on the increase in property and equipment. The increase in property and equipment is the result of the allocation of a portion of the purchase price in excess of the net book value of the assets acquired so as to properly state the assets at fair value.

(5)
Reflects (i) the elimination of historical interest expense on debt retired and (ii) interest expense on debt issued in connection with the Transactions at rates assumed to be in effect at the time of the Transactions, as follows:

	Period January 1, 2005 to January 31, 2005	Fiscal Year Ended December 31, 2004
Elimination of historical interest expense	$(333)	$(5,163)
Interest on the old notes at 9 7/8%	864	10,369
Interest on the new revolving credit facility(a)	9	70
Amortization of debt issue costs	99	1,190

Total	$639	$6,466

  (a)
  For purposes of calculating interest on the new revolving credit facility, LIBOR is assumed to be 2.50% and 1.12% for each period, respectively. Each one-eighth percent change in the interest rate would not have a material change in the assumed pro forma interest expense.

(6)
Reflects the tax effect of the pro forma adjustments to income at our statutory rate (37%) for the periods presented.

(7)
Reflects the elimination of dividends on our mandatorily redeemable preferred stock, which was retired in connection with the Transactions.

(8)
Represents dividends on 21,600 shares of Series A 8 1/2% cumulative compounding preferred stock, $0.01 par value, issued to our shareholders as a result of the Transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

  Background

        We are a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products we distribute are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. We operate in 16 locations, including 15 in the United States, and one in Canada. We also conduct European operations through an exclusive full-time sales agent in Scotland. Thirteen of our locations stock inventory for quick turnaround to our customers. Our inventory generally consists of non-commodity products that we distribute to over 2,000 customers worldwide. We offer our customers significant breadth in our product offering and consistently provide products that may not otherwise be available on a quick-response basis in quantities that are usable by customers. The depth and breadth of our inventory positions us as a leading distributor of difficult-to-find, specialty products.

        We were founded in 1983 as Thomas Pipe and Steel, Inc. and were acquired in 1996 by an investor group. Since 1996 we have grown significantly from one location to our current 16 locations through six add-on acquisitions and three greenfield start-up locations. Until 2003, the companies we acquired were not fully integrated with respect to management, business strategy, sales force coordination, marketing, inventory management, information systems and brand consolidation. Also, during 2003, we experienced a significant decline in sales and profitability, primarily as a result of a severely depressed power generation market, reduced spending in the processing and oil and gas industries, and an internal decision to liquidate inventory of certain low-margin products. In 2003 management focused on addressing operating issues and identifying growth opportunities, and we implemented new operating initiatives to integrate our acquired businesses, streamline our operating structure, cut costs, focus on specialty products and enhance sales and marketing.

  Predecessor and Successor

        On December 31, 2004, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, entered into a stock purchase agreement with Edgen Corporation and the stockholders of Edgen Corporation to purchase all of the outstanding capital stock of Edgen Corporation from its then existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of the old notes as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

        Concurrently with the acquisition and the offering and issuance of the old notes, Edgen Corporation also entered into a new $20.0 million senior secured revolving credit facility, which we refer to as the new revolving credit facility, and borrowed $2.7 million in loans thereunder.

        Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger and became liable for all obligations under the old notes and borrowings under the new revolving credit facility. We refer to the acquisition of Edgen Corporation, the offering and issuance of the old notes, the equity investment, the related financing transactions and the merger collectively as the "Transactions." Edgen Corporation following the merger is referred to as the "Successor." Edgen Corporation prior to the merger is referred to as the "Predecessor."

        In accordance with GAAP, we have separated our historical financial results for the Predecessor and the Successor. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of the Predecessor. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, at the time of the acquisition of the Predecessor, we experienced changes in our business as a result of the other Transactions, which were consummated simultaneously with the acquisition of the Predecessor. There have been no material changes to the operations or customer relationships of our business as a result of the acquisition of the Predecessor.

        In evaluating our results of operations and financial performance, our management has used combined results for the three months ended March 31, 2005 as a single measurement period. Due to the Transactions, we believe that comparisons between the three months ended March 31, 2004 and either the Predecessor's results for the period from January 1, 2005 to January 31, 2005 or the Successor's results for the period from February 1, 2005 to March 31, 2005 may impede the ability of users of our financial information to understand our operating and cash flow performance.

        Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the three month period ended March 31, 2005. This combined presentation for the three month period ended March 31, 2005 simply represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2005 to January 31, 2005 and the results of operations of the Successor for the period from February 1, 2005 to March 31, 2005. The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005. We believe the combined presentation provides relevant information for investors. These combined results, however, are not intended to represent what our operating results would have been had the Transactions occurred at the beginning of the period. A reconciliation showing the mathematical combination of our operating results for such periods is included below under "—Results of Operations."

  Operating Segments

        We have two operating segments—our alloy products group and our carbon products group. Our alloy products group primarily distributes alloy based specialty pipes, fittings and flanges that are principally used in high-pressure, extreme temperature and high-corrosion applications in the process and power generation industries. Our carbon products group primarily distributes prime carbon specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile applications in the oil and gas, offshore construction and mining industries.

  Revenue Sources

        Total Sales.    We generate substantially all of our total revenues from the sale of our products. Our carbon products group accounts for the most significant portion of our total sales and our alloy products group accounts for the remainder. For the combined three months ended March 31, 2005 and the three months ended March 31, 2004, approximately 28.1% and 28.8%, respectively, of our total sales were attributable to the alloy products group and approximately 71.9% and 71.2%, respectively, of our total sales were attributable to the carbon products group. For the fiscal year ended December 31, 2004 (fiscal 2004), and for the fiscal year ended December 31, 2003 (fiscal 2003), approximately 25.1% and 27.9%, respectively, of our total sales were attributable to the alloy products group and approximately 74.9% and 72.1%, respectively, to the carbon products group. We recognize revenue on products sales when products are shipped and the customer takes title and assumes risk of loss. Shipping and handling costs incurred are included as a component of cost of goods sold.

        The products we sell are used principally in maintenance and repair projects, expansions of infrastructure and development projects. Over the last two years most of the products sold by us have been used in maintenance and repair applications because there have been relatively few new installations in our end-use markets. We fill large orders for new installations or expansions of infrastructure that sometimes exceed $1.0 million in value but the majority of our product sales orders are smaller, maintenance-related orders. In the processing and power generation markets, and in smaller oil and gas projects, the variety and non-standard nature of the products necessitate procurement from distributors like us. New pipeline construction projects, however, usually require large quantities of custom specialty steel pipe and are typically obtained directly from the manufacturer due to long lead times and large order quantities. For the year ended December 31, 2004:

  •
  approximately 89% of our product orders were for less than $10,000 per order, which in the aggregate represented approximately 21% of our consolidated sales;

  •
  approximately 11% of our product orders ranged from $10,000 to $500,000 per order, which in the aggregate represented approximately 64% of our consolidated sales; and

  •
  approximately one-tenth of one percent of our product orders were for more than $500,000 per order, which in the aggregate represented approximately 15% of our consolidated sales.

        For a discussion of the impact of seasonality on our product sales, see "Seasonality" below.

        Alloy Products Group Segment.    The alloy products we sell are principally used in high-pressure, extreme temperature and high-corrosion applications, such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Substantially all of our alloy products are imported from international markets such as Germany, Italy, South Korea or Japan. Alloy pipe and components are more expensive and generally have higher margins than carbon pipe and components.

        Carbon Products Group Segment.    The carbon products we sell are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the off-shore drilling and production segment of the oil and gas industry. We purchase our carbon products from both domestic and international manufacturers. A substantial majority of our total sales represents sales of our carbon products.

        Sales in our alloy product groups segment and our carbon products group segment are primarily driven by the following factors:

  •
  changes in oil and natural gas markets;

  •
  refining industry margins;

  •
  demand for electrical power and the use of fuel for power generation;

  •
  worldwide demand for chemicals and refined products in the processing industry; and

  •
  the level of spending for construction projects in the oil and gas, processing and power generation industries.

  Principal Costs and Expenses

        Our largest expense is the cost to purchase the products we distribute, which is included in cost of goods sold. We buy and pay for most of our products on standard commercial terms (e.g., payment typically due within 30 to 60 days). For the combined three months ended March 31, 2005 and the three months ended March 31, 2004, cost of goods sold was $50.0 million and $33.5 million, respectively. For fiscal 2004, and for fiscal 2003, our cost of goods sold was approximately $155.4 million and $121.1 million, respectively. Our operating expenses consists principally of selling, general and administrative expense, and yard and shop expense. For the combined three months ended March 31, 2005 and the three months ended March 31, 2004, our operating expenses were approximately $20.0 million and $6.6 million, respectively. For fiscal 2004 and for fiscal 2003, our operating expenses were approximately $34.4 million and $31.6 million, respectively.

  Principal Cash Flows

        We generate cash primarily from our operating activities, and historically we have used cash flows from operating activities, if positive, and our revolving credit facility as the primary sources of funds to purchase our inventory, fund working capital and capital expenditures, and make acquisitions.

  Principal External Factors that Affect our Business

        We are subject to a number of external factors that may adversely affect our businesses. These factors, which are discussed below and under the headings "Forward-Looking Statements," "Risk Factors" and "Business" and elsewhere in this prospectus, include:

  •
  Oil and gas price volatility.  Proceeds from the sale of specialty steel pipe, fittings and flanges to the oil and gas industry constitute a significant portion of our sales. As a result, we depend upon the oil and gas industry and its ability and willingness to make capital expenditures to explore for, develop and produce oil and gas and refined products. If these expenditures decline, our business will suffer.

  •
  Fluctuations in steel prices.  Fluctuations in steel prices can lead to volatility in the pricing of our products, which can influence the buying patterns of our customers and have a negative impact on our results of operations.

  •
  Economic downturns.  The demand for our products is dependent on the general economy, the oil and gas, processing and power generation industries and other factors. Downturns in the general economy or in the oil and gas, processing or power generation industries can cause demand for our products to materially decrease. During 2003, we experienced a significant decline in sales and profitability, primarily as a result of a severely depressed power generation market and reduced spending in the processing and oil and gas industries, and an internal decision to liquidate inventory of certain low-margin products.

  •
  Decreases in demand for energy and electrical power.  Reduced demand for energy and electrical power would reduce demand for our products, which depending on the level of reduced demand, could have a material adverse effect on our results of operations.

  •
  Increases in customer, manufacturer and distributor inventory levels of specialty pipe and component products.  Customer, manufacturer and distributor inventory levels of specialty pipe and component products can change significantly from period to period. Increases in our customers'

    inventory levels can have a direct adverse effect on the demand for our products when customers draw from inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and overall profitability. Increased inventory levels by manufacturers or other distributors can cause an oversupply of specialty products in our markets and reduce the prices that we are able to charge for our products. Reduced prices, in turn, would likely reduce our margins and overall profitability.

        We believe that our focus on the maintenance and repair market and the diversity of our product offerings, customer base and geographic markets tempers the effects to us of downturns in a particular market. We continue to:

  •
  implement business development initiatives;

  •
  expand our international presence;

  •
  optimize our purchasing and inventory levels; and

  •
  pursue accretive strategic acquisitions, with a view to:

  •
  expanding our geographical reach to attract new customers and more effectively service existing customers; and

  •
  realizing cost synergies while growing sales and earnings.

Critical Accounting Policies; Use of Estimates

        The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different circumstances or conditions. If actual amounts are ultimately different from these estimates, the revisions are included in our results of operations for the period in which the actual amounts become known.

        We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in preparing our consolidated financial statements. (See note 1 of the notes to consolidated financial statements for a summary of our significant accounting policies.) There have been no material changes made to our critical accounting policies and estimates during the periods presented in our consolidated financial statements, except as noted below under "—Income Tax Expense Estimates and Policies."

  Accounts Receivable

        We maintain an allowance for doubtful accounts to reflect our estimate of the uncollectibility of accounts receivable. Concentration of credit risk with respect to trade accounts is within several industries and is limited because of our broad customer base. We perform ongoing credit evaluations of customers and set credit limits based upon reviews of customers' current credit information and payment histories. We monitor customer payments and maintain a provision for estimated uncollectible accounts based on historical experience and specific customer collection issues that we have identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. The rate of future credit losses may not be similar to past experience.

        We record the effect of any necessary adjustments prior to the publication of our consolidated financial statements. We consider all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts. Adjustments made with respect to the allowance for doubtful accounts often relate to improved information not previously available. Uncertainties with respect to the allowance for doubtful accounts are inherent in the preparation of financial statements.

  Inventories

        We state our inventories at the lower of cost or market. We account for our inventories using the weighted average cost method of accounting. We maintain allowances for damaged, slow-moving and unmarketable inventory to reflect the difference between the cost of the inventory and the estimated market value. We regularly review our inventory on hand and update our allowances based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand and may require higher inventory allowances. Uncertainties with respect to the inventory valuation are inherent in the preparation of financial statements.

  Goodwill and Intangible Assets

        In assessing the recoverability of our goodwill and other intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. Effective January 1, 2002, we adopted SFAS No. 142 and have performed impairment testing in accordance with the Statement. We estimate future cash flows at the reporting unit level. A key assumption that we make is that our business will grow at approximately 10% per year, adjusted for the current economic outlook. If these estimates or their related assumptions change in the future, we may be required to record impairment charges not previously recorded for these assets.

  Income Tax Expense Estimates and Policies.

        As part of the income tax provision process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe the recovery is not likely, we must establish a valuation allowance. Further, to the extent that we establish a valuation allowance or increase this allowance in a financial accounting period, we must include a tax provision, or reduce our tax benefit in our consolidated statement of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        We recorded a valuation allowance in 2002 against a portion of deferred tax assets because management believed that the deferred tax assets related to goodwill impairment (see notes 5 and 9 to our consolidated financial statements included elsewhere herein) would not more than likely be realized in full through future operating results and the reversal of taxable timing differences. Based on operating results for fiscal 2004 and projected operating results for fiscal 2005 and 2006, management believes this no longer to be the case and this valuation allowance was reversed as of December 31, 2004. This resulted in an increase in the deferred tax asset and a related decrease in income tax expense of $7.1 million.

        There are various factors that may cause our tax assumptions to change in the near term, and we may have to record a valuation allowance against our deferred tax assets. We cannot predict whether future U.S. federal and state income tax laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes to the U.S.

federal and state income tax laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when new legislation and regulations are enacted.

Results of Operations

        The following table provides our statements of operations and our sales to international customers and our sales, operating profits and gross margins as a percentage of sales for our operating segments. The table shows the segments as they are reported to management, and they are consistent with the segmented reporting in note 14 to our audited consolidated financial statements included elsewhere in this document. The period-to-period comparisons of financial results are not necessarily indicative of future results, or in the case of the interim periods, results for a full year.

					Fiscal Year Ended December 31,
			Non-GAAP Combined
	Successor	Predecessor		Predecessor
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	2004	2003	2002
	(in thousands, except percentages)
SALES	$45,895	$18,945	$64,840	$42,831	$207,821	$147,025	$212,312
COST OF SALES	35,799	14,153	$49,952	33,543	155,357	121,146	168,368

Gross Profit	10,096	4,792	14,888	9,288	52,464	25,879	43,944
OPERATING EXPENSES:
Yard and shop expense	769	390	1,159	970	4,592	4,013	4,596
Selling, general, and administrative expense	4,191	13,974	18,165	5,051	27,417	25,582	23,055
Depreciation and amortization expense	478	201	679	597	2,400	2,001	1,672

Total operating expenses	5,438	14,565	20,003	6,618	34,408	31,596	29,323
INCOME (LOSS) FROM OPERATIONS	4,658	(9,773)	(5,115)	2,670	18,055	(5,717)	14,621
OTHER INCOME (EXPENSE)
Other income (expense)	7	(50)	(43)	20	106	174	54
Interest expense	(1,935)	(333)	(2,268)	(723)	(5,163)	(3,122)	(3,102)

	(1,928)	(383)	(2,311)	(703)	(5,057)	(2,948)	(3,041)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	2,730	(10,156)	(7,426)	1,967	12,998	(8,665)	11,573
INCOME TAX EXPENSE (BENEFIT)	1,010	(1,916)	(906)	788	(3,211)	(4,195)	1,385

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,720	(8,240)	(6,520)	1,179	16,209	(4,470)	10,188
DISCONTINUED OPERATIONS	—	—	—	—	—	(189)	(2,709)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	1,720	(8,240)	(6,520)	1,179	16,209	(4,659)	7,479
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	—	—	—	(39,414)

NET INCOME (LOSS)	1,720	(8,240)	(6,520)	1,179	16,209	(4,659)	(31,935)
PREFERRED DIVIDEND REQUIREMENT	(301)	(190)	(491)	(551)	(2,206)	(2,212)	(2,236)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$1,419	$(8,430)	$(7,011)	$628	$14,003	$(6,871)	$(34,171)

Sales to International Customers	$6,577	$1,897	$8,474	$2,803	$16,864	$3,900	$1,773

Segment Sales
Alloy Products	$14,009	$4,214	$18,223	$12,352	$52,252	$41,011	$77,409
Carbon Products	31,886	14,731	46,617	30,479	155,569	106,014	134,903

Total	$45,895	$18,945	$64,840	42,831	$207,821	$147,025	$212,312

Segment Operating Profits (Losses)
Alloy Products	$2,231	$960	$3,191	$1,662	$5,309	$1,435	$11,788
Carbon Products	3,696	1,980	5,676	2,886	21,844	1,627	9,118
General Corporate	(1,269)	(12,713)	(13,982)	(1,878)	(9,098)	(8,779)	(6,285)

Operating profits (Losses)	$4,658	$(9,773)	$(5,115)	$2,670	$18,055	$(5,717)	$14,621

Segment Gross Margins as a Percentage of Segment Sales
Alloy Products	29.0%	41.3%	31.8%	28.6%	30.6%	25.1%	28.0%
Carbon Products	18.9%	20.7%	19.5%	18.9%	23.5%	14.7%	16.5%
Total operations	22.0%	25.3%	23.0%	21.7%	25.2%	17.6%	20.7%
Segment Operating Profits (Losses) as a Percentage of Segment Sales
Alloy Products	15.9%	22.8%	17.5%	13.5%	10.2%	3.5%	15.2%
Carbon Products	11.6%	13.4%	12.2%	9.5%	14.0%	1.5%	6.8%
Total operations	10.1%	(51.6)%	(7.9)%	6.2%	8.7%	(3.9)%	6.9%
Net cash provided by (used in):
Cash flows—operating activities	$(10,446)	$4,249	$(6,197)	$(3,578)	$5,849	$24,738	$(1,770)
Cash flows—investing activities	(118,701)	(1)	(118,702)	(108)	(1,036)	(3,115)	(10,214)
Cash flows—financing activities	129,669	(1,477)	128,192	4,346	(7,803)	(18,499)	11,401

        As used under this "Results of Operations" section the terms listed below have the following meanings:

        Sales.    Our sales represent revenues from product sales to third parties net of returns and allowances.

        Segment Operating Profits.    Our segment operating profits are our revenues minus cost of sales and operating expenses (such as yard and shop expenses) and depreciation and amortization, excluding general corporate expenses and interest expense.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses include sales and administrative employee compensation and benefit costs, as well as travel expenses for sales representatives, information technology infrastructure and communication costs, office rent and supplies, professional services, management fees and other general corporate expenses.

        Yard and Shop Expenses.    Our yard and shop expenses include costs for warehouse personnel and benefits, supplies, equipment maintenance and rental and contract storage.

        Gross Margin.    Our gross margin is equal to our sales minus cost of goods sold expressed as a percentage of sales. The primary components of our cost of goods sold are product costs, freight out and freight in and outsourced services to make the product ready for sale.

Combined Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

  Sales

Reporting Segment	Non-GAAP Combined Three Months Ended March 31, 2005 Sales	Three Months Ended March 31, 2004 Sales	% Increase (Decrease)
		(dollars in thousands)
Alloy Products	$18,223	$12,352	47.5%
Carbon Products	46,617	30,479	52.9%

Total	$64,840	$42,831	51.4%

        Overall.    For the combined three months ended March 31, 2005, our consolidated sales increased $22.0 million, or 51.4%, to $64.8 million as compared to the three months ended March 31, 2004. This increase in overall sales was primarily the result of commodity price increases, increased sales volume of our higher-margin alloy products, changes in our product mix, and emphasis on international growth. The worldwide demand for iron ore, nickel, chrome and copper positively impacted pipe and component prices and has continued to positively impact our sales and gross margins. Overall sales order backlog grew from $36.7 million at December 31, 2004 to $48.8 million at March 31, 2005.

        Alloy Products.    For the combined three months ended March 31, 2005, our alloy products sales increased $5.9 million or 47.5% to $18.2 million. The increase was primarily the result of increased sales of our alloy products for use in processing and petrochemical industries as well as our international business development efforts. Alloy products sales order backlog decreased slightly from $18.5 million at December 31, 2004 to $15.5 million at March 31, 2005.

        Carbon Products.    For the combined three months ended March 31, 2005, our carbon products sales increased $16.1 million or 52.9% to $46.6 million. This increase was primarily the result of higher sales prices, increased sales to the oil and gas industry and of our international business development efforts. Carbon products sales order backlog grew from $18.2 million at December 31, 2004 to $33.3 million at March 31, 2005.

  Gross Profit

Reporting Segment	Non-GAAP Combined Three Months Ended March 31, 2005 Gross Profit	Three Months Ended March 31, 2004 Gross Profit	% Increase (Decrease)
		(dollars in thousands)
Alloy Products	$5,799	$3,538	63.9%
Carbon Products	9,089	5,750	58.1%

Total	$14,888	$9,288	60.3%

Reporting Segment	Non-GAAP Combined Three Months Ended March 31, 2005 Gross Profit Margin	Three Months Ended March 31, 2004 Gross Profit Margin
Alloy Products	31.8%	28.6%
Carbon Products	19.5%	18.9%

Total	23.0%	21.7%

        Overall.    Our consolidated gross profit for the combined three months ended March 31, 2005 was $14.9 million, an increase of $5.6 million, or 60.3%, from the three months ended March 31, 2004. Our overall gross profit margin (gross profit as a percentage of sales) for the combined three months ended March 31, 2005 increased to 23.0% as compared to 21.7% in the three months ended March 31, 2004. The improvement in gross profit margin is due to an increase in selling prices for our products, a change in the mix of products sold, and increased sales of our higher gross margin alloy products. The gross profit for the combined three months ended March 31, 2005 was negatively impacted by $0.7 million related to a purchase price allocation adjustment that increased the value of our inventory as of the acquisition date and that will continue to impact gross profit margins until all of the inventory is sold. We cannot predict the exact timing of these inventory sales, which we expect will fluctuate from period to period.

        Alloy Products.    Our alloy products gross profit for the combined three months ended March 31, 2005 was $5.8 million, an increase of $2.3 million, or 63.9%, from the three months ended March 31, 2004. The increase in gross profit is attributable to higher sales prices, improved pricing controls and increased shipments, net of the impact of the inventory purchase price adjustment of $0.7 million.

        Carbon Products.    Our carbon products gross profit for the combined three months ended March 31, 2005 was $9.1 million, an increase of $3.3 million, or 58.1%, from the three months ended March 31, 2004. The increase in gross profit is the result of higher sales prices and improved pricing controls.

  Operating Income (Loss)

Reporting Segment	Non-GAAP Combined Three Months Ended March 31, 2005 Operating Income (Loss)	Three Months Ended March 31, 2004 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$3,191	$1,662
Carbon Products	5,676	2,886
General Corporate	(13,982)	(1,878)

Total	$(5,115)	$2,670

        Overall.    Our consolidated operating loss for the combined three months ended March 31, 2005 was a decrease of $7.8 million from operating income of $2.7 million for the three months ended March 31, 2004. The consolidated operating loss for the combined three months ended March 31, 2005 was the result of Transaction-related expenses of approximately $12.0 million. Excluding the Transaction-related expenses, consolidated operating income as a percentage of consolidated sales was 10.6% for the combined three months ended March 31, 2005 as compared to 6.2% for the three months ended March 31, 2004. The increase in operating income is primarily attributable to increased gross profit margins as described above which was partially offset by an increase in our bonus pool accrual.

        Alloy Products.    Our alloy products operating income for the combined three months ended March 31, 2005 was $3.2 million, an increase of $1.5 million from the three months ended March 31, 2004. The majority of the increase was the result of sales and gross margin increases as described above.

        Carbon Products.    Our carbon products operating income for the combined three months ended March 31, 2005 was $5.7 million, an increase of $2.8 million from the three months ended March 31, 2004. Similar to the alloy product group results, the increase in operating income was driven primarily by sales and gross margin increases.

  Yard and Shop Expenses

        Yard and shop expenses were 1.8% and 2.3% of sales for the combined three months ended March 31, 2005 and the three months ended March 31, 2004, respectively. Yard and shop expenses did not materially change from $1.0 million for the three months ended March 31, 2004 compared to $1.2 million for the combined three months ended March 31, 2005.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased approximately $13.1 million, or 259.6% for the combined three months ended March 31, 2005 compared to the three months ended March 31, 2004. The majority of the increase is related to the approximately $12.0 million in Transaction-related expenses previously discussed above, with the remaining increase attributable to an increase in the employee bonus pool accrual and an increase in selling costs associated with our international business development efforts.

  Interest Expense

        Interest expense, net, increased $1.6 million, 228.6%, to $2.3 million for the combined three months ended March 31, 2005 from $0.7 million for the three months ended March 31, 2004. The increase in interest expense was the result of the issuance of the old notes on February 1, 2005, partially offset by the retirement of $47.7 million of revolving line of credit and term loan debt. Interest expense for the combined three months ended March 31, 2005 included $0.2 million of deferred financing costs amortization compared to $27,755 for the three months ended March 31, 2004.

  Income Tax Expense

        Income tax benefit of $0.9 million for the combined three months ended March 31, 2005 as compared to income tax expense of $0.8 million for the three months ended March 31, 2004 was primarily the result of the loss incurred in the first quarter ended March 31, 2005 as a result of Transaction-related expenses.

  Preferred Stock Dividends Accumulated and Related Charges

        Preferred stock dividends and related charges were $0.5 million for the combined three months ended March 31, 2005 as compared to $0.6 million for the three months ended March 31, 2004. The decrease resulted from our repurchase of all outstanding shares of our mandatorily redeemable preferred stock partially offset by the issuance of our Series A cumulative compounding preferred stock.

Fiscal 2004 Compared to Fiscal 2003

  Sales

	Fiscal Year Ended December 31,
Reporting Segment	2004 Sales	2003 Sales	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$52,252	$41,011	27.4%
Carbon Products	155,569	106,014	46.7%

Total	$207,821	$147,025	41.4%

        Overall.    For fiscal 2004, our consolidated sales increased $60.8 million, or 41.4%, to $207.8 million as compared to fiscal 2003. This increase in overall sales was primarily the result of commodity price increases, increased sales volume, strong organic growth (which includes the establishment of a sales offices in Canada, an international sales office in Houston, Texas and the appointment of sales agents in Scotland, China and Asia, all of which increased our international sales), and of changes in customer and product mix. The worldwide demand for iron ore, nickel, chrome and copper positively impacted pipe and component prices during 2004, which in turn positively impacted our overall sales. Overall sales order backlog grew from $13.4 million at January 1, 2004 to $36.7 million at December 31, 2004.

        Alloy Products.    For fiscal 2004, our alloy products sales increased $11.2 million or 27.4% to $41.0 million. This increase was primarily the result of increased sales of our products for use in processing and petrochemical maintenance and construction projects as well as our international business development efforts. Alloy products sales order backlog grew from $3.9 million at January 1, 2004 to $18.5 million at December 31, 2004.

        Carbon Products.    For fiscal 2004, our carbon products sales increased $49.6 million or 46.7% to $155.6 million. This increase was primarily the result of increased sales to the oil and gas industry and our international business development efforts. Carbon products sales order backlog grew from $9.5 million at January 1, 2004 to $18.2 million at December 31, 2004.

        Customers.    For fiscal 2004, our top ten customers represented less than 23% of our consolidated sales for that period and no single customer represented more than 6% of consolidated sales. For fiscal 2004, there was not a material difference between our overall customer concentration levels as compared to our customer concentration levels on a segment basis.

  Gross Profit

	Fiscal Year Ended December 31,
Reporting Segment	2004 Gross Profit	2003 Gross Profit	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$15,967	$10,305	55.0%
Carbon Products	36,497	15,574	134.3%

Total	$52,464	$25,879	102.7%

	Fiscal Year Ended December 31,
Reporting Segment	2004 Gross Profit Margin	2003 Gross Profit Margin
	(dollars in thousands)
Alloy Products	30.6%	25.1%
Carbon Products	23.5%	14.7%

Total	25.2%	17.6%

        Overall.    Our consolidated gross profit for fiscal 2004 was $52.5 million, an increase of $26.6 million, or 102.7%, from fiscal 2003. Our overall gross profit margin (gross profit as a percentage of sales) for fiscal 2004 increased to 25.2% as compared to 17.6% in fiscal 2003. The improvement in gross profit margin is due to an increase in selling prices for our products, improved controls over product sales margins as a result of the implementation of a new company-wide ERP platform, increased sales of higher-margin products and improved purchasing arrangements with key suppliers.

        Alloy Products.    Our alloy products gross profit for fiscal 2004 was $16.0 million, an increase of $5.7 million, or 55.0%, from fiscal 2003. The increase in gross profit is attributable to improved pricing controls, to increased shipments and to the impact of inventory profits in a rapidly rising sales price environment.

        Carbon Products.    Our carbon products gross profit for fiscal 2004 was $36.5 million, an increase of $20.9 million, or 134.3%, from fiscal 2003. The increase in gross profit is the result of increased shipments and improved pricing controls.

  Operating Income

	Fiscal Year Ended December 31,
Reporting Segment	2004 Operating Income	2003 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$5,309	$1,436
Carbon Products	21,844	1,627
General Corporate	(9,098)	(8,780)

Total	$18,055	$(5,717)

        Overall.    Our consolidated operating income for fiscal 2004 increased $23.8 million to $18.1 million for fiscal 2004 from an operating loss of $5.7 million for fiscal 2003. Our consolidated operating income as a percentage of consolidated sales increased to 8.7% in fiscal 2004 from a consolidated operating loss of 3.9% as a percentage of consolidated sales in fiscal 2003. The increase in consolidated operating income was the result of increased sales and gross profit margins as previously discussed, improved controls over operating expenses and staff reductions, partially offset by increases in employee performance bonuses.

        Alloy Products.    Our alloy products operating income for fiscal 2004 was $5.3 million, an increase of $3.9 million from fiscal 2003. The majority of the increase was the result of sales and gross margin increases as described above and also by reduced staff expenses.

        Carbon Products.    Our carbon products operating income for fiscal 2004 was $21.8 million, an increase of $20.2 million from fiscal 2003. Similar to the alloy product group results, the increase in operating income was driven primarily by sales and gross margin increases and also by reduced staff expenses.

  Yard and Shop Expenses

        Yard and shop expenses (excluding employee bonus pool accruals) decreased approximately $0.3 million, or 6.6% for fiscal 2004 compared to fiscal 2003. The majority of the decrease was the result of low equipment repair and rental costs in 2004.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses (excluding employee bonus pool accruals) decreased approximately $1.2 million, or 5.2% for fiscal 2004 compared to fiscal 2003. The majority of the cost savings were the result of reduced staffing levels and reduced expenses for consultants in 2004 as compared to 2003.

        Expenses related to the employee bonus pool were significantly higher during fiscal 2004 compared to fiscal 2003. For fiscal 2004 and 2003, the bonus accruals were $6.1 million and $0.6 million, respectively. The bonus pool is based on achieving a target EBITDA that excludes bonus expense. The bonus pool achieved in 2004 was higher than expected due to strong business performance relative to our business plan. Management believes that the normalized bonus pool for our current size and number of full-time-equivalents is approximately $3.0 million.

  Interest Expense

        Interest expense, net increased $2.1 million, or 65.4%, to $5.2 million for fiscal 2004 from $3.1 million for fiscal 2003. The increase in interest expense was the result of the amortization of deferred financing costs incurred in connection with obtaining the new revolving credit facility in February 2004 and slightly higher interest rates during 2004 on our variable rate debt.

  Income Tax Expense

        Income tax benefit decreased to $3.2 million for fiscal 2004 from an income tax benefit of $4.2 million for fiscal 2003. The income tax benefit of $3.2 million in fiscal 2004 is primarily the result of the reversal of the valuation allowance recorded against the deferred tax asset related to goodwill impairment (see notes 5 and 9 to our audited consolidated financial statements included elsewhere herein). This reversal created an increase in the deferred tax asset and corresponding decrease in income tax expense of $7.1 million for fiscal 2004. Net of this adjustment, income tax expense would have been $3.9 million for an effective tax rate of 30.1%.

  Preferred Stock Dividends Accumulated and Related Charges

        Preferred stock dividends and related charges decreased $6,000 for fiscal 2004 from $2.2 million for fiscal 2003. The decrease was caused by a reduction in the number of outstanding shares of Series A preferred stock.

Fiscal 2003 Compared to Fiscal 2002

  Sales

	Fiscal Year Ended December 31,
Reporting Segment	2003 Sales	2002 Sales	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$41,011	$77,409	(47.0)%
Carbon Products	106,014	134,903	(21.4)%

Total	$147,025	$212,312	(30.8)%

        Overall.    For fiscal 2003, our consolidated sales decreased $65.3 million, or 30.8%, to $147.0 million as compared to the twelve months ended December 31, 2002 (fiscal 2002). The significant decline in overall sales was caused by the lack of power generation projects, a reduction in infrastructure spending on oil and gas pipelines and by a very soft market in offshore Gulf of Mexico oil and gas development. In addition we sold our unprofitable steel service center operations in May 2003, in order to focus on growth opportunities on our alloy and carbon products. Alloy pipe and carbon pipe tonnage shipped during fiscal 2003 as compared to fiscal 2002 decreased by approximately 20.4% to slightly less than 137,000 tons. Our sales order backlog decreased from $16.3 million at January 1, 2003 to $13.4 million at December 31, 2003.

        Alloy Products.    For fiscal 2003, our alloy products sales decreased $36.4 million, or 47.0%, to $41.0 million. This decrease was primarily the result of turmoil in the power generation market, which led to a greater than 80% decrease in sales to power generation customers. Alloy products sales order backlog grew from $3.3 million at January 1, 2003 to $3.9 million at December 31, 2003.

        Carbon Products.    For fiscal 2003, our carbon products sales decreased $28.9 million, or 21.4%, to $106.0 million. This decrease was primarily the result of reduced domestic capital expenditures for natural gas transmission pipelines and for the development of oil and natural gas infrastructure in the Gulf of Mexico. High yield fittings sales to the gas transmission industry decreased by approximately 48% because of reduced pipeline construction and maintenance activity. Carbon products sales order backlog decreased from $13.1 million at January 1, 2003 to $9.5 million at December 31, 2003.

        Customers.    For fiscal 2003, our top ten customers represented less than 24.0% of our consolidated sales for that period and no single customer represented more than 7.0% of consolidated sales. For fiscal 2003, there was not a material difference between our overall customer concentration levels as compared to our customer concentration levels on a segment basis.

  Gross Profit

	Fiscal Year Ended December 31,
Reporting Segment	2003 Gross Profit	2002 Gross Profit	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$10,305	$21,654	(52.4)%
Carbon Products	15,574	22,290	(30.1)%

Total	$25,879	$43,944	(41.1)%

	Fiscal Year Ended December 31,
Reporting Segment	2003 Gross Profit Margin	2002 Gross Profit Margin
Alloy Products	25.1%	28.0%
Carbon Products	14.7%	16.5%
Total	17.6%	20.7%

        Overall.    Our overall gross profit for fiscal year 2003 was $25.9 million, a decrease of $18.1 million, or 41.1%, from fiscal 2002. Our overall gross profit margin (gross profit as a percentage of sales) for fiscal 2003 decreased 15.0% as compared to the comparable period in 2002.

        The decline in our overall gross profit was primarily attributable to a decrease in both the volume and prices of our products sold and a change in the mix of alloy and carbon products sold. In fiscal 2003, alloy products sales, which carry significantly higher gross profit margins, were only 27.9% of total sales. In fiscal 2002, alloy product sales represented 36.5% of total sales. In addition to problems in our primary markets, gross profit margins were also adversely affected by the pricing policies of our competitors, by our attempts to reduce inventory levels to generate additional cash flows and by several large, low margin orders that we fulfilled in an attempt to promote future sales activity.

        Alloy Products.    Our alloy products gross profit for fiscal 2003 was $10.3 million, a decrease of $11.3 million, or 52.4%, from fiscal 2002. The reduced gross profit was the result of reduced sales volume as previously discussed and by an approximately 15% decrease in alloy pipe sales prices.

        Carbon Products.    Our carbon products gross profit for fiscal 2003 was $15.6 million, a decrease of $6.7 million, or 30.1%, from fiscal 2002. The decrease in gross profit margin was primarily the result of a 18% decline in carbon pipe shipments and to lower sales prices.

  Operating Income (Loss)

	Fiscal Year Ended December 31,
Reporting Segment	2003 Operating Income (Loss)	2002 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$1,436	$11,788
Carbon Products	1,627	9,118
General Corporate	(8,780)	(6,285)

Total	$(5,717)	$14,621

        Overall.    As a result of the foregoing, we incurred an overall operating loss of $5.7 million in fiscal 2003, as compared to $14.6 million of overall operating income for fiscal 2002. Our operating income decrease of $20.3 million was caused primarily by the adverse sales impact of 2003 market conditions as previously discussed. In addition, we incurred significant non-recurring expenses associated with the implementation of a new company-wide management information system and the consolidation of our organizational structure. These non-recurring expenses exceeded $5.1 million in fiscal 2003.

        Alloy Products.    Our alloy products operating income for fiscal 2003 was $1.4 million, a decrease of $10.4 million from fiscal 2002. This decrease was the result of sales decreases as discussed above and was partially offset by reduced operating expenses as a result of staff reductions and organizational consolidation.

        Carbon Products.    Our carbon products operating income for fiscal 2003 was $1.6 million, a decrease of $7.5 million from fiscal 2002. The decrease was caused primarily by decreased sales as discussed above and was partially offset by staff reductions, improved expense controls and organizational consolidation.

  Yard and Shop Expenses

        Yard and shop expenses decreased from $4.6 million in fiscal 2002 to $4.0 million in fiscal 2003. The decrease was primarily the result of staff reductions and improved expense controls.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased from approximately $23.1 million in fiscal 2002 to approximately $25.6 million in fiscal 2003. The $2.5 million increase was the result of including the operating expenses of SISCO for the full year of fiscal 2003, the write-off of accounts receivable, restructuring costs and the costs associated with the implementation of a new management information system ERP platform.

  Interest Expense

        Net interest expense, net, was $3.1 million for fiscal 2003 and was similar to fiscal 2002 interest expense, net, of $3.1 million. Reduced borrowings in fiscal 2003 were partially offset by slightly higher borrowing costs and increased amortization of deferred financing costs associated with our then existing revolving credit agreement.

  Income Tax Expense (Benefit)

        Income tax benefit increased to $4.2 million for fiscal 2003 from an income tax expense of $1.4 million in fiscal 2002. Our effective tax rate for fiscal 2003 was 48.4% and was 11.9% for fiscal 2002. The change in effective tax rate was caused primarily by impairment charges, reserves and tax amortization of goodwill that was written down in fiscal 2002.

  Income (Loss) From Discontinued Operations

        In fiscal 2002, we committed to a plan to sell our steel service center assets, which was then a division of our carbon products group. The steel service center operated in a very competitive market that severely restricted the center's growth and profitability. The sale of the assets was completed in May 2003. Additionally, in fiscal 2002, we discontinued the steel trading operations by the Bartow Steel International division of the carbon products group. All assets of the steel trading operations were liquidated by December 2002. The activity related to these divisions is accounted for as discontinued operations and is further described in note 12 to our audited consolidated financial statements included elsewhere in this prospectus. The results of operations and cash flows from the steel service center and steel trading operations have been removed from our results of continuing operations for all periods presented in this prospectus and are shown as discontinued operations in a separate category on our consolidated statements of operations following results from continuing operations. The decrease in the loss from discontinued operations in fiscal 2003 as compared to fiscal 2002 reflects the sale of the steel service center assets and the absence of any steel trading operations in fiscal 2003.

  Preferred Stock Dividend Accumulated and Related Charges

        Preferred stock dividends and related charges decreased $24,000 to $2.2 million for fiscal 2003 as a result of the redemption of shares Series A preferred stock from a former shareholder.

Liquidity and Capital Resources

  Combined Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

        Operating Activities.    Our business generated net cash outflows from operating activities of $6.2 million for the combined three months ended March 31, 2005 compared with net cash outflows from operating activities of $4.9 million for the three months ended March 31, 2004. The increase in cash outflows from operating activities of $1.3 million was primarily attributable to Transaction-related expenses of $12.0 million partially offset by increased operating income.

        Investing Activities.    Net cash outflows from investing activities were $118.7 million for the combined three months ended March 31, 2005, compared with net cash outflows from investing activities of $0.1 million for the three months ended March 31, 2004. The increase in cash outflows is due primarily to the acquisition of Edgen Corporation. Capital expenditures for the combined three months ended March 31, 2005 were $0.1 million consistent with $0.1 million for the three months ended March 31, 2004 as capital expenditures were limited to general maintenance expenditures.

        Financing Activities.    Net cash inflows from financing activities were $129.7 million for the combined three months ended March 31, 2005 compared with net cash inflows of $5.6 million from financing activities in the three months ended March 31, 2004. The increase in cash flows from financing activities of $122.6 million for the combined three months ended March 31, 2005 as compared to the three months ended March 31, 2004 is due primarily to the issuance of the old notes and the issuance of common and preferred stock in connection with the Transactions and additional borrowings under our new revolving credit facility.

  Fiscal 2004 Compared to Fiscal 2003

        Operating Activities.    Our business generated net cash inflows from operating activities of $5.8 million for fiscal 2004 compared with net cash inflows from operating activities of $24.7 million for fiscal 2003. The decrease in cash flows from operating activities of $18.9 million was primarily attributable to increased working capital requirements of $36.2 million, which was partially offset by increased operating income and increased income tax deferrals.

        Our business generated net cash inflows from operating activities of $24.7 million in fiscal 2003 compared with net cash outflows from operating activities of $1.8 million in fiscal 2002. The increase in cash generated from operating activities of $26.5 million was primarily attributable to a $34.4 million decrease in net working capital and liquidation of the inventory.

        Investing Activities.    Net cash outflows from investing activities were $1.0 million for fiscal 2004, compared with net cash outflows from investing activities of $3.1 million for fiscal 2003. Capital expenditures for fiscal 2004 were $1.1 million versus $2.5 million for fiscal 2003. Cash outflows from investing activities decreased by $2.1 million from period to period because capital expenditures for fiscal 2004 were limited to general maintenance expenditures while capital expenditures for fiscal 2003 included significant expenditures for our new enterprise resource planning (ERP) system as well as for the refurbishment of equipment, equipment replacement and improvement of leasehold property.

        Net cash outflows from investing activities were $3.1 million in fiscal 2003, compared with net cash outflows from investing activities of $10.2 million in fiscal 2002. The decrease in cash outflows from investing activities of $7.1 million is due to reduced acquisition expenditures in fiscal 2003, partially offset by increased purchases of property and equipment. Capital expenditures in fiscal 2003 increased to $2.5 million from $2.4 million in same period in 2002.

        Financing Activities.    Net cash outflows from financing activities were $7.8 million for fiscal 2004 compared with net cash outflows of $18.5 million from financing activities in fiscal 2003. Net cash outflows from financing activities were $18.5 million in fiscal 2003 compared with net cash inflows from financing activities of $11.4 million in fiscal 2002. The increase in cash flows from financing activities of $10.7 million in fiscal 2004 as compared to fiscal 2003 and the increase in cash outflows from financing activities of $29.9 million in fiscal 2003 as compared to fiscal 2002 is due primarily to the repayment of debt in 2003.

  Debt

        As a result of the Transactions, we are required to make significant debt service payments including interest in future years. Total cash interest payments required under the notes are in excess of $10.3 million on an annual basis.

        New Senior Secured Notes.    We have outstanding $105.0 million principal amount of senior secured notes due 2011. The indenture governing our notes and our new revolving credit facility contain various covenants that limit our discretion in the operation of our business. The indenture governing the notes also contains various restrictive covenants. It, among other things: (i) limits our ability and the ability of our subsidiaries to incur additional indebtedness, issue shares of preferred stock, incur liens and enter into certain transactions with affiliates; (ii) places restrictions on our ability to pay dividends or make certain other restricted payments; and (iii) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. For more information, see "Description of the Notes" and "Risk Factors."

        Senior Credit Facility.    Concurrently with the private offering of the notes, we entered into a $20.0 million senior secured revolving credit facility, with a $5.0 million sublimit for letters of credit. Interest is determined based on several alternative rates as stipulated in the new revolving credit facility, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin. The new revolving credit facility is secured by a first priority security interest in the collateral consisting of Working Capital Assets and by a security interest in substantially all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries). Pursuant to an intercreditor agreement, the security interest on the collateral consisting of Working Capital Assets that secures the notes and related guarantees is contractually subordinated to the liens thereon securing the new revolving credit facility, and the security interest on substantially all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries) that secures the revolving credit facility is contractually subordinated to the liens thereon securing the notes and related guarantees. The new revolving credit facility contains covenants that restrict, among other things, our ability to incur additional indebtedness, pay dividends and create certain liens. Proceeds of the new revolving credit facility will be for general corporate purposes not prohibited by the new revolving credit facility. We borrowed approximately $2.7 million under the new revolving credit facility in connection with the consummation of the Transactions. As of March 31, 2005, we had $7.8 million outstanding under the new revolving credit facility. For more information, see "Description of the Notes" and "Risk Factors."

  Future Capital Needs

        Our principal liquidity requirements are to meet debt service requirements, finance our capital expenditures and provide working capital. Our indebtedness at March 31, 2005 was $112.8 million. Our principal source of liquidity is cash flow generated from operations and borrowings under our new revolving credit facility. Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

Commitments and Contractual Obligations

        Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations as set forth in the following tables (the second of which gives pro forma effect to the offering of the old notes and the other Transactions) as of December 31, 2004. Other than in connection with the offering of the old notes and the other Transactions, there have been no material changes outside the ordinary course of our business in the specified contractual obligations during the three months ended March 31, 2005.

	Actual Payments Due by Period
Contractual Obligations	Fiscal 2005	Fiscal 2006 and 2007	Fiscal 2008 and 2009	Fiscal 2010 and Thereafter	TOTAL
Long-term debt(1)	$9,806	$5,018	$40,328	$—	$55,152
Operating lease obligations	1,214	1,771	648	885	4,518
Purchase commitments(2)	69,291	—	—	—	69,291

Total	$80,311	$6,789	$40,976	$885	$128,961

	Pro Forma Payments Due by Period
Contractual Obligations	Fiscal 2005	Fiscal 2006 and 2007	Fiscal 2008 and 2009	Fiscal 2010 and Thereafter	TOTAL
Long-term debt(3)	$10,108	$20,216	$20,216	$117,764	$168,304
Operating lease obligations	1,214	1,771	648	885	4,518
Purchase commitments(2)	69,291	—	—	—	69,291

Total	$80,613	$21,987	$20,864	$118,649	$242,113

(1)
Includes interest obligations on our then existing revolving credit agreement, term loan and variable rate demand note.

(2)
Includes purchase commitments for inventory.

(3)
Includes interest obligations on the notes at an interest rate of 9.875% per annum and borrowings of $2.7 million under our new revolving credit facility upon consummation of the Transactions at an assumed interest rate of 4.0% per annum.

Recent Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) which are adopted by us as of the specified effective date. Unless otherwise discussed, our management believes the impact of recently issued standards which are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

Related Party Transactions

        See "Certain Relationships and Related Transactions."

Off-balance Sheet Arrangements

        As of December 31, 2004 and March 31, 2005, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

        Except as noted below, inflation has not had a material impact on our results of operations or financial condition during the preceding three years. In the past, we have generally been successful in adjusting prices to our customers to reflect changes in metal prices. For example, in 2004 we were able to increase the prices of our products in response to higher inventory costs resulting from higher steel prices. We can provide no assurance that our operating results will not be affected by inflation in the future.

Seasonality

        Some of our customers may be in seasonal businesses, especially those customers who purchase our products for use in new capital expenditure projects at refineries, rigs and processing and power generation plants. As a consequence, our results of operations and working capital, including our accounts receivable, inventory and accounts payable, fluctuate during the year. However, because of our geographic, product and customer diversity, our operations have not shown any material seasonal trends. We believe that our significant operations in more mild southern climates moderate our seasonality. In addition, our sales to MRO distributors, who tend not to be seasonal purchasers, mitigate the overall effects of seasonality on our business. Sales in the months of November and December traditionally have been lower than in other months because of a reduced number of working days for shipments of our products and holiday closures for some of our customers. We cannot assure you that period-to-period fluctuations will not occur in the future. Results of any one or more quarters are, therefore, not necessarily indicative of annual results.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of operations, we are exposed to market risks arising from adverse changes in interest rates and foreign exchange rates. Market risk is defined for these purposes as the potential change in the fair value of financial assets or liabilities resulting from an adverse movement in interest rates or foreign exchange rates.

        Interest Rate Risk.    As of December 31, 2004, our only variable rate borrowings were under our then existing revolving credit facility, which bore interest at several alternative variable rates as stipulated in the revolving credit facility, and under our then existing variable rate demand notes, which bore interest at a rate determined weekly based on LIBOR. A 100 basis point increase in interest rates, applied to our borrowings at December 31, 2004, would have resulted in an annual increase in interest expense and a corresponding reduction in cash-flow of $0.45 million and $0.28 million, respectively.

        As of March 31, 2005, our only variable rate borrowings are under our new revolving credit facility of $7.8 million. A 100 basis point increase in interest rates, applied to our borrowings at March 31, 2005, would have resulted in an increase in interest expense and a corresponding reduction in cash-flow for the months ended March 31, 2005 of less than $0.1 million.

        Foreign Currency Risk.    Substantially all of our net sales and expenses during the preceding three years were denominated in U.S. dollars. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods.

OUR BUSINESS

Overview

        We are a leading global distributor of specialty steel pipe, fittings and flanges for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products we distribute are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are used in maintenance and repair projects, expansions of infrastructure and development projects. We have two operating segments—our alloy products group and our carbon products group. Our alloy products group primarily distributes alloy-based specialty pipes, fittings and flanges that are principally used in high-pressure, extreme temperature and high-corrosion applications such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Our carbon products group primarily distributes prime carbon-based specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the offshore drilling and production segment of the oil and gas industry.

        We purchase specialty steel pipe, fittings and flanges from manufacturers and sell these products in smaller quantities to a diverse base of end-users and certain MRO distributors for use in high performance niche applications. As an essential intermediary between these manufacturers and end-users, we provide manufacturers, or our vendors, with the inventory stocking and distribution capabilities necessary to effectively service the product and delivery needs of end-users. Also, for our vendors we are a volume purchaser that performs sales, marketing, inventory and credit functions with respect to the products we distribute for them. These are functions that manufacturers generally are not as well-equipped as we are to perform, given the specialized nature of the markets we serve.

        We are a one-stop supply source for many end-users and certain MRO distributors for a broad range of these highly specialized products. We serve our customers by providing them with products, service, inventory management, technical product knowledge and just-in-time product delivery. Our significant distribution capabilities include field locations that stock and distribute inventory and that are in close proximity to our customers. This enables us to provide our customers with rapid execution on their product orders, often within 24 hours of their order. We also provide ancillary services and support to customer specifications for many of the products we sell, including cutting, welding, threading, coating, cleaning and painting.

        We are headquartered in Baton Rouge, Louisiana and we operate in 16 locations, including 15 in the United States and one in Canada. We conduct our European operations through an exclusive full-time sales agent in Scotland. Thirteen of our locations stock inventory for distribution. For the combined three months ended March 31, 2005, our total sales were $64.8 million, and our EBITDA was negative $4.5 million, which includes approximately $12.0 million in expenses related to the Transactions. For the combined three months ended March 31, 2005, total sales for our alloy products group were $18.2 million and total sales for our carbon products group were $46.6 million. For fiscal 2004, our total sales were $207.8 million. For fiscal 2004, our sales for our alloy products group were $52.3 million and our total sales for our carbon products group were $155.5 million. As of March 31, 2005, our sales order backlog was approximately $48.8 million.

Industry Overview

        We operate within the broad steel pipe, tube, fitting and flanges industry which is comprised of manufacturers and distributors of welded or seamless pipe, tube and components made from carbon steel and various alloy steels. This industry consists of a large number of small companies, which are limited with respect to product line, inventory size, and customers located within a specific geographic area, and a few relatively large distribution and manufacturing companies.

        Full service distributors like us fulfill an important function for many end-users. Manufacturers sell pipe, tube and components generally in large volumes only to distributors or end-users that can order in large quantities and tolerate relatively long lead times. By providing storage, distribution and services in accordance with customer specifications, distributors act as an effective intermediary between the manufacturers and end-users. The inventory management and just-in-time delivery services provided by full service distributors reduce the need, and associated costs and capital requirements, for an end-user to perform its own inventory functions. As a large and sophisticated distributor, we have certain advantages over smaller companies, such as our ability to obtain higher discounts from manufacturers for volume purchases, our ability to service customers with operations in multiple locations, and our sophisticated information technology systems. The specialty pipe and tube market has experienced softness in recent years principally due to weak economic conditions in general and reduced spending on expansion and development projects by end-users. We believe that our focus on the maintenance and repair market and the diversity of our product offerings, customer base and geographic markets tempers the effects to us of downturns in a particular market.

Business Strengths

        We offer a broad range of specialized products.    We are an effective intermediary between vendors and buyers of highly specialized steel pipe, fittings and flanges for use in high performance niche applications. We offer and deliver a broad range of products that are difficult for our customers to purchase directly from manufacturers because of the large order size and lengthy lead times typically required by manufacturers. Our diverse inventory of specialized products includes over 14,000 stock-keeping units (SKUs) for specialty pipes, fittings and flanges. For many of our customers, we function as a single inventory source for all of their product requirements in this area.

        We have significant distribution capabilities.    We operate in 16 locations, including 15 in the United States and one in Canada. We conduct European operations through an exclusive full-time sales agent in Scotland. Thirteen of our locations stock inventory for quick turnaround to our customers. Our approximately 76-member sales force consists of field sales representatives as well as on-site sales and service representatives who provide 24-hour customer support. Our distribution locations are located throughout the United States and are in close proximity to our U.S. customers so that we can ship the majority of our products in an expedited manner. In addition, we have developed strong relationships with logistics providers and other shippers to provide access to reliable transportation. These distribution capabilities enable us to provide our customers with rapid execution of their specialized orders.

        Our vendor network is extensive.    We have mutually beneficial, longstanding relationships with an established network of vendors. We believe our vendor relationships are difficult for others to replicate. There are a limited number of manufacturers with the capabilities to produce high grade, specialty pipe and component products, and we are a volume purchaser of their products. Our global network enables us to stock and distribute a considerable breadth of products for use in niche markets. Although we concentrate our purchasing power on a select group of highly valued vendors, we have multiple sources for the products we distribute and are not dependent on any single manufacturer.

        We have a broad customer base.    We distribute to a diverse base of over 2,000 customers in a variety of geographic locations and industries. Our customers include, among others, oil and gas companies, processing and fabrication companies, power generation companies, and MRO distributors. They are generally large companies with recognized names in their respective industries. For fiscal 2004, our top ten customers represented less than 23% of our total sales for that period and no single customer represented more than 6% of total sales. For the first quarter of fiscal 2005, our top ten customers represented approximately 30% of our total sales and one customer represented approximately 11% of total sales. Due to the nature of our business, customer sales concentrations may materially fluctuate from quarter to quarter based on customer needs.

        We focus on high margin specialty products.    We focus on high margin specialty steel pipe and components that are designed for their high performance characteristics and are frequently used in harsh or extreme environments. Concentrating our sales and marketing resources on high margin products has contributed to our higher gross profit margins and sales per employee.

        We have a streamlined operating structure.    In 2003, we focused efforts on capturing the synergies, efficiencies and business development opportunities from integrating the six businesses we acquired since 1997. These efforts resulted in simplified operations, improved working capital management, streamlined costs, and enhanced sales, marketing and cross-selling. We now have an integrated business with enhanced operating efficiency. For the year ended December 31, 2004 as compared to the year ended December 31, 2003, we increased inventory turns to 2.8 times from 2.1 times, and increased gross margins by 43.4%.

        We have an experienced management team.    We have an experienced executive management team, averaging nearly 25 years of experience in the steel pipe distribution industry. Daniel J. O'Leary, President and Chief Executive Officer, has 27 years of experience in the pipe and tube industry and has held executive management positions at Stupp Corporation, Maverick Tube Corporation, Lone Star Steel Company and Red Man Pipe & Supply Company. Our management team also has substantial experience operating under a leveraged capital structure, as well as significant acquisition experience gained from our acquisition of six companies since 1997. Our management made an equity investment in us of approximately $2.4 million in cash at the closing of the Transactions and owns approximately 19% of our equity on a fully-diluted basis.

Business Strategy

        Maximize business development opportunities.    Consistent with our efforts to integrate our acquisitions and streamline our operating structure, we have focused on maximizing opportunities for business development. We have repositioned our field sales and business development team to work together with our regional sales offices, with a focus on increasing sales to our current customers and to developing new customers across our entire portfolio of specialty products. As part of this effort, we intend to continue to:

  •
  leverage our broad product portfolio by developing relationships with end-users with purchasing needs ranging across all areas of our product portfolio;

  •
  focus our sales efforts on identifying opportunities to cross-sell our carbon- and alloy-based products;

  •
  penetrate the MRO distribution market. This distribution market has integrated supply contracts with end-users to supply primarily high-turnover commodity products. These contracts include the sourcing of specialty products and are an opportunity for us to provide products to these MRO suppliers for distribution to their end-users; and

  •
  use customer feedback to enable us to provide meaningful product and service solutions through our inventory depth and breadth, our vendor relationships and our distribution capabilities.

        Expand Our International Presence.    The international specialty pipe and component market is substantially larger than the domestic market and provides significant potential growth opportunity for our business. Many of our domestic customers have international operations and may provide a built-in market for our products as we expand into select international markets. We have four field sales representatives dedicated to international business development, two outside international sales agents with whom we contract on an agency basis and four multilingual on-site sales and service representatives focused solely on the international effort. For the combined three months ended March 31, 2005, our sales to international customers were $8.5 million as compared to $2.9 million for the three months ended March 31, 2004. For fiscal 2004, our sales to international customers grew by 332% to $16.9 million, as compared to fiscal 2003. The majority of these sales were to customers in Mexico, Western Europe, South America, Canada and Asia. As of March 31, 2005, our international order backlog exceeded $9.5 million.

        Optimize Purchasing and Inventory Levels.    Our vendors often consider us to be a favored, and in some instances, single distribution channel for their specialty products. We aim to continue to build strong relationships with our vendors. While we have established favorable relationships with certain vendors, we continue to maintain secondary suppliers for all key products. In fiscal 2004 we have consolidated our purchasing power significantly. In fiscal 2004, over 54% of our purchases were with our top ten vendors, compared to 37% through fiscal 2003. By consolidating our purchasing power we have gained favored status with certain vendors in regard to lead times, discounts and payment terms. As we continue to strengthen our vendor relationships, we are able to devote increased resources to providing our customers with products that are of greater importance to their business and have fewer substitutes.

        Pursue Accretive Strategic Acquisitions.    From 1997 to 2002, we grew through a series of six acquisitions. We continue to evaluate strategic acquisition opportunities in our core business as they become available, with a view to expanding our geographical reach to attract new customers and more effectively service existing customers. We believe our new business platform will afford quicker integration of any acquisition and facilitate the realization of cost synergies and the growth of sales and earnings.

History and Operating Initiatives

        We were founded in 1983 as Thomas Pipe and Steel, Inc. and were acquired in 1996 by an investor group. Since 1996, we have grown from a one location domestic distribution business in Baton Rouge, Louisiana with a limited product line to a leading global distributor with a diverse product offering and 16 locations—15 in the United States and one in Canada. We have achieved this growth through six add-on acquisitions and three greenfield start-up locations.

        Our acquisitions have served to expand our geographic presence, addressable market and customer base, as well as to significantly broaden our product offering. We have extended our geographical reach from locations in Louisiana, Missouri and Texas in 1996 to Colorado, Florida, Pennsylvania, Illinois, North Carolina, California and Alberta, Canada today. Likewise, our product offering has grown from specialty carbon steel pipe to include alloy pipe and carbon and alloy fittings and flanges. This broadened product offering makes us one of the few distributors to offer a complete line of specialty steel pipe and components. Through our acquisitions, we have also been able to broaden our target markets, substantially reducing the volatility associated with single end-use industry concentrations.

        Until 2003, the companies we acquired were not fully integrated with respect to management, business strategy, sales force coordination, marketing, inventory management, information systems and brand consolidation. We hired Mr. O'Leary, our President and Chief Executive Officer, as Chief Operating Officer in January 2003 to address operating issues and identify growth opportunities. We implemented new operating initiatives to integrate our acquired businesses, streamline our operating structure, cut costs, focus on specialty products and enhance sales and marketing. Among other things, we:

  •
  consolidated six subsidiaries under two newly created operating segments;

  •
  implemented a company-wide reporting system;

  •
  formalized an external business development team;

  •
  reduced full-time equivalent employees by approximately 33%; and

  •
  aligned our compensation structure with our new operating structure.

        Today, we are a fully integrated company with enhanced profitability. In fiscal 2004, we decreased operating costs (excluding employee bonus pool expenses) by $1.5 million, or 5.4% relative to operating costs for fiscal 2003.

        The table below identifies some of the significant events in our history:

Year	Significant Event
1983	Thomas Pipe and Steel, Inc. founded in Baton Rouge, Louisiana
1996	Thomas Pipe and Steel, Inc. acquired by an investor group
1997	Acquisition of Arrow Tubular Corporation, which becomes the St. Louis, Missouri location of Thomas Pipe and Steel
1998	Acquisition of Bartow Steel
1999	Acquisition of Radnor Alloys, Inc.
1999	Moved into newly acquired headquarters building in Baton Rouge, Louisiana
2000	Acquisition of Resource Pipe Company
2000	Changed our name to Edgen Corporation
2001	Acquisition of Pro Metals, Inc.
2002	Acquisition of Service Industrial Supply Co. (SISCO)
2002	Discontinued operations of Bartow Steel International and sold off its assets
2002	Formed Edgen Canada as the marketing arm for all Edgen products in Canada
2003	Hired Daniel J. O'Leary as Chief Operating Officer to address operating synergies and growth opportunities; promoted Mr. O'Leary to President and Chief Executive Officer
2003	Implemented operational initiatives, integrating prior acquisitions and organizing operations under our alloy products group and our carbon products group
2003	Divested steel service center operations of Thomas Pipe and Steel
2003	Implemented international sales effort

Products

        We distribute specialty pipe, flanges and fittings that are used in environments that require high performance characteristics. Our products are used in refining, petrochemical, power generation, mechanical construction, offshore production, platform construction and certain specific oil and gas applications. They are used for maintenance and repair projects, expansions of infrastructure and development projects. These products are generally highly engineered prime carbon or alloy steel and possess unique performance characteristics for extreme environments, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, and high pressure. We offer our customers a broad product offering, which includes over 14,000 SKUs, and a large inventory of currently over 50,000 tons of pipes and components in more than 5,000 sizes and grades, to consistently provide products that are not otherwise available on a quick-response basis in quantities that are usable by customers. The depth of our inventory and breadth of our products position us as a leading distributor of difficult-to-find, specialty pipes, fittings and flanges.

        In addition to our diverse inventory and technical product knowledge, we offer a wide range of cutting and finishing services to ensure that the materials are ready upon receipt by our customers. Our principal services include: cutting, welding, threading, coating, cleaning and painting to customer specifications.

        We principally distribute two categories of products: alloy products and carbon products.

        Alloy Products.    Alloy steel is composed of iron, carbon and one or more other elements (such as chromium, cobalt, nickel, molybdenum) that undergo a special heat treatment to achieve specific physical properties. The alloy products we sell are principally used in high-pressure, extreme temperature and high-corrosion applications, such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Substantially all of our alloy products are imported from Germany, Italy, South Korea or Japan.

        Carbon Products.    Our carbon products group primarily distributes prime carbon-based specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the off-shore drilling and production segment of the oil and gas industry. We purchase our carbon products from both domestic and international manufacturers.

        The following table summarizes our primary product offerings:

Summary of Primary Distributed Products

Product	Characteristics	Material	Qualities	Primary Applications
Alloy Products
Stainless	Seamless	12-16% chromium 8-12% nickel	Corrosion resistance	Refining, petrochemical & power
Duplex	Seamless	20% chromium	Higher corrosion resistance	Refining, petrochemical & power
ChromeMoly	Seamless	Chromium & molybdenum	High temperature and pressure tolerance	Refining, petrochemical & power
Nickel Alloys	Seamless	High nickel	High temperature and highest corrosion resistance	Refining, petrochemical & power
Carbon Products
Carbon	Welded and seamless	<1% carbon	High and low pressure tolerance	Mechanical construction, certain processing
Large Diameter	Welded, thicker walled	<1% carbon	High structural strength	Offshore production platform fabrication
High Yield Carbon	Welded or seamless, thinner walled	Carbon & alloys	Lighter weight, high bursting strength	Gathering & transmission pipelines

Vendors

        We have mutually beneficial, longstanding relationships with an established network of vendors. This extensive network of vendor relationships enables us to stock and distribute a considerable breadth of products. Although we concentrate our purchasing power on a select group of highly valued vendors, we have multiple sources for the products we distribute and are not dependent on any single manufacturer. In fiscal 2004, we consolidated our purchasing power significantly. In that time period, over 54% of our purchases were with our top ten vendors, compared to 37% in fiscal 2003. Consolidating our purchasing power has resulted in favored status with certain of our vendors in regard to lead times, discounts and payment terms. As we continue to strengthen our vendor relationships, we are able to devote increased resources to providing our customers with products that are of greater importance to their business and have fewer substitutes.

        Our two product groups each have employees who are responsible for making the inventory purchases for their respective groups. These employees are specialists in their product lines and are in continuous contact with our regional managers, sales personnel and customers in our various markets in order to anticipate demand. This enables them to place vendor orders, which often require six to nine months lead time to fill, in a timely manner. Our purchasing staff develops and evaluates our working relationships with vendors to ensure availability, quality and timely delivery of products. We use general economic indicators, inquiries, orders and continuous interaction with our customers to help us determine customer usage patterns, expected delivery dates and the nature of active projects in the market. Our company-wide management information system assists in evaluating historical usage, the inventory at each of our locations, and other purchasing data.

Customers

        We have a diverse base of over 2,000 customers from a variety of geographic locations and industries. They are generally large companies with recognized names in their respective industries. Our customers include, among others, oil and gas companies, processing and fabrication companies, power generation companies, and MRO distributors.

Management Information Systems

        As part of the integration of our acquired businesses and implementation of our operational initiatives in 2003, we upgraded our entire information technology infrastructure and put in place a company-wide management information system at a cost of approximately $4.0 million. We previously had operated with disparate information systems at various locations. In December 2003, all of our locations switched to the new system, making it possible for us to centrally manage the purchasing, accounts payable, accounts receivable and inventory for the entire company from our headquarters in Louisiana. This upgrade allows a complete sharing of information on a company-wide basis, and has positioned us to improve profitability through continued operational efficiencies, enhanced information flow, better management of our company in a real-time environment, and the capacity to accommodate continued growth.

Sales and Marketing

        We have developed a knowledgeable and experienced sales team, which has successfully cultivated and maintained strong relationships with customers of our products. We maintain a staff of approximately 58 on-site sales representatives that are responsible for quoting, negotiating, closing and performing any other task typically related to the filling of an order. Our 18 field sales representatives, who spend the majority of their time out of the office visiting current or potential business accounts, are tasked with generating new business and maintaining customer relationships. Additionally, we have two full-time customer service specialists that support the on-site and field sales representatives by identifying and resolving any potential customer issues, which allows our sales representatives to focus on processing orders and generating sales. We believe that we maintain excellent relationships with our sales representatives.

        Our sales and marketing efforts are focused on international as well as domestic markets, and in early 2004 we developed an international sales team. Of our total sales force, four field representatives are dedicated to international business development and four multilingual on-site sales and service representatives are focused solely on international orders. To supplement these efforts, we also have two outside international sales agents with whom we contract on an agency basis.

        Our on-site sales force operates under a regional branch model. Field representatives are located at various branch locations and ultimately report to our vice president of business development, who is responsible for the business development efforts at both our alloy products group and our carbon products group. Each of our 13 inventory stocking facilities has a regional manager that is responsible for pricing, order placement, customer service and marketing strategy. The regional managers report directly to the presidents of their respective operating segments, who have final authority on sales and marketing issues. The regional branch model allows the presidents of the operating segments to have direct control over the management and implementation of our sales and marketing strategy.

Employees

        As of March 31, 2005, our workforce consisted of 217 full time employees, of which 66 were warehouse personnel, 75 were sales personnel and 76 were administrative personnel. We have a non unionized workforce and none of our full-time employees are covered by a collective bargaining agreement. In general we consider our employee relations to be good.

Competition

        Our products are sold in highly competitive markets. Companies in the steel pipe, tube, fittings and flanges industry compete primarily on price and ability to deliver products in a timely manner. Purchase decisions are also influenced by previous experience with a particular distributor and a distributor's ability to supply the full range of pipes, tubes and fittings. We have numerous competitors who compete with us for customers as well as approved vendor sources in the distribution of alloy and carbon specialty products. None of our competitors individually possesses a significant market share in the specialty products we distribute, as most do not offer the depth and breadth of products that we offer.

Properties

        We operate in 16 locations: 15 in the United States and one in Canada. Thirteen of our locations are inventory stocking facilities. We own facilities in Port Allen, Louisiana and Mulberry, Florida and the rest of the locations are leased. Our exclusive full-time sales agent in Scotland operates at a private residence in Edinburgh, Scotland, which is neither owned nor leased by us. Our corporate headquarters is located in an approximately 14,500 square-foot facility in Baton Rouge, Louisiana. The following table provides a summary of our facilities.

Summary of Leased and Owned Facilities

Location	Building (Sq. ft.)	Lease/Own	Facility Description
Baton Rouge, LA	14,497	Lease	Corporate headquarters
Baton Rouge, LA	3,028	Lease	Office
Baton Rouge, LA	12,250	Lease	Office / warehouse
Calgary, Alberta	700	Lease	Office
Charlotte, NC	12,550	Lease	Office / warehouse
Henderson, CO	2,500	Lease	Office / yard
Houston, TX	17,750	Lease	Office / warehouse
Houston, TX	40,000	Lease	Office / warehouse
Houston, TX	26,600	Lease	Office / warehouse
Houston, TX(1)	2,221	Lease	Office
Irwindale, CA	8,692	Lease	Office / warehouse
Mulberry, FL	42,380	Own	Office / warehouse
Mulberry, FL	NA	Lease	Yard
Odessa, TX	1,500	Lease	Office / yard
Port Allen, LA	9,500	Own	Office / warehouse
St. Charles, IL	22,015	Lease	Office / warehouse
St. Louis, MO	2,800	Lease	Office
Westchester, PA	16,000	Lease	Office / warehouse

(1)
Currently being subleased.

        All of our facilities have been continually maintained and we consider them to be in good repair. We currently do not expect to have any significant capital expenditures or upgrades in the near future. Our maintenance capital expenditures have averaged approximately $1.3 million over the past five years, and management anticipates annual capital expenditures of no more than $1.0 million per year for 2005 and 2006. None of our inventory stocking facilities is currently operating at or near capacity.

Legal and Environmental Matters

        We are from time to time a party to various claims and legal proceedings related to our business. We are party to a settlement agreement with one of our customers and one of our suppliers involving fittings that were alleged to not meet specifications. Under the terms of the settlement agreement, the supplier agreed to pay $1.0 million directly to our customer to be paid in partial payments to be completed on or before June 30, 2005. The supplier verbally informed us on or about January 24, 2005 that it was in default of certain provisions of that settlement agreement and was attempting to cure that default. On or about February 1, 2005, the supplier cured that default. However, if the supplier fails to make the future required payments, which are approximately $0.3 million in the aggregate, we will be required to satisfy the obligation and would then seek payment from the supplier. There are no current material claims or legal proceedings pending against us that, in the opinion of our management, individually or in the aggregate, if determined adversely to us, would have a material adverse effect on our business, financial condition, results of operations or liquidity. Additionally, management is not aware of any legal issues that may have an adverse effect on us in the foreseeable future.

        Our operations are subject to various state and federal laws and regulations relating to environmental concerns. As with other companies engaged in like businesses, the nature of our operations expose us to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. In addition, our operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. Management believes that our operations are in substantial compliance with such laws and regulations.

        We have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

OUR MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors are as follows:

Name	Age	Title
Daniel J. O'Leary	49	President, Chief Executive Officer and Director
David L. Laxton, III	55	Executive Vice President and Chief Financial Officer
Robert L. Gilleland	64	President—Alloy Products Group
Craig S. Kiefer	50	President—Carbon Products Group
Nicholas Daraviras	32	Director
James L. Luikart	59	Director

        Daniel J. O'Leary, 49, President, Chief Executive Officer and Director, has been involved in the steel pipe and distribution industries for 27 years. Mr. O'Leary joined us in January 2003 as our Chief Operating Officer and was promoted to President and Chief Executive Officer in August 2003. Mr. O'Leary was appointed to our board of directors upon consummation of the Transactions in February 2005. Before joining our company, Mr. O'Leary served as President and Chief Operating Officer of Stupp Corporation, an independent manufacturer of electric-resistance welded custom steel line pipe, from 1995 to 2002. Prior to joining Stupp Corporation, he was Executive Vice-President and Chief Operating Officer of Maverick Tube Corporation from 1989 to 1995. He has also held management and executive positions with Red Man Pipe & Supply Company and Lone Star Steel Company. Mr. O'Leary is a former Vice-Chairman of the Committee on Pipe and Tube Imports and a member of the National Association of Steel Pipe Distributors. Mr. O'Leary is a graduate of the University of Tulsa with a B.S. in Education.

        David L. Laxton, III, 55, Executive Vice President and Chief Financial Officer, has over 20 years experience in industrial distribution. Mr. Laxton has served as our Executive Vice President and Chief Financial Officer since joining us in 1996. Prior to that Mr. Laxton served as Chief Financial Officer of a distributor of tube fittings, controls and filtration products. Mr. Laxton has also held consulting positions with a big four accounting firm and with an investment banking firm. Mr. Laxton is currently Vice Chairman of American Gateway Bank and is the former president of the Baton Rouge Chapter of the National Association of Purchasing Management. Mr. Laxton has recently been named to the Advisory Committee to the School of Accounting at Louisiana State University, where he received a B.A. in History and an M.S. in Accounting. Mr. Laxton is a certified public accountant, inactive.

        Robert L. Gilleland, 64, President of Alloy Products Group, has over 30 years of experience in the pipe and steel industry. Mr. Gilleland joined Edgen in 1998 as our Senior Vice President and General Manager. He was promoted to his current position in September 2003. Prior to joining Edgen, Mr. Gilleland was employed with LaBarge Pipe & Steel Company for 16 years. He was Executive Vice President and part owner in a leveraged buy-out of LaBarge Pipe & Steel Company in 1982. At LaBarge Pipe & Steel Company, Mr. Gilleland was responsible for inventory, purchasing and sales activities. Prior to joining LaBarge Pipe & Steel Company, Mr. Gilleland was employed with Edgcomb Metals Company, a subsidiary of Williams Companies, for 18 years. He holds a B.S. in Business Administration from Western Kentucky University.

        Craig S. Kiefer, 50, President of Carbon Products Group, has more than 30 years of experience in the industrial distribution market. Mr. Kiefer joined our company in April 2002 as the President of Service Industrial Supply Co. (SISCO). He was promoted to his current position in March 2003. Prior to joining Edgen, Mr. Kiefer was President and Chief Executive Officer of SISCO, which he formed in 1979 and which was acquired by Edgen in 2002.

        Nicholas Daraviras, 32, Director. Mr. Daraviras was appointed to our board of directors upon consummation of the Transactions in February 2005. Mr. Daraviras is a Managing Director of JCP. He joined JCP in 1996. Mr. Daraviras also serves as a director of various private companies in which JCP has an interest. Mr. Daraviras graduated as a Wharton Scholar and received his B.S. and an M.B.A. from The Wharton School of the University of Pennsylvania.

        James L. Luikart, 59, Director. Mr. Luikart was appointed to our board of directors upon consummation of the Transactions in February 2005. Mr. Luikart is Executive Vice President of JCP. Mr. Luikart joined JCP in 1995 after spending over twenty years with Citicorp, the last seven years of which were as Vice President of Citicorp Venture Capital, Ltd. Mr. Luikart also serves as a director of various private companies in which JCP has an interest. Mr. Luikart received a B.A. in History magna cum laude from Yale University and an M.I.A. from Columbia University.

Committees of the Board

        Audit Committee.    Our audit committee consists of Messrs. Daraviras and Luikart. Neither Mr. Daraviras nor Mr. Luikart is independent as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and neither qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations.

        The principal duties and responsibilities of our audit committee are as follows:

  •
  to monitor our financial reporting process and internal control systems;

  •
  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

  •
  to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

        The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Director Compensation and Arrangements

        Following consummation of the Transactions, none of our directors is entitled to receive any fees for serving as directors. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

Executive Compensation

        The following table sets forth certain information with respect to annual compensation for services in all capacities for fiscal years 2004, 2003 and 2002 paid to each of our executive officers who were serving as such at December 31, 2004.

Summary Compensation Table

Annual Compensation
Name and Principal Position					All Other Compensation
	Year	Salary	Bonus(3)	Other(4)
Daniel J. O'Leary(1) President and Chief Executive Officer	2004 2003	$275,000 208,000	$459,602 27,917	$14,400 12,000	$11,228 7,761	(5) (6)
David L. Laxton, III Executive Vice President and Chief Financial Officer	2004 2003 2002	225,000 217,350 217,350	376,038 — 90,000	14,400 14,400 14,400	$10,670 12,732 4,800	(6) (5) (7)
Robert L. Gilleland President—Alloy Products Group	2004 2003 2002	210,017 210,017 210,017	350,997 — 70,000	14,400 14,400 14,400	5,873 8,421 —	(8) (9)
Craig S. Kiefer (2) President—Carbon Products Group	2004 2003 2002	180,000 150,000 150,000	300,830 — —	3,133 — 1,023	3,962 3,635 —	(8) (8)

(1)
Mr. O'Leary joined our company on January 13, 2003.

(2)
Mr. Kiefer joined our company on April 1, 2002.

(3)
See "—Employee Bonus Plan" below.

(4)
Represents automobile allowances made to such executive.

(5)
Includes matching contributions we paid to such executive's account under our 401(k) Plan, club membership allowances, and premiums we paid in respect of term life insurance for such executive's benefit.

(6)
Includes matching contributions we paid to such executive's account under our 401(k) Plan and club membership allowances.

(7)
Includes club membership allowances.

(8)
Includes matching contributions we paid to such executive's account under our 401(k) Plan.

(9)
Includes matching contributions we paid to such executive's account under our 401(k) Plan and premiums we paid in respect of term life insurance for such executive's benefit.

Employment Agreements

        We have employment agreements with each of our executive officers, Mr. O'Leary, Mr. Laxton, Mr. Gilleland and Mr. Kiefer. In connection with the Transactions, the agreements with Mr. O'Leary and Mr. Laxton were amended and restated effective as of the consummation of the Transactions.

        The amended and restated agreement with Mr. O'Leary provides that he will be employed as our President and Chief Executive Officer at a base salary of $275,000. The amended and restated agreement with Mr. Laxton provides that he will be employed as our Executive Vice President and Chief Financial Officer at a base salary of $225,000. The agreement with Mr. Gilleland provides that he will be employed as the President of Edgen Alloy at a base salary of $210,017. The agreement with Mr. Kiefer provides that he will be employed as the President of Edgen Carbon Products Group LLC at a base salary of $180,000.

        The compensation for the executive officers, which varies for each executive as set forth above, may be increased by recommendation of our chief executive officer to our board of directors. Each employment agreement provides for an annual bonus based on a targeted EBITDA amount, as determined by our board of directors, which is subject to a downward working capital adjustment. The target bonus for each of the executive officers for 2004 was up to 100% of his base salary. Each agreement generally provides for four weeks of vacation and an automobile allowance, which varies by executive officer. Additionally, the employment agreements provide that we will pay premiums for term life insurance for Mr. O'Leary, Mr. Laxton and Mr. Kiefer.

        The agreements for Mr. O'Leary and Mr. Laxton are for a three year term commencing on the closing date of the Transactions, with automatic one-year extensions. Each of the other employment agreements with our executive officers is for a one-year term with automatic daily one year renewals, such that the employment agreements are always one full year from termination. The agreements may be terminated by us for the employee's disability, for cause (as defined in the agreements), or for any reason other than cause (with severance, payable upon termination other than for cause, generally ranging from an amount equal to the employee's annual base salary for one year to an amount equal to the employee's annual base salary for the remaining term under the agreement, plus the executive's full or pro-rata share of the annual bonus, if any).

Employee Bonus Plan

        With approval from our board of directors, we annually adopt an employee bonus plan based on a targeted pre-bonus EBITDA and minimum pre-bonus EBITDA. These targets are recommended by senior management and determined and approved by our board of directors. Every employee of ours has a target bonus associated with his or her position with our company and the target bonuses range from 10% to 100% of base salary. If EBITDA is less than or equal to the minimum EBTIDA, then the employee is not entitled to any bonus. If, however, the EBITDA is greater than the minimum EBITDA, then the employee is entitled to receive a bonus in an amount equal to 2% of the employee's annual target bonus for each 1% of target EBITDA in excess of the minimum EBITDA. Employees continue to earn an additional 2% of the target bonus for each 1% that EBITDA exceeds the target EBITDA. All bonuses under this plan are paid on or before March 15 of the year following the year in which the bonus is earned.

Equity Incentive Plan

        Upon consummation of the Transactions, our board of directors adopted an equity incentive plan. The equity incentive plan authorizes the granting of awards of shares of our common stock that are subject to restrictions on transfer until such time as they are vested. 300,000 shares of restricted common stock were authorized for grant under the equity incentive plan. All of our employees are eligible for grants under the plan. Vesting is based on either time or a combination of performance and time. The time-based vesting schedule applicable to a restricted stock grant will generally be 20% per year over five years subject to the holder's continued employment on the applicable dates. Restricted stock grants that use a vesting schedule that combines time and performance will generally vest 10% per year over five years subject to the holder's continued employment plus an additional 10% or more per year for each year that our company achieves at least 90% of annual projected EBITDA and other working capital targets for that year as determined by our board of directors. Performance based vesting of restricted stock is cumulative so that if the EBITDA target and other working capital targets are met for any given year, all restricted stock subject to performance based vesting for that year and any prior year will vest. Restricted stock subject to performance-based vesting will be forfeited if the relevant EBITDA target is not achieved within five years from the date of grant. Upon a change in control of our company, all restricted stock subject to time based vesting will fully and immediately vest. Restricted stock subject to performance based vesting will be forfeited, if its vesting relates to a performance target from a period prior, that remains unachieved as of the date of the change in control. We have the right but not the obligation to repurchase all vested restricted stock at fair market value as determined by the board of directors from any employee who voluntarily resigns. In addition, we are required to repurchase all vested restricted stock at fair market value as determined by our board of directors from any employee terminated without cause. Unvested restricted stock is subject to forfeiture upon termination of employment. The restricted stock plan is administered by our board of directors or a committee thereof. Upon consummation of the Transactions, we issued restricted stock grants for 281,564 shares of common stock to certain members of our management, including the following to our named executive officers: Mr. O'Leary, 93,855; Mr. Laxton, 40,223; Mr. Gilleland, 26,816; and Mr. Kiefer, 26,816.

401(k) Plan

        We sponsor a defined contribution plan, or 401(k) plan, intended to qualify under section 401 of the Internal Revenue Code. Substantially all of our U.S. employees are eligible to participate in the 401(k) plan on the first day of the month in which the employee has attained 18 years of age and 90 days of employment. Employees may make pre-tax contributions of their eligible compensation, not to exceed the limits under the Internal Revenue Code. We match 50% of the employee's contributions, up to a maximum of 6% of the employee's eligible compensation. Any profit sharing contributions are discretionary in amount and occurrence (and are not limited to current or accumulated net profits). Employees may direct their investments among various pre-selected investment alternatives. Employer contributions to the 401(k) plan, including profit sharing contributions, fixed contributions and employer matching contributions, vest 25% after the second year of employment, 50% after the third year of employment, 75% after the fourth year of employment and 100% after the fifth year of employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding our beneficial ownership as of June 1, 2005 by:

  •
  each person or entity known to us to own more than 5% of any class of our outstanding securities;

  •
  each member of our board of directors and each of our named executive officers; and

  •
  all of the members of our board of directors and executive officers as a group.

        Our outstanding securities consist of approximately 2,681,564 shares of common stock and about 21,600 shares of preferred stock, the terms of which are described in more detail below. To our knowledge, each of the stockholders listed below has sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act.

	Common Stock		Preferred Stock
	Number of Shares	Percent(1)	Number of Shares	Percent(1)
Principal Stockholders:
Funds managed by Jefferies Capital Partners(2)	2,161,000	80.6%	19,449	90.7%
Named Executive Officers and Directors:
Daniel J. O'Leary(3)	168,855	6.3%	675	3.1%
David L. Laxton(3)	75,223	2.8%	315	1.5%
Robert L. Gilleland(3)	56,816	2.1%	270	1.3%
Craig S. Kiefer(3)	56,816	2.1%	270	1.3%
Nicholas Daraviras(4)	—	—	—	—
James L. Luikart(4)(5)	—	—	—	—
All executive officers and directors as a group (6 persons)(3)	357,710	13.3%	1,530	7.2%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Consists of (a) 1,505,774 shares of our common stock held by ING Furman Selz Investors III L.P., 533,124 shares of our common stock held by ING Barings U.S. Leveraged Equity Plan LLC and 122,102 shares of our common stock held by ING Barings Global Leveraged Equity Plan Ltd. and (b) 13,552 shares of our preferred stock held by ING Furman Selz Investors III L.P., 4,798 shares of our preferred stock held by ING Barings U.S. Leveraged Equity Plan LLC and 1,099 shares of our preferred stock held by ING Barings Global Leveraged Equity Plan Ltd. ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. are private equity investment funds managed by JCP. Brian P. Friedman and Mr. Luikart are the managing members of the managers of these funds and may be considered the beneficial owners of the shares owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd.,

  but each of Messrs. Friedman and Luikart expressly disclaim beneficial ownership of such shares, except to the extent of each of their pecuniary interests therein. The address for each of the funds managed by Jefferies Capital Partners is 520 Madison Avenue, 12th Floor, New York, New York 10022.

(3)
The address of such person is c/o Edgen Corporation, 18444 Highland Road, Baton Rouge, Louisiana 70809. The number of shares of common stock includes restricted stock grants for an aggregate of 187,710 shares of common stock, including 93,855 for Mr. O'Leary, 40,223 for Mr. Laxton, 26,816 for Mr. Gilleland and 26,816 for Mr. Kiefer. Holders of such shares of restricted stock have voting power, but not dispositive power, with respect to unvested shares. For a summary description of the vesting and other terms of such restricted stock, see "Management—Equity Incentive Plan."

(4)
The address of each of Mr. Daraviras and Mr. Luikart is c/o Jefferies Capital Partners, 520 Madison Avenue, 12th Floor, New York, New York 10022.

(5)
Does not include 2,161,000 shares of our common stock and 19,449 shares of our preferred stock owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. Mr. Luikart is a managing member of the manager of these funds and may be considered the beneficial owner of such shares, but he expressly disclaims such beneficial ownership of the shares owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd., except to the extent of his pecuniary interest therein.

Common Stock

        Our articles of incorporation provides that we may issue 5,000,000 shares of common stock, par value $0.01 per share, and as of June 1, 2005, 2,681,564 shares of our common stock were issued and outstanding. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock.

Preferred Stock

        Our articles of incorporation provides that we may issue 100,000 shares of preferred stock par value $0.01 per share, 40,000 of which are designated as Series A 8 1/2% Cumulative Compounding Preferred Stock (Series A preferred stock) and 60,000 of which are undesignated. Our Series A preferred stock has a stated value of $1,000 per share. Our Series A preferred stock is entitled to annual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, accrue at a rate of 8.5%, compounding annually, and is payable in cash or shares of our Series A preferred stock, at the discretion of our board of directors. Also at the discretion of our board of directors, our Series A preferred stock is redeemable upon a change of control or initial public offering (as such terms are defined in our articles of incorporation). As of June 1, 2005, 21,600 shares of our Series A preferred stock were issued and outstanding.

        Under the laws of Nevada, the vote of a majority of the outstanding shares of our preferred stock, voting as a separate class, is required to amend our articles of incorporation, either by amendment or by filing a certificate of designation, if the amendment would adversely alter or change any preference or relative or other right of the holders of the preferred stock. Except as described in the immediately preceding sentence or as otherwise required by law, our preferred stock is not entitled to vote.

        We may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Series A preferred stock (including the common stock) (referred to as junior stock) unless all cumulative dividends on the Series A preferred stock have been paid in full. Upon liquidation, dissolution or winding up of our company, holders of Series A preferred stock are entitled to receive out of the legally available assets of our company, before any amount shall be paid to holders of junior stock, an amount equal to $1,000 per share of Series A preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If the available assets are insufficient to pay the holders of the outstanding shares of our preferred stock in full, the assets, or the proceeds from the sale of the assets, will be distributed ratably among the holders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securities Purchase Agreements

        At the closing of the Transactions, Edgen Acquisition Corporation entered into agreements with funds managed by JCP and certain members of our management pursuant to which they acquired shares of Edgen Acquisition Corporation. Pursuant to these agreements, these funds and the management investors purchased shares of common stock and preferred stock of Edgen Acquisition Corporation having a combined aggregate value of approximately $24.0 million. Following the acquisition of Edgen and the merger of Edgen Acquisition Corporation with and into Edgen, funds managed by JCP and the management investors owned all of the outstanding common stock and preferred stock of Edgen.

Securities Holders Agreement

        At the closing of the Transactions, we entered into a securities holders agreement with funds managed by JCP and the management investors. The securities holders agreement generally restricts the transfer of shares of our common stock or preferred stock without the consent of these funds. Exceptions to this restriction include transfers for estate planning purposes, in each case so long as any transferee agrees to be bound by the terms of the agreement.

        We and these funds have a right of first refusal under the securities holders agreement with respect to sales of shares of our common stock and preferred stock held by management investors. Under certain circumstances, the stockholders have "tag-along" rights to sell their shares on a pro rata basis with the selling stockholder in certain sales to third parties. If funds managed by JCP approve a sale of our company, these funds have the right to require our other stockholders to sell their shares on the same terms. The securities holders agreement also contains a provision that gives us the right to repurchase a management investor's shares upon termination of that management investor's employment or removal or resignation from the board of directors.

Registration Rights Agreement

        At the closing of the Transactions, we entered into a registration rights agreement with funds managed by JCP and the management investors. Pursuant to the registration rights agreement, upon the written request of these funds, we agreed to, on one or more occasions, prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares of our common stock held by these funds, and use our best efforts to cause the registration statement to become effective. Following an initial public offering of our company, funds managed by JCP and the management investors will also have the right, subject to certain exceptions and rights of priority, to have their shares included in certain registration statements filed by us. Registration expenses of the selling stockholders (other than underwriting discounts and commissions and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by us. We have also agreed to indemnify the stockholders against certain customary liabilities in connection with any registration.

Management Agreement

        In connection with the Transactions, we entered into a management agreement with JCP pursuant to which JCP may provide management, business and organizational strategy and merchant and investment banking services to us, which services include, but are not limited to, advice on corporate and financial planning, oversight of operations, including the marketing, sales and distribution of our products, development of business plans, the structure of our debt and equity capitalization and the identification and development of business opportunities. In exchange for these services, we may pay JCP an annual management fee in an amount agreed to between JCP and us from time to time, plus reasonable out-of-pocket expenses. It is not currently contemplated that we will pay a management fee to JCP. In addition, JCP may negotiate with us to provide additional management, financial or other corporate advisory services in connection with any transaction, including any acquisition, divestiture or financing, in which we may be, or may consider becoming, involved. The management agreement provides that JCP will be paid a transaction fee for such services rendered by JCP in an amount mutually agreed upon by JCP and us, plus reasonable out-of-pocket expenses. We did not pay JCP a transaction fee in connection with the consummation of the Transactions. The management agreement has an initial term of ten years. The agreement will automatically renew for additional one year terms unless either we or JCP give written notice of termination within 90 days prior to the expiration of the initial term or any extension. There are be no minimum levels of service required to be provided pursuant to the management agreement. The management agreement includes customary indemnification provisions in favor of JCP.

Other Relationships and Related Transactions

        Management Agreement with Harvest Partners, Inc.    Prior to the consummation of the Transactions, Harvest Partners and its affiliates owned approximately 63% of our outstanding preferred stock and approximately 70% of our outstanding Class A common stock. In addition, Harvest Partners and its affiliates held $5.0 million principal amount of our then existing subordinated notes. Pursuant to an amended and restated management agreement between Harvest and us, we pay Harvest a quarterly management fee and reimburse Harvest for reasonable expenses. On an annual basis, the management fee in each of 2003 and 2004 was $495,600. Upon the consummation of the Transactions, we paid Harvest a transaction fee in an amount equal to 0.826 times 2% of the aggregate purchase price of $124.0 million, or $2,048,480, at which time the management agreement was terminated. Harvest no longer holds any of our equity or debt securities.

        Management Agreement with Stonehenge Capital Company, LLC.    Prior to the consummation of the Transactions, Stonehenge Capital owned approximately 17% of our outstanding preferred stock and approximately 20% of our Class A common stock. Pursuant to an amended and restated management agreement between Harvest and us, we pay Stonehenge Capital a quarterly management fee and reimburse Stonehenge Capital for reasonable expenses. On an annual basis, the management fee in each of 2003 and 2004 was $104,400. Upon the consummation of the Transactions, we paid Stonehenge Capital a transaction fee in an amount equal to 0.174 times 2% of the aggregate purchase price of approximately $124.0 million, or $431,520, at which time the management agreement was be terminated. The management agreement was terminated upon the consummation of the transactions. Stonehenge Capital no longer holds any of our equity or debt securities.

        Transaction Fee Agreement.    Pursuant to a transaction fee agreement by and among Jed DiPaolo, John B. Elstrott, Edgar Hotard, Mr. O'Leary, Mr. Laxton and us, upon the consummation of the Transactions, we paid a transaction fee in an amount equal to 2% of the aggregate purchase price of approximately $124.0 million, or $2,480,000, which was allocated among Messrs. DiPaolo, Elstrott, Hotard, O'Leary and Laxton as dictated by the transaction fee agreement and any amount that is not specifically allocated therein was distributed pursuant to the mutual agreement of Ira Kleinman and Mr. O'Leary.

        Value Bonus Compensation.    Upon the consummation of the Transactions, pursuant to value bonus compensation awards approved by our board of directors, certain members of management became eligible for value bonuses in an aggregate amount of $3,000,000, which bonuses were distributed to our named executive officers and other members of management as indicated below:

Name of Employee	Bonus
Daniel J. O'Leary	$970,000
David L. Laxton, III	$480,000
Robert L. Gilleland	$420,000
Craig S. Kiefer	$370,000
Other members of management collectively (5 persons)	$760,000

        Furthermore, our board of directors approved an additional senior management bonus equal to 20% of the net proceeds from the sale of Edgen in excess of $64 million. The amount of this bonus was approximately $1.5 million in the aggregate, and was distributed among the senior management by the mutual agreement of Mr. Kleinman and Mr. O'Leary.

        Convertible Term Notes.    On October 25, 2000, we issued four convertible term notes, in an aggregate principal amount of $15.0 million, to certain stockholders of our company. Three convertible term notes were issued to affiliates of Harvest Partners: two notes to Harvest Partners III, L.P. in the initial principal amounts of approximately $8.7 million and approximately $2.5 million and one note to Harvest Partners III, Beteiligungsgesellschaft buergerlichen Rechts mit Haftungsbeschraenkung in the initial principal amount of approximately $1.5 million. The fourth convertible term note was issued to Bank One Equity Investors Inc. in the initial principal amount of approximately $2.2 million. In connection with the consummation of the Transactions, we repaid the remaining principal and interest obligations of approximately $2.8 million in the aggregate (as of December 31, 2004) and these convertible term notes were terminated.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following summary of certain provisions of the instruments evidencing our material indebtedness (other than the notes) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definition of certain terms therein that are not otherwise defined in this prospectus.

New Revolving Credit Facility

        Concurrently with the closing of the Transactions, we entered into a new $20.0 million revolving credit facility with GMAC Commercial Finance LLC (GMAC CF) and drew $2.7 million in loans thereunder. As of March 31, 2005, we had $7.8 million in outstanding borrowings under the revolving credit facility. The principal terms of the new revolving credit facility are substantially as set forth below:

        Availability.    Revolving advances are available from the lender in an aggregate principal amount of up to $20.0 million, subject to a borrowing base test based upon our eligible accounts receivable and eligible raw material and finished goods inventory. We will be able to repay and re-borrow such advances until the maturity date.

        Term.    Our new revolving credit facility has an initial term of five years from the closing date of the facility, which closed concurrently with the closing of the Transactions.

        Guarantees and Security.    Our new revolving credit facility is guaranteed by all of our domestic subsidiaries and is secured by a first priority security interest in all of our and our domestic subsidiaries' Working Capital Assets and secured by a second priority security interest in all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries). Pursuant to the terms of the intercreditor agreement described under "Description of the Notes—Collateral—Senior Intercreditor Agreement," the security interest on the collateral consisting of Working Capital Assets that secures the notes and related guarantees are contractually subordinated to the liens thereon securing the new revolving credit facility, and the security interest on substantially all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries) that may secure the revolving credit facility is contractually subordinated to the liens thereon securing the notes and related guarantees.

        Interest.    Interest accrues on borrowings under our new revolving credit facility at floating rates equal to:

  •
  the prime rate of interest announced by GMAC CF from time to time less 0.50% per annum, or

  •
  a Eurodollar rate based on LIBOR plus 1.50% per annum.

        Fees.    Our new revolving credit facility is subject to certain customary fees including a fee of 0.50% per annum on the unused portion of the revolving credit facility.

        Prepayment.    We may prepay in full and terminate the lender's commitment under our new revolving credit facility at any time, subject to payment of a prepayment fee on the total committed facility equal to 2% in the first year and 1% in the second year. Advances under the revolving credit facility are subject to mandatory prepayment in certain circumstances, including mandatory prepayments based upon the receipt of certain proceeds of asset sales other than the sale of inventory in the ordinary course.

        Covenants and Conditions.    Our new revolving credit facility contains various affirmative and negative covenants customary for similar working capital facilities, which, among other things, limit the incurrence of additional indebtedness, the making of distributions, loans and advances, the entering into of transactions with affiliates and acquisitions, dispositions or mergers, the granting of loans and the sale of assets.

        Events of Default.    Our new revolving credit facility also contains customary events of default, including but not limited to:

  •
  non-payment of principal, interest or fees;

  •
  violations of certain covenants;

  •
  certain bankruptcy events;

  •
  inaccuracy of representations and warranties in any material respect; and

  •
  cross defaults with certain other material indebtedness and agreements, including without limitation, the indenture governing the notes.

THE EXCHANGE OFFER

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

Purpose and Effect of the Exchange Offer

        On February 1, 2005, we issued and sold the old notes to the initial purchaser in a private placement transaction exempt from the registration requirements of the Securities Act. The initial purchaser subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, our guarantors and the initial purchaser in the February 2005 private offering entered into a registration rights agreement dated February 1, 2005 under which we agreed to:

  •
  prepare and file with the SEC on or before June 1, 2005 the registration statement of which this prospectus is a part;

  •
  use our commercially reasonable efforts to cause the registration statement to become effective on or before August 30, 2005;

  •
  complete the exchange offer within 30 business days after the effective date of the registration statement; and

  •
  file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

        The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

        Under existing interpretations of the SEC, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

  •
  it is acquiring the new notes in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  it is not an affiliate of us, as that term is interpreted by the SEC; and

  •
  if such holder is not a broker-dealer, then such holder is not engaged in and does not intend to engage in, a distribution of the new notes.

        However, participating broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date will be 5:00 p.m., New York City time, on July 19, 2005, unless extended by us in our sole discretion.

        As of the date of this prospectus, $105.0 million aggregate principal amount of the old notes are outstanding. Only a registered holder of the old notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. The old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is first being sent on or about June 16, 2005 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under "—Conditions to the Exchange Offer" below.

        We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of such extension to the exchange agent and the holders of the old notes as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right, in our sole and absolute discretion:

  •
  to delay accepting any old notes;

  •
  to extend the exchange offer;

  •
  to terminate the exchange offer; and

  •
  to waive any condition (other than any condition involving governmental approvals) or otherwise amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of old notes. Any delay in acceptance, extension, termination, amendment or waiver will be followed promptly by oral or written notice to the exchange agent and by making a public announcement of it, and the notice and announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the exchange offer was previously scheduled to expire. Subject to applicable law, we may make this public announcement by issuing a press release.

        Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

        Only a registered holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address set forth below under "—Exchange Agent" for receipt prior to the expiration date. In addition, either:

  •
  certificates for the old notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of such old notes, if that procedure is available, into the exchange agent's account at the depositary pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The tender by a holder which is not withdrawn prior to the expiration date will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, we recommend that you use registered mail, properly insured, with return requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed power of attorney from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an eligible institution. Eligible institutions include any firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender old notes.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or to not accept any particular old notes our acceptance of which might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        While we have no present plan to acquire any old notes which are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes which are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth below under "—Certain Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, each holder of old notes will represent to us in writing that, among other things:

  •
  the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder and any beneficial holder;

  •
  neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of new notes; and

  •
  neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company.

        If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

        The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from February 1, 2005. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 1, 2005. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

Return of Old Notes

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged old notes will be returned without expense to the tendering holder of such old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, such old notes will be credited to an account maintained with the depositary) promptly after the expiration of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of old notes by causing the depositary to transfer such old notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the depositary, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders who wish to tender their old notes and (A) whose old notes are not immediately available or (B) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and a duly executed letter of transmittal and notice of guaranteed delivery substantially in the form provided by us (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates representing all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to the expiration date.

        To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth below, prior to the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such old notes);

  •
  where the certificates for old notes have been transmitted, specify the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the depositary to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above at any time prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes. We may terminate or amend the exchange offer if at any time before the acceptance of such old notes for exchange or the exchange of new notes for such old notes, we determine that:

  •
  the exchange offer (including the related prospectus) does not comply with any applicable law or any applicable interpretation of the staff of the SEC;

  •
  we have not received all applicable governmental approvals; or

  •
  any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

        The foregoing conditions, other than any involving governmental approvals, are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time at or prior to the expiration of the exchange offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time at or prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier:	By Hand:	By Facsimile:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attn: Randolph Holder	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attn: Randolph Holder	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attn: Randolph Holder	The Bank of New York Reorganization Department Attn: Randolph Holder (212) 298-1915 Confirm by telephone: (212) 815-5098

For information, call:
(212) 815-5098

        Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

        The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes and will be amortized over the term of the new notes.

Consequences of Failure To Exchange; Resales of New Notes

        Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 9 7/8% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

        Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act or any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption), without compliance with the registration and prospectus delivery provisions of the Securities Act. This is the case provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of such new notes. If any holder has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

  •
  could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be all "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes.

        The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days following the effective date. See "Plan of Distribution."

        We have not requested the staff of the SEC to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.

        In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

Registration Rights and Additional Interest

        Registration Rights.    If:

  •
  because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect the exchange offer contemplated by this prospectus;

  •
  the exchange offer is not consummated within 30 business days from the date the registration statement of which this prospectus is a part is declared effective;

  •
  in certain circumstances certain holders of unregistered new notes so request; or

  •
  in the case of any holder that participates in the exchange offer, that holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of that holder as our affiliate or within the meaning of the Securities Act), then in each case, we will

  •
  promptly deliver to the holders and the trustee written notice thereof; and

  •
  at our sole expense,

  •
  file on or prior to 30 days after the filing obligation arises a shelf registration statement covering resales of the notes, and

  •
  use our commercially reasonable efforts to keep effective the shelf registration statement until the earlier of two years after the original issue date of the notes or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations and the delivery of certain information concerning the holder).

        Additional Interest.    If we fail to meet the targets listed above, then additional interest ("Additional Interest") shall become payable in respect of the Notes as follows:

        If:

  •
  neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to June 1, 2005, or

  •
  notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and the shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either required filing date, Additional Interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following each filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

        If:

  •
  if neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to August 30, 2005,

  •
  or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and the shelf registration statement is not declared effective by the SEC on or prior to the 90th day following the date the shelf registration statement was filed, then, commencing on the day after either such required effective date, Additional Interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

        If:

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  we have not exchanged new notes for all notes validly tendered and not withdrawn in accordance with the terms of the exchange offer on or prior to the date that is 30 business days from the date the exchange offer registration Statement was required to be declared effective, or

  •
  if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to February 1, 2007 (other than after such time as all notes have been disposed of thereunder), then Additional Interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on the 31st business day after such effective date, in the case of the first bullet point above, or the day such shelf registration statement ceases to be effective, in the case of the second bullet point above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period.

        Notwithstanding the foregoing:

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  Additional Interest will not accrue under more than one of the three immediately preceding paragraphs at any one time;

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  the amount of Additional Interest accruing will not exceed 1.00% per annum; and

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  upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of third immediately preceding paragraph); upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of the second immediately preceding paragraph); or upon the exchange of new notes for all notes tendered (in the case of immediately preceding paragraph), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of the immediately preceding paragraph), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, will cease to accrue.

        Any amounts of Additional Interest that have accrued will be payable in cash on the same original interest payment dates as the notes.

DESCRIPTION OF THE NOTES

        Edgen Acquisition Corporation issued and sold the 9 7/8% Senior Secured Notes due 2011 (the "Notes") as part of the financing that was used to acquire (the "Acquisition") all of the issued and outstanding Capital Stock of Edgen Corporation. The Notes were issued under an indenture (the "Indenture"), among Edgen Acquisition Corporation, the Guarantors and The Bank of New York, as Trustee (the "Trustee") and Collateral Agent (the "Collateral Agent").

        The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that, unlike the old notes, the new notes will have been issued in a transaction registered under the Securities Act; will not bear legends restricting their transfer; and holders of the new notes are not entitled to certain registration rights under the registration rights agreement. The new notes and the old notes are treated as one series of notes under the Indenture, and references in the following summary to the notes should be read to incorporate the old notes and the new notes.

        The following is a summary of the material provisions of the Indenture, the Collateral Agreements, the Intercreditor Agreements and the Registration Rights Agreement. It does not include all of the provisions of the Indenture, the Collateral Agreements, the Intercreditor Agreements and the Registration Rights Agreement, and we urge you to read them because they, and not this description, define your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). Wherever particular provisions of the Indenture, the Collateral Agreements, the Intercreditor Agreements, the Registration Rights Agreement and the TIA are referred to in this Description of Notes, such provisions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference.

        Upon consummation of the Acquisition, Edgen Acquisition Corporation was merged with and into Edgen Corporation, with Edgen Corporation being the surviving corporation of such merger (the "Merger"). Upon consummation of the Merger, Edgen Corporation assumed Edgen Acquisition Corporation's obligations under the Indenture, the Collateral Agreements, the Intercreditor Agreements and the Registration Rights Agreement; caused each of its Domestic Subsidiaries to become Guarantors as required by the Indenture and caused those Guarantors to become party to the Collateral Agreements, the Intercreditor Agreements and the Registration Rights Agreement. You can obtain a copy of each of the Indenture, the Collateral Agreements, the Intercreditor Agreements and the Registration Rights Agreement in the manner described under "Where You Can Find More Information" from the Company. You can find definitions of certain capitalized terms used in this description under "Certain Definitions" and throughout this "Description of the Notes." When we refer to the "Company," "we," "our," or "us" in this section, we mean Edgen Corporation and its successors in accordance with the terms of the Indenture and not any of its Subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes

        The Notes are:

  •
  senior secured obligations of the Company;

  •
  ranked equally in right of payment with all other senior obligations of the Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes;

  •
  secured by security interests in substantially all of the assets of the Company (other than Excluded Assets), subject to Permitted Liens; and

  •
  unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company's existing and future Domestic Restricted Subsidiaries, as set forth under "Guarantees" below.

The Guarantees

        The Notes will be guaranteed by all of our existing and future direct and indirect Domestic Restricted Subsidiaries. Each Guarantee of a Guarantor will:

  •
  be a senior secured obligation of such Guarantor;

  •
  rank equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

  •
  be secured by security interests in substantially all of the assets of such Guarantor (other than Excluded Assets), subject to Permitted Liens.

        Pursuant to the terms of the Senior Intercreditor Agreement, the security interest on inventory, accounts receivable, lockboxes, deposit accounts, securities accounts and financial assets credited thereto, and certain related assets (collectively, the "Working Capital Assets") that secure the Notes and the Guarantees will be contractually subordinated to a Lien securing the Credit Agreement. Consequently, the Notes will be effectively subordinated to the Credit Agreement to the extent of the value of the Working Capital Assets.

Principal, Maturity and Interest

        The Company initially issued the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Notes are unlimited in aggregate principal amount, of which $105.0 million in aggregate principal amount were issued in the initial offering. The Company may issue additional Notes ("Additional Notes") from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The Notes and any Additional Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. Any Additional Notes issued after the Exchange Offer will be secured, equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest of the Collateral for the then outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Note or Notes.

        The Notes will mature on February 1, 2011.

        Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be due and payable semiannually in cash on each February 1 and August 1, commencing on August 1, 2005, to the Persons who are registered Holders at the close of business on each January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Collateral

        Pursuant to the terms of the Collateral Agreements, the Notes and the Guarantees will be secured by substantially all of the assets of the Company and the Guarantors (other than Excluded Assets). On the Issue Date, the obligations under the Credit Agreement will be secured by Liens on the Collateral consisting of Working Capital Assets which will be senior to the Liens securing the Notes and Guarantees with respect to the proceeds of Collateral consisting of Working Capital Assets. Thereafter, the Credit Agreement may be secured by Liens on all other Collateral that does not consist of Working Capital Assets (i.e., Priority Collateral) and certain other Indebtedness may be secured by Liens on all

Collateral; provided that any such Liens shall be subject to the Collateral Agent's prior ranking Lien in accordance with the terms set forth below under, "Senior Intercreditor Agreement" and "Subordinated Intercreditor Agreement," respectively.

        On the date of the Indenture, the Company, the Guarantors and the Collateral Agent, on behalf of itself, the Trustee and the Holders, and the Administrative Agent, on behalf of itself and the Lenders, entered into the Senior Intercreditor Agreement. Certain terms of the Senior Intercreditor Agreement are described below under "Senior Intercreditor Agreement." The Indenture also permits the Company and the Guarantors to incur secured Indebtedness ("Junior Lien Debt") if the Company can satisfy a fixed charge coverage ratio and so long as such Indebtedness is subordinated in right of payment to the Notes, the Guarantees and if then or thereafter outstanding, the Credit Agreement and the Liens securing such Indebtedness is subordinated to the Liens securing the Notes and the Guarantees and if then or thereafter outstanding, the Credit Agreement pursuant to an intercreditor and subordination agreement (the "Subordinated Intercreditor Agreement"), substantially in the form of the exhibit form thereof to be attached to the Indenture, to be entered into by and among the Company, the Guarantors, the Collateral Agent, on behalf of itself, the Trustee and the Holders, and at any time the Credit Agreement is outstanding, the Administrative Agent, on behalf of itself and the Lenders, and the holders of such Junior Lien Debt or a Person duly appointed by such holders as their agent (the "Junior Lien Collateral Agent"), on behalf of itself and such holders (collectively, the "Junior Lien Debtholders"). Certain terms of the Subordinated Intercreditor Agreement are described below under "Subordinated Intercreditor Agreement."

        Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the Notes and the Guarantees may be insufficient to satisfy the Company's and the Guarantors' obligations under the Notes and Guarantees, respectively. No appraisals of any of the Collateral have been prepared in connection with the Exchange Offer. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time.

        Subject to the terms of the Collateral Agreements, the Company and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral consisting of Working Capital Assets that secure on a first priority basis the obligations to the Administrative Agent and the Lenders in accordance with the provisions of the Credit Agreement and other than as set forth in the Collateral Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        Subject to the restrictions on incurring Indebtedness in the Indenture, the Company and its Restricted Subsidiaries also have the right to grant Liens securing Capital Lease Obligations and Purchase Money Obligations constituting Permitted Indebtedness and to acquire any such assets subject to such Liens.

        To the extent third parties hold Permitted Liens (including the Lenders), such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Given the intangible nature of certain of the Collateral, any such sale of such Collateral separately from the assets of the Company as a whole may not be feasible. The ability of the Company or any Guarantor to grant a security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Certain Bankruptcy and Other Limitations."

        The Company is permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of its Restricted Subsidiaries that are Domestic Restricted Subsidiaries; provided, that each such new Domestic Restricted Subsidiary will be required to execute a Guarantee in respect of the Company's obligations under the Notes and the Indenture (the "Note Obligations") and a supplement to the Security Agreement granting to the Collateral Agent a security interest in all of the assets of such Domestic Restricted Subsidiary on the same basis and subject to the same limitations as described in this section.

        Subject to the Senior Intercreditor Agreement, all funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

        The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales or dispositions made in compliance with the Indenture.

        The Company will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

          (1)   to enable the Company to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under the covenant described below under "—Limitation on Asset Sales;"

          (2)   with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes as provided under "Modification of the Indenture;"

          (3)   if any Subsidiary that is a Guarantor is released from its Guarantee in accordance with the terms of the Indenture, that Subsidiary's assets will also be released;

          (4)   if the Company exercises its legal defeasance option or our covenant defeasance option as described below under the caption "Legal Defeasance and Covenant Defeasance;"

          (5)   upon satisfaction and discharge of the Indenture or payment in full in cash of the principal of, and premium, if any, accrued and unpaid interest and Additional Interest, if any, on, the Notes and all other Obligations that are then due and payable; or

          (6)   if such release is required under the Senior Intercreditor Agreement.

Senior Intercreditor Agreement

        Ranking of Liens.    The Senior Intercreditor Agreement provides that (1) Liens on the Working Capital Assets securing the Note Obligations will be junior to the Liens thereon securing all obligations under the Credit Agreement (the "First Lien Obligations"), and consequently, the Lenders will be entitled to receive proceeds from any Working Capital Assets prior to the Holders, (2) Liens on Priority Collateral securing the Note Obligations will be senior to the Liens, if any, thereon securing the First Lien Obligations, and consequently, the Holders will be entitled to receive proceeds from Priority Collateral prior to the Lenders and (3) the Collateral Agent will not challenge the Liens of the Administrative Agent on the Collateral and the Administrative Agent will not challenge the Liens of the Collateral Agent on the Collateral notwithstanding, in each case, the timing, method or failure of the perfection thereof by such Person.

        Restriction on Enforcement of Liens and Related Provisions.    The Senior Intercreditor Agreement provides that none of the Collateral Agent, the Trustee or any Holder may take any enforcement action against (i) any Priority Collateral for a period of 90 days from the date that the Collateral Agent gives notice to the Administrative Agent of the occurrence of an Event of Default and (ii) any Collateral consisting of Working Capital Assets for a period of 90 days from the date that the Collateral Agent gives notice to the Administrative Agent (1) of the occurrence of an Event of Default and (2) that the Collateral Agent and/or the Holders intend to take enforcement action against such Collateral; provided that the Collateral Agent will only be able to take any enforcement action against Working Capital Assets to the extent that the Working Capital Assets are not the subject of an enforcement action nor is any other similar action diligently being pursued by the Administrative Agent against the Working Capital Assets until the obligations under the Credit Agreement are paid in full in cash and the commitments under the Credit Agreement have been terminated. The Administrative Agent will have the sole and exclusive right to make all decisions with respect to the exercise of remedies with respect to any Working Capital Assets during such time, including the timing and method of any disposition thereof.

        Neither the Administrative Agent nor any Lender may take any enforcement action against the Priority Collateral for a period of 150 days from the date that the Administrative Agent gives notice to the Collateral Agent of the occurrence of an event of default under the Credit Agreement (provided that such period shall continue only with respect to any such Priority Collateral that is the subject of an enforcement action or other similar action that is diligently being pursued by the Collateral Agent prior to such 150th day for so long as such enforcement action or other similar action is diligently being pursued by the Collateral Agent). The Collateral Agent will have the sole and exclusive right to make all decisions with respect to the foreclosure on any Priority Collateral during such period as it relates to such Collateral, including the timing and method of any disposition thereof.

        Upon the receipt of any proceeds of Working Capital Assets by the Collateral Agent prior to the payment in full in cash of the obligations under the Credit Agreement (including the cash collateralization of up to 105% of the undrawn portion of the stated amount of any letters of credit issued thereunder that remain outstanding), and the termination of the commitments under the Credit Agreement the Collateral Agent shall hold such proceeds (after deducting therefrom all reasonable enforcement costs and expenses in connection therewith) in trust for the account of the Administrative Agent and remit such proceeds to the Administrative Agent. Upon the receipt of any proceeds of Priority Collateral by the Administrative Agent prior to the payment in full in cash of the Note Obligations, the Administrative Agent shall hold such proceeds (after deducting therefrom all reasonable enforcement costs and expenses) in trust for the account of the Collateral Agent and remit such proceeds to the Collateral Agent.

        To the extent the Collateral Agent has control or possession of any Premises upon the exercise of its remedies under any Collateral Agreement, the Collateral Agent shall permit (or use its commercially reasonable efforts to require any transferee or purchaser thereof to permit) the Administrative Agent to enter any such Premises in order to remove, inspect and/or exercise other rights with respect to any of the Working Capital Assets contained therein; provided that such rights of entry of the Administrative Agent shall only continue until the date that is 120 days after the Administrative Agent receives notice of the Collateral Agent's obtaining control or possession of, or its intent to transfer or sell, such Premises (unless such Premises is the subject of an executed bona fide contract of sale pursuant to which possession of such premises is required to be delivered to the transferee or purchaser thereof prior to the expiration of such 120 day period, in which case, a 90 day period shall apply).

        Insolvencies and Liquidation Events.    The Senior Intercreditor Agreement provides that in the event of an insolvency or liquidation event of the Company or any Guarantor, (1) the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral, (2) none of the Collateral Agent, the Trustee or any Holder may contest the use of cash collateral or debtor-in-position financing (a "DIP Financing") by a Lender (a "DIP Lender") (so long as (A) the interest rate, fees, advance rates, lending sublimits and limits and other terms are commercially reasonable under the circumstances, (B) the Collateral Agent retains a Lien on Working Capital Assets (including proceeds thereof arising after the commencement of the proceeding in connection with such insolvency or liquidation event) with the same priority as existed prior to the commencement of the proceeding in connection with such insolvency or liquidation event pursuant to the terms of the Senior Intercreditor Agreement, (C) the Collateral Agent receives a replacement Lien on post-petition assets to the same extent granted to the DIP Lender, with the same priority as existed prior to the commencement of the proceeding in connection with such insolvency or liquidation event, and (D) the aggregate principal amount of loans and letter of credit accommodations outstanding under such DIP Financing, together with the aggregate principal amount of the pre-petition First Lien Obligations shall not exceed $25.0 million), (3) none of the Collateral Agent, the

Trustee or any Holder may contest any sale consented to by the Lenders of Working Capital Assets pursuant to the Bankruptcy Code so long as the proceeds are applied (A) first, to the First Lien Obligations (provided that the aggregate principal amount paid in respect thereof shall not exceed $25.0 million), (B) second, to the Note Obligations until paid in full in cash and (C) third, to all other First Lien Obligations, if any, that remain outstanding and (4) neither the Administrative Agent or any Lender shall receive any Liens (including replacement Liens) on any post-petition assets constituting Priority Collateral (including proceeds of any assets constituting Priority Collateral arising after the commencement of the proceeding in connection with such insolvency or liquidation event) unless such Liens are subordinated to the Liens (including replacement Liens) of the Collateral Agent with the same priority as existed prior to the commencement of the proceeding in connection with such insolvency or liquidation event pursuant to the terms of the Senior Intercreditor Agreement.

        If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, both on account of the Note Obligations and the First Lien Obligations, then, to the extent the debt obligations distributed on account of the Note Obligations and the First Lien Obligations are secured by Liens upon the same property or type of property, the provisions described under "—Senior Intercreditor Agreement" will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

        The Holders will not assert or enforce, until the First Lien Obligations are paid in full in cash (and any commitments under the Credit Agreement are terminated), any claim under §506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens on the Working Capital Assets for costs or expenses of preserving or disposing of any Collateral.

        Release of Collateral upon Sale or Other Disposition.    Upon the sale or disposition of any Working Capital Assets in connection with the Administrative Agent's enforcement of its remedies after an event of default under the Credit Agreement, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Collateral Agent's Liens upon such Collateral will automatically be released and the Collateral Agent will promptly execute and deliver an instrument confirming such release on customary terms acceptable to the Administrative Agent; provided that, (1) such release shall not extend to or otherwise affect any of the rights of the Collateral Agent, the Trustee and the Holders to the proceeds from any such sale or other disposition of Working Capital Assets, (2) the Administrative Agent and the Lender shall promptly apply such proceeds to the obligations under the Credit Agreement, and (3) if any such sale or disposition results in a surplus after application of the proceeds to the obligations under the Credit Agreement, such surplus shall be paid to the Collateral Agent, the Trustee and the Holders.

        In accordance with the Senior Intercreditor Agreement, upon the sale or disposition of any Priority Collateral in connection with the Collateral Agent's enforcement of its remedies after an Event of Default, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Administrative Agent's Liens upon such Priority Collateral will automatically be released and the Administrative Agent will promptly execute and deliver an instrument confirming such release on customary terms acceptable to the Collateral Agent; provided that, (1) such release shall not extend to or otherwise affect any of the rights of the Administrative Agent and the Lenders to the proceeds from any such sale or other disposition of such Priority Collateral, (2) the Collateral Agent shall promptly apply such proceeds to the Note Obligations, and (3) if any such sale or disposition results in a surplus after application of the proceeds to the Note Obligations, such surplus shall be paid to whomever is legally entitled to receive such proceeds.

        Agent for Perfection.    Each of the Collateral Agent and the Administrative Agent shall hold any Pledged Collateral in its possession or control (or in the possession or control of its agents or bailees) as agent for the other solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the security documents, subject to the terms and conditions of the Senior Intercreditor Agreement. "Pledged Collateral" means any Collateral with respect to which a secured creditor may perfect or enhance its perfection thereof by having possession or control thereof.

        Pursuant to the Senior Intercreditor Agreement, (1) the Collateral Agent, on behalf of itself, the Trustee and the Holders will waive, to the fullest extent permitted by law, any claim against the Administrative Agent and the Lenders in connection with any actions they may take under the Credit Agreement or with respect to the Working Capital Assets, and agree that the Administrative Agent and the Lenders will have no duties to them in respect of the maintenance or preservation of the Working Capital Assets and (2) the Administrative Agent, on behalf of itself and the Lenders will waive, to the fullest extent permitted by law, any claim against the Collateral Agent, the Trustee and the Holders in connection with any actions they may take under the Indenture or with respect to the Collateral, and agree that the Collateral Agent, the Trustee and the Holders will have no duties to them in respect of the maintenance or preservation of the Collateral.

        Option to Purchase Obligations under the Credit Agreement.    Upon the occurrence and during the continuance of (1) an acceleration of the First Lien Obligations or (2) the Administrative Agent's enforcement of its remedies with respect to any Collateral, under the Credit Agreement, any or all Holders will have the right (without any obligation) to purchase, in the manner and during the period set forth in the Senior Intercreditor Agreement, all, but not less than all, of the principal of and interest on all Indebtedness outstanding under the Credit Agreement at the time of purchase and all other First Lien Obligations then outstanding, together with all Liens and all guarantees and other supporting obligations relating to such First Lien Obligations.

Subordinated Intercreditor Agreement

        Ranking of Liens.    The Subordinated Intercreditor Agreement will provide that Liens ("Junior Liens") on the assets securing the Junior Lien Debt will be junior to the Liens ("Priority Liens") thereon securing Note Obligations and obligations in respect of the Credit Agreement (the "Priority Lien Debt"), and consequently (1) the Holders and Lenders will be entitled to receive proceeds from any collateral in which they were purported to have been granted a Lien by the Company or any domestic subsidiary that is a Guarantor prior to any Junior Lien Debtholder, and (2) no Junior Lien Debtholder may challenge the Liens of the Collateral Agent or the Administrative Agent on any Collateral notwithstanding, in each case, the timing, method or failure of the perfection thereof by such Person.

        So long as any Priority Lien Debt remains outstanding, neither the Company nor any Restricted Subsidiary shall grant or permit any additional Liens with respect to any of their assets to secure any Junior Lien Debt unless prior thereto the Holders are granted a Priority Lien with respect to such assets and the Lenders are granted a Priority Lien to the extent the Lenders have a Lien(or, pursuant to the terms of the Senior Intercreditor Agreement, request that such a Lien be granted to the Lenders) on such assets at the time of such grant that, in each case, is senior to the Liens thereon securing any Junior Lien Debt pursuant to the Subordinated Intercreditor Agreement.

        Restriction on Enforcement of Junior Liens.    So long as any obligations in respect of the Priority Lien Debt have not been repaid in full in cash and the agreements thereunder have not been terminated, the holders of Priority Liens will have the exclusive right to enforce, foreclose, collect or realize upon any Collateral; provided that such exercise shall be subject to the terms of the Senior Intercreditor Agreement. The holders of Junior Lien Debt will not authorize or instruct any Person acting for them, to exercise any right or remedy with respect to any Collateral or take any action to enforce, collect or realize upon any Collateral, including without limitation, any right, remedy or action to: (1) foreclose upon any Collateral (including by the exercise of any right of set-off) or take or accept any transfer of title in lieu of foreclosure upon any Collateral; (2) enforce any claim to the proceeds of insurance upon any Collateral; (3) deliver any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any Collateral or acting as bailee, custodian or agent for any holder of Priority Liens in respect of any Collateral; (4) otherwise enforce any remedy available upon default for the enforcement of any

Junior Liens upon the Collateral; (5) deliver any notice or commence any proceeding for any of the foregoing purposes; or (6) seek relief in any insolvency or liquidation proceeding permitting it to do any of the foregoing.

        Notwithstanding the preceding paragraph, any right or remedy may be exercised and any such action may be taken, authorized or instructed: (1) without any condition or restriction whatsoever, so long as no Priority Lien Debt exists that has not been discharged; (2) as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce any right to claim, take or receive proceeds of Collateral remaining at any time when no Priority Lien Debt exists that has not been discharged in the event of foreclosure or other enforcement of any prior Lien; (3) as necessary to perfect, or maintain the perfection or priority of, a Lien upon any Collateral by any method of perfection except through possession or control; or (4) as necessary to prove, preserve or protect (but not enforce) the Junior Liens, in each case, subject to the provisions of the Junior Lien security documents.

        Until the Priority Lien Debt has been repaid in full in cash and the agreements thereunder have not been terminated, none of the holders of Junior Lien Debt will: (1) request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Liens in respect of Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or any of the Indenture, the Credit Agreement, the Guarantees, or any other agreements governing, securing or relating to any Priority Lien Debt (collectively, the "Priority Lien Document") or subordinate the Priority Liens to the Junior Liens or grant the Junior Liens equal ranking to the Priority Liens; (2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Liens in any insolvency or liquidation proceeding; (3) oppose or otherwise contest any lawful exercise by any holder of Priority Liens of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens; (4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Liens relating to the lawful enforcement of any Priority Lien; or (5) challenge the enforceability, perfection or the validity of the Priority Lien Debt or the Priority Liens.

        All proceeds of Collateral received by any holder of Junior Lien Debt until the Priority Lien Debt is paid in full in cash and the agreements thereunder have been terminated will be held by such holder of Junior Lien Debt for the account of the applicable holders of Priority Liens and remitted to (i) in the case of any Collateral that is Working Capital Assets, the Administrative Agent, and (ii) in the case of all other Collateral, the Collateral Agent, in each case to be applied to the repayment of the Priority Lien Debt in accordance with the Senior Intercreditor Agreement.

        Insolvency or Liquidation Event.    If, in any insolvency or liquidation proceeding and until the Priority Lien Debt has been repaid in full in cash, the requisite holders of (A) Note Obligations and (B) obligations in respect of the Credit Agreement: (1) consent to any order for use of cash collateral or agree to the extension of any Priority Lien Debt (including, without limitation, any debtor-in-possession financing) to the Company or any Restricted Subsidiary; (2) consent to any order granting any priming lien, replacement lien, cash payment or other relief on account of Priority Lien Debt as adequate protection (or its equivalent) for the interests of the holders of Priority Liens in the property subject to such Priority Liens; or (3) consent to any order relating to a sale of assets of the Company or any other Restricted Subsidiary; then, the holders of Junior Lien Debt will not oppose or otherwise contest the entry of such order (except that any order approving a sale of assets or the bidding procedures for any sale of assets may be opposed or otherwise contested by them based on any ground that may be asserted by a holder of unsecured claims), so long as none of the holders of Priority Lien Debt, either the Collateral Agent, on behalf of itself, the Trustee and the Holders, and the Administrative Agent, on behalf of itself and the Lenders (each of the Collateral Agent and the Administrative Agent acting in such capacities, a "Priority Lien Collateral Agent") or any representative acting for one or more of the holders of Priority Lien Debt in any respect opposes or otherwise contests any request made by the Junior Lien Debtholders for the grant to the Junior Lien Collateral Agent, for the benefit of the Junior Lien Debtholders and as adequate protection (or its equivalent) for the Junior Lien Collateral Agent's interest in the Collateral under the Junior Liens, of a junior lien upon any property upon which a Lien is (or is to be) granted under the order to secure the Priority Lien Debt co-extensive in all respects with, but subordinated (as set forth in the provisions described under the caption "Subordinated Intercreditor Agreement—Ranking of Note Liens") in all respects to, such Lien and all Priority Liens upon the property.

        The holders of Junior Lien Debt will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interests in the Collateral under the Junior Liens, except that (1) they may freely seek and obtain relief granting a junior lien co-extensive in all respects with, but subordinated (as set forth in the provisions described under the caption "Subordinated Intercreditor Agreement—Ranking of Note Liens") in all respects to, all Liens granted in such insolvency or liquidation proceeding to the holders of Priority Lien Debt, (2) they may assert rights in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan, and (3) they may freely seek and obtain any relief upon a motion for adequate protection or for relief from the automatic stay (or any comparable relief), without any condition or restriction whatsoever, at any time when no obligations in respect of Priority Lien Debt exist that have not been repaid in full in cash.

        If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, both on account of Priority Lien Debt and on account of additional indebtedness that is permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness" ("Junior Debt"), then, to the extent the debt obligations distributed on account of the Priority Lien Debt and on account of the Junior Debt are secured by Liens upon the same property or type of property, the provisions described under the caption "—Subordinated Intercreditor Agreement" will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

        The holders of Junior Lien Debt will not assert or enforce, until the Priority Lien Debt is paid in full in cash, any claim under §506(c) of the United States Bankruptcy Code senior to or on a parity with the Priority Liens for costs or expenses of preserving or disposing of any Collateral.

        Release of Collateral upon Sale or Other Disposition.    If, at any time when any Priority Lien Debt remains outstanding, either Priority Lien Collateral Agent requests the release of all or any of the Junior Liens on any Collateral in connection with the sale or other disposition of such Collateral or as otherwise provided in the agreements governing the Priority Loan Debt, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Junior Liens upon such Collateral will automatically be released and the Junior Lien Collateral Agent will promptly execute and deliver an instrument confirming such release on customary terms acceptable to the Priority Lien Collateral Agents. If such agent unreasonably fails to do so, each Priority Lien Collateral Agent is irrevocably authorized and empowered, with full power of substitution, to execute and deliver such instrument in the name of the Junior Lien Collateral Agent.

        Release of Junior Lien Guarantee upon Sale or Other Disposition.    If, at any time when any Priority Lien Debt remains outstanding, either Priority Lien Collateral Agent requests the release of any Guarantee in connection with the sale or other disposition of such Guarantor or as otherwise provided in the agreements governing the Priority Loan Debt, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Junior Lien Guarantee of such Guarantor will automatically be released.

        Waiver of Subrogation, Marshalling, Appraisal and Valuation Rights and Other Remedies. To the fullest extent permitted by law, the holders of Junior Lien Debt and the Junior Lien Collateral Agent agree not to assert or enforce (1) any right of subrogation to the rights or interests of holders of Priority Liens (or any claim or defense based upon impairment of any such right of subrogation) until the Priority Loan Debt has been repaid in full in cash, (2) any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (as priority lienholders), under equitable principles, or (3) any statutory right of appraisal or valuation accorded under any applicable state law to a junior lienholder in a proceeding to foreclose a Priority Lien.

        No Priority Lien Collateral Agent will have by reason of the agreements governing or evidencing the Junior Debt or Junior Liens (the "Junior Lien Documents"), the Subordinated Intercreditor Agreement or any other document or instrument a fiduciary relationship in respect of the Junior Lien Collateral Agent or the holders of any other Junior Lien Debt.

        Reinstatement.    If the payment of any amount applied to any Priority Lien Debt secured by any Priority Liens is later avoided or rescinded (including by settlement of any claim for avoidance or rescission) or otherwise set aside, then to the fullest extent lawful, all claims for the payment of such amount as Priority Lien Debt and, to the extent securing such claims, all such Priority Liens will be reinstated and entitled to the benefits of the provisions described under the caption "—Subordinated Intercreditor Agreement".

        Agent for Perfection.    Each Priority Lien Collateral Agent shall hold the Pledged Collateral, if any, in its possession or control (or in the possession or control of its agents or bailees) as agent for the Junior Lien Collateral Agent solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the security documents, subject to the terms and conditions of the Subordinated Intercreditor Agreement.

        Delivery of Collateral and Proceeds of Collateral.    After the Priority Lien Debt has been paid in full in cash and the agreements thereunder have been terminated, each Priority Lien Collateral Agent will, to the extent permitted by applicable law, deliver to (1) the Junior Collateral Agent, or (2) such other Person as a court of competent jurisdiction may otherwise direct, any Collateral held by, or on behalf of, such Priority Lien Collateral Agent or any holder of Priority Lien Debt, without recourse and without any representation or warranty whatsoever.

        Provisions Relating to Payment Subordination.    The Subordinated Intercreditor Agreement will also contain provisions relating to the subordination of the Junior Lien Debt in right of payment to the Priority Lien Debt, including, among others:

        Blockage of Payments With Respect to Junior Lien Debt.    Notwithstanding any other provision of the Subordinated Intercreditor Agreement or any Junior Lien Document (1) at any time that any payment event of default under the Priority Lien Documents has occurred and is continuing which would permit the holders of Priority Lien Debt to accelerate the maturity thereof, no holder of any Junior Lien Debt shall receive from the Company or certain Guarantors or retain any payment of principal, premium or interest on such Junior Lien Debt and (2) at any time that any other event of default under the Priority Lien Documents has occurred and is continuing which would permit the holders of Priority Lien Debt to accelerate the maturity thereof, the requisite holders of the Priority Lien Debt shall have the right to prohibit the holders of Junior Lien Debt from receiving from the Company or Guarantors (or retaining) any payment of principal, premium or interest on such Junior Lien Debt by delivering notice of such restriction (each, a "Payment Blockage Notice") to the Junior Lien Collateral Agent; provided that (i) any such prohibition resulting from the delivery of a Payment Blockage Notice shall only be effective unless and until such events of default shall have been cured or waived by either the Collateral Agent or Administrative Agent or both, as applicable, or ceases to exist under any Priority Lien Document, or the holders of the Junior Lien Debt receive notice from either the Collateral Agent or the Administrative Agent or both, as applicable, terminating the Payment Blockage Notice, and in any event for a period not exceeding 180 days in any 360 day period and (ii) no nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been waived or cured by either of the Collateral Agent or the Administrative Agent or both, as applicable, for a period of not less than 90 days.

        Insolvency and Liquidation Proceedings.    If the Company or any Guarantor becomes the subject of an insolvency or liquidation proceeding, the holders of the Priority Lien Debt will be entitled to receive payment in full in cash of all obligations due in respect of the Priority Lien Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Priority Lien Debt, before the holders of Junior Lien Debt will be entitled to receive any payment with respect to the Junior Lien Debt (except that such holders of Junior Lien Debt may receive and retain permitted junior securities to be defined), and (b) until all obligations with respect to the Priority Lien Debt are paid in full in cash, any distribution to which the holders of the Junior Lien Debt would be entitled but for the Subordinated Intercreditor Agreement shall be made to the holders of Priority Lien Debt (except that Holders of Notes may receive and retain permitted junior securities to be defined) as their interests appear.

        Standstill With Respect to the Acceleration of Junior Lien Debt.    Notwithstanding any other provision of the Subordinated Intercreditor Agreement or any Junior Lien Document, any acceleration of the Junior Lien Debt (other than as a result of an insolvency or liquidation event involving the Company or a Guarantor that is a Significant Subsidiary) shall not be effective until (1) written notice of such acceleration has been provided to each of the Collateral Agent and the Administrative Agent and (2) the occurrence of (A) the passage of 45 days since such notice was received by each of the Collateral Agent and the Administrative Agent or (B) the Priority Lien Debt held by each of the Holders and the Lenders has been accelerated.

        Option to Purchase Priority Lien Debt.    Upon notice to the Junior Lien Collateral Agent of the acceleration of all of the Priority Lien Debt, any holder or holders of Junior Lien Debt will have the right (without any obligation) to purchase, in the manner and during the period set forth in the Subordinated Intercreditor Agreement, all, but not less than all, of the principal of and interest on all Priority Lien Debt outstanding at the time of purchase and all other Priority Lien Debt then outstanding, together with all Liens securing such Priority Lien Debt and all Guarantees and other supporting obligations relating to such Priority Lien Debt.

Certain Bankruptcy and Other Limitations

        The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Domestic Restricted Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

        The Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's Lien on the Collateral.

Guarantees

        The full and prompt payment of the Company's payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all existing and future, direct and indirect, Domestic Restricted Subsidiaries. Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's Obligations under the Indenture and the Notes, including the payment of principal of, interest on, premium, if any, on and Additional Interest, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See "Certain Covenants—Mergers, Consolidation and Sale of Assets" and "—Limitation on Asset Sales."

        Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

          (1)   if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation and, in the case of a sale of Capital Stock, whether directly by transfer of Capital Stock issued by that Guarantor or indirectly by transfer of Capital Stock of other Subsidiaries that, directly or indirectly, own Capital Stock issued by such Guarantor) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenant described below under "Certain Covenants—Limitation on Asset Sales;"

          (2)   if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under "Certain Covenants—Limitation on Restricted Payments;"

          (3)   if the Company exercises its legal defeasance option or its covenant defeasance option as described below under "Legal Defeasance and Covenant Defeasance;" or

          (4)   upon satisfaction and discharge of the Indenture as described below under "Satisfaction and Discharge" or payment in full in cash of the principal of, and premium, if any, accrued and unpaid interest and Additional Interest, if any, on, the Notes and all other Obligations that are then due and payable.

        At the Company's request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See "Modification of the Indenture."

        As of the date of the Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances described below under "Certain Covenants—Limitation on Restricted Payments," the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. Also, as of the date of the Indenture, none of the Company's Foreign Restricted Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Methods of Receiving Payments on the Notes

        The Trustee will initially act as paying agent and registrar for the Notes. You may present Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Company may change any paying agent and registrar without notice to Holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, the Company may pay interest and Additional Interest, if any, at the Trustee's corporate trust office or by check mailed to the registered address of each Holder.

Redemption

        Optional Redemption Prior to February 1, 2008.    At any time prior to February 1, 2008, we may redeem the Notes for cash at our option, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of 104.938% of the principal amount of the Notes being redeemed and scheduled payments of interest on such Notes to and including February 1, 2008 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was February 1, 2008) that would be utilized at the time of the selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the Notes was February 1, 2008).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 pm. Quotations for U.S. Government Securities" or (2) if such release (or any successor release is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations (as defined blow) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business date preceding such redemption date.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York selected by the Company.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        Optional Redemption on or after February 1, 2008.    At any time on or after February 1, 2008, the Company may redeem the Notes, at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 1, of each of the years set forth below:

Year	Percentage
2008	104.938%
2009	102.469%
2010 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed.

        Optional Redemption Upon Equity Offerings.    In addition, at any time, or from time to time, on or prior to February 1, 2007, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 109.875% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2)   if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

        If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the global note will be made).

        The Company will pay the redemption price for any Note together with accrued and unpaid interest and Additional Interest, if any, thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under "Repurchase upon Change of Control" and "Certain Covenants—Limitation on Asset Sales." The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase upon Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of such Holder's Notes using immediately available funds pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a

Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a global note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

        The occurrence of the events constituting a Change of Control under the Indenture could result in an event of default under the Credit Agreement and under the Company's and the Guarantors' other credit facilities and debt instruments. The definition of "change of control" under the Credit Agreement may be broader than that in the Indenture. Thus, the Lenders under the Credit Agreement may be entitled to require repayment of the Indebtedness thereunder due to events constituting a "change of control" (as defined therein) without such events constituting a Change of Control for purposes of the Indenture. Following such an event of default under the Credit Agreement, the Lenders under the Credit Agreement or lenders under such other credit facilities and debt instruments, if applicable, would have the right to require the immediate repayment of the Indebtedness thereunder in full, and might have the right to require such repayment prior to the Change of Control Purchase Date on which we would be required to repurchase the Notes. If the Indebtedness under the Credit Agreement is accelerated and not paid, the Lenders thereunder may seek to enforce security interests in the collateral securing such Indebtedness, thereby limiting our ability to raise cash to purchase the Notes, and reducing the practical benefit of the "Repurchase upon Change of Control" provisions of the Indenture to the Holders of the Notes.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Repurchase upon Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Repurchase upon Change of Control" provisions of the Indenture by virtue thereof.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the Company will be, after giving effect to the incurrence thereof greater than:

  (a)
  2.0 to 1.0 prior to the first anniversary of the Issue Date, and

  (b)
  2.25 to 1.0 on and after the first anniversary of the Issue Date.

        The Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is contractually subordinated to any other Indebtedness of the Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinate to the Obligations of the Company or such Domestic Restricted Subsidiary under (i) in the case of the Company, the Notes and the Indenture or (ii) in the case of such Domestic Restricted Subsidiary, its Guarantee and the Indenture, in each case, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

        The accrual of interest, accrual of dividends on Disqualified Capital Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness in accordance with their terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person without recourse to such Person or any of its assets (other than to the assets that are the subject of such Lien), the lesser of:

            (a)   the Fair Market Value of such assets that are the subject of such Lien at the date of determination; and

            (b)   the amount of the Indebtedness of the other Person.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock in their capacity as such;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is contractually subordinate or junior in right of payment to the Notes or a Guarantee (excluding any intercompany indebtedness held by the Company or any Guarantor); or

          (4)   make any Investment (other than Permitted Investments);

        (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

            (i)  a Default or an Event of Default shall have occurred and be continuing;

           (ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness;" or

          (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

            (A)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the Issue Date and ending on the last day of the Company's most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which internal financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus

            (B)  100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

            (C)  without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

            (D)  100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

            (E)  an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary; plus

            (F)  any cash dividends received by the Company or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such cash dividends were not otherwise included in the calculation of cumulative Consolidated Net Income; plus

            (G)  100% of the Fair Market Value as of the date of issuance of any shares of Qualified Capital Stock issued by the Company as consideration for the purchase by the Company or any Guarantor of all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Restricted Subsidiary of the Company) engaged in a Permitted Business primarily in the United States (including by means of a merger, consolidation or other business combination permitted under the indenture), which Person shall become a Domestic Restricted Subsidiary of the Company in the case of where such purchase is of all of the Capital Stock of such Person.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

          (2)   the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (3)   the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale of (a) shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

          (4)   an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (5)   if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or any Restricted Subsidiary of the Company (or permitted transferees of such employees, former employees, directors or former directors (or their respective heirs or estates)), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, that the aggregate amount of all such repurchases and other acquisitions (other than any such repurchase or other acquisition of shares of such Capital Stock from (i) any employee whose employment has been terminated by the Company or such Restricted Subsidiary or (ii) any employee who has retired or resigned from the Company or such Restricted Subsidiary) in any calendar year shall not exceed $500,000 plus up to $500,000 of any unused amount permitted under this clause (5) for the immediately preceding year;

          (6)   repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

          (7)   payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

          (8)   the application of the proceeds from the issuance of the Notes on the Issue Date as described under "Use of Proceeds" of this prospectus;

          (9)   if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the payment of Management Fees, provided, however, that the aggregate amount of such Management Fee payments in any calendar year shall not exceed $500,000;

         (10)  any dividend, distribution or other payments by any of our Subsidiaries on its Capital Stock that is paid pro rata to all holders of such Capital Stock;

         (11)  within 60 days after the completion of a Change of Control Offer pursuant to the covenant described under "Repurchase Upon Change of Control" above (including the repurchase of all Notes validly tendered and not properly withdrawn in connection therewith), any purchase or redemption of Indebtedness subordinated to the Notes required pursuant to the terms thereof as a result of the related Change of Control at a purchase or redemption price not to exceed 101% of the aggregate principal amount thereof (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value thereof) to be so purchased or redeemed, plus accrued and unpaid interest thereon, if any; provided, that (i) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (ii) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness" after giving pro forma effect to such Restricted Payment and (iii) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any of its Subsidiaries;

         (12)  (a) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the acquisition of any shares of Disqualified Capital Stock of the Company in exchange for other shares of Disqualified Capital Stock of the Company or with the net cash proceeds from an issuance of Disqualified Capital Stock of the Company within 60 days of such issuance, in each case that is permitted to be issued under the covenant described above under "—Limitation on Incurrence of Additional Indebtedness" and (b) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock issued on or after the Issue Date in accordance with the covenant described above under "—Limitation on Incurrence of Additional Indebtedness;" and

         (13)  if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount pursuant to this clause (13) not to exceed $2.5 million on and after the Issue Date; provided, however, that, subject to the second immediately succeeding paragraph, the aggregate amount of Restricted Payments made prior to January 1, 2006, pursuant to this clause (13) shall not exceed $1.0 million.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this "Limitation on Restricted Payments" covenant, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4)(ii) (but only to the extent any Investment made pursuant to such clause (4)(ii) was in an Unrestricted Subsidiary or a Person that became an Unrestricted Subsidiary of the Company in connection with such Investment), (11) and (13) of the second paragraph of this "Limitation on Restricted Payments" covenant shall be included in such calculation.

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (13) of the second paragraph of this "Limitation on Restricted Payments" covenant or is entitled to be made pursuant to the first paragraph of this covenant, we shall be permitted, in our sole discretion, to classify or reclassify such Restricted Payment in any manner that complies with this covenant.

        Promptly following the end of each fiscal quarter during which any Restricted Payment in excess of $5.0 million was made, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and if the Fair Market Value of any assets or securities that were required to be valued by this covenant exceeded $5.0 million, a Board Resolution evidencing the determination of such Fair Market Value by the Board of Directors shall be delivered to the Trustee.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed (and if such Fair Market Value exceeds $5.0 million, a Board Resolution evidencing the determination of such Fair Market Value by the Board of Directors shall be delivered to the Trustee);

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

          (3)   within 360 days of receipt thereof by the Company or any of its Restricted Subsidiaries, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale either:

            (A)  to the extent that the assets and property sold pursuant to such Asset Sale do not constitute Priority Collateral, to repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder;

            (B)  to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or

            (C)  a combination of repayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

        Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) or (3)(C) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of other Applicable Indebtedness containing provisions similar to those set forth in this "Limitation on Asset Sales" covenant on a pro rata basis, the maximum principal amount of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required, or such shorter period as may be permitted, by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "—Limitation on Asset Sales" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "—Limitation on Asset Sales" provisions of the Indenture by virtue of such compliance.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

        except for such encumbrances or restrictions existing under or by reason of:

            (A)  applicable law, rule or regulation;

            (B)  the Indenture, the Notes, the Guarantees, the Collateral Agreements and the Intercreditor Agreements;

            (C)  customary non-assignment provisions of any contract, lease or license of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

            (D)  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (E)  the Credit Agreement (and all replacements or substitutions thereof on terms no more adverse to the Holders and not more materially restrictive to the Company and its Restricted Subsidiaries);

            (F)  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

            (G)  restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

            (H)  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

            (I)   provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (J)   restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

            (K)  restrictions in other Indebtedness incurred in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness" (including Indebtedness constituting Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (B), (E) and (F) above;

            (L)  restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

            (M) restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under the Indenture; or

            (N)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (B), (D) and (F) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (B), (D) and (F).

        Limitation on Issuances and Sales of Capital Stock of Subsidiaries.    The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "—Limitation on Restricted Payments" covenant if made on the date of such issuance or sale, (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "—Limitation on Asset Sales" covenant or (3) issuances of director's qualifying shares or sales to foreign nationals of shares of capital stock of Foreign Restricted Subsidiaries to the extent required by applicable law.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, except for Permitted Liens.

        Notwithstanding anything to the contrary in the immediately preceding paragraph, the Company will not, and will not cause or permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any (i) leasehold interest or (ii) Capital Stock issued by a Subsidiary of the Company that is held by the Company or any of its Restricted Subsidiaries whether on or after the Issue Date or any right related thereto (other than (A) with respect to any such leasehold interests, Permitted Liens described in clauses (1), (2), (4) (provided that neither the Company or any Restricted Subsidiary shall voluntarily take, or consent to the taking of, any action to perfect any such Permitted Lien described in such clause (4)), (5), (13), (15), (17) and (20) of the definition thereof and (B) with respect to any such Capital Stock, Permitted Liens described in clauses (1), (13), (15) and (17) of the definition thereof; provided that, in each such case, an additional limitation to the limitations set forth in such clause (17) shall be that the Indebtedness that was being Refinanced was only secured by a Permitted Lien described in clause (13) of the definition thereof).

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) to any Person unless:

          (1)   either:

            (A)  the Company shall be the surviving or continuing corporation; or

            (B)  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and if requested by the Trustee, an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under the Indenture and the Guarantees.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the "—Limitation on Asset Sales" covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

          (A)  in the case of a merger or consolidation described in clause (ii), clause (4) of the first paragraph of this covenant; and

          (B)  (x) clause (1)(b)(y) of the first paragraph of this covenant and (y) clause (2) of the immediately preceding paragraph.

        Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (x)   Affiliate Transactions permitted under paragraph (b) below, and

          (y)   Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5.0 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), such approval to be evidenced by a Board Resolution filed with the Trustee that states that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

  (b)
  The restrictions set forth in the first paragraph of this covenant shall not apply to:

          (1)   reasonable fees and compensation (including directors' fees) paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided, that such transactions are not otherwise prohibited by the Indenture;

          (3)   any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (4)   Permitted Investments described in clauses (10), (11) and (15) of the definition thereof and Restricted Payments permitted by the Indenture;

          (5)   any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company;

          (6)   any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (7)   issuances or sales of Qualified Capital Stock of the Company to its Affiliates and employees, officers and directors of the Company or any Restricted Subsidiary of the Company; and

          (8)   the Management Agreement and payment of Management Fees pursuant thereto, provided, however, that the aggregate amount of such Management Fee payments in any calendar year shall not exceed $500,000.

        Additional Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary to:

          (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture;

          (2)   take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary which are of the type that constitute Collateral under the Collateral Agreements, subject to the Permitted Liens and the terms of the Senior Intercreditor Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

          (3)   take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

          (4)   deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary.

        Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Impairment of Security Interest.    Subject to the Senior Intercreditor Agreement, neither the Company nor any of its Domestic Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. Neither the Company nor any of its Domestic Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Intercreditor Agreements and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements, subject to Permitted Liens.

        Real Estate Mortgages and Filings.    With respect to any fee interest in any real property (individually and collectively, the "Premises") (a) owned by the Company or a Domestic Restricted Subsidiary on the Issue Date or (b) acquired by the Company or a Domestic Restricted Subsidiary after the Issue Date, with (i) a purchase price or (ii) as of the Issue Date, with a Fair Market Value, of greater than $1.5 million, on the Issue Date in the case of clause (a) and within 90 days of the acquisition thereof in the case of clause (b):

          (1)   the Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

          (2)   the Company shall deliver to the Collateral Agent a mortgagee's title insurance policy in favor of the Collateral Agent, as mortgagee in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the Lien created by such Mortgage constitutes a valid Lien thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, such endorsements as shall be consistent with endorsements generally obtained in connection with title policies for properties of like size and value in comparable financings and shall be accompanied by evidence of the payment in full of all premiums thereon; and

          (3)   the Company shall deliver to the Collateral Agent, with respect to the covered Premises, (x) the most recent survey of such Premises in the possession or under the control of the Company or any of its Domestic Restricted Subsidiaries, and (y) if such Premises is acquired after the Issue Date, a survey certified in favor of the Trustee and the Collateral Agent by the surveyor of such survey, which survey shall (I) be reasonably acceptable to the title insurer providing the title insurance policy relating to such property under clause (2) above and (II) allow such title insurer to remove the standard survey exception from such title insurance policy and, if available in the relevant jurisdiction, issue a survey endorsement.

        Landlord, Bailee and Consignee Waivers.    (a) Each of the Company and each of its Domestic Restricted Subsidiaries that is a lessee of, or becomes a lessee of, real property on or in which it will maintain, store, hold or locate assets having an aggregate Fair Market Value of at least $250,000, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date or the lessee thereof that is a Domestic Restricted Subsidiary of the Company was not a Domestic Restricted Subsidiary of the Company on the Issue Date, the Company or such Domestic Restricted Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date or the date it became a Domestic Restricted Subsidiary after the Issue Date, as the case may be, to satisfy such requirement and shall be relieved of such obligation with respect to any landlord waiver to the extent the related lessor has refused to deliver such a landlord waiver following such Person's use of such commercially reasonable efforts.

        (b)   Each of the Company and each of its Domestic Restricted Subsidiaries that is a bailor of, or becomes a bailor of, any of its assets having an aggregate Fair Market Value of at least $250,000 with any bailee, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a bailee waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the bailee of such assets; provided that in the case where such bailment is a bailment in existence on the Issue Date or the bailor thereof that is a Domestic Restricted Subsidiary of the Company was not a Domestic Restricted Subsidiary of the Company on the Issue Date, the Company or such Domestic Restricted Subsidiary that is the bailor thereunder shall have 90 days from the Issue Date or the date it became a Domestic Restricted Subsidiary after the Issue Date, as the case may be, to satisfy such requirement and shall be relieved of such obligation with respect to any bailee waiver to the extent the related bailee has refused to deliver such a bailee waiver following such Person's use of such commercially reasonable efforts.

        (c)   Each of the Company and each of its Domestic Restricted Subsidiaries that is a consignor of, or becomes a consignor of, any of its assets having an aggregate Fair Market Value of at least $250,000 with any consignee, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a consignee waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the consignee of such assets; provided that in the case where such consignment is a consignment in existence on the Issue Date or the consignor thereof that is a Domestic Restricted Subsidiary of the Company was not a Domestic Restricted Subsidiary of the Company on the Issue Date, the Company or such Domestic Restricted Subsidiary that is the consignor thereunder shall have 90 days from the Issue Date or the date it became a Domestic Restricted Subsidiary after the Issue Date, as the case may be, to satisfy such requirement and shall be relieved of such obligation with respect to any consignee waiver to the extent the related consignee has refused to deliver such a consignee waiver following such Person's use of such commercially reasonable efforts.

        Conduct of Business.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

        Notwithstanding anything to the contrary in the immediately preceding paragraph, Edgen Acquisition Corporation will not engage in any business activities other than those consisting of the Transactions or reasonably related thereto.

        Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "SEC"), so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

        In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

        Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreements unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

           (1)  the failure to pay interest or Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

           (2)  the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or a Net Proceeds Offer);

           (3)  the failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Repurchase upon Change of Control" or "Certain Covenants—Merger, Consolidation and Sale of Assets;"

           (4)  the failure by the Company or any of its Restricted Subsidiaries for 45 days after notice to the Company by the Trustee or the Holders of at least 25% in outstanding principal amount of the Notes to comply with the provisions described under the captions "Certain Covenants—Limitation on Restricted Payments," "Certain Covenants—Limitation on Incurrence of Additional Indebtedness" or "Certain Covenants—Limitation on Asset Sales" and remedy the default arising from the failure by the Company or any such Restricted Subsidiary to so comply;

           (5)  the failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in outstanding principal amount of the Notes to comply with any of the other agreements in the Indenture or any Collateral Agreement and remedy the default arising from the failure by the Company or any such Restricted Subsidiary to so comply;

           (6)  the failure to pay at final maturity (giving effect to any applicable waivers, amendments, grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

           (7)  one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment to the extent a reputable and solvent third party insurer has not disclaimed coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

           (8)  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

           (9)  any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to Collateral having an aggregate Fair Market Value of more than $5.0 million, superior to and prior to the rights of all third Persons therein other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement, and such failure shall continue for a period of 45 days;

         (10)  the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

         (11)  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid; and

          (4)   in the event of the cure or waiver of an Event of Default of the type described in clause (8) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Notes.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        Under the Indenture, the Company will be required to provide an Officers' Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers' Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with "Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "Certain Covenants—Limitation on Liens" or "Certain Covenants—Impairment of Security Interest" as a result of the borrowing of funds required to effect such deposit or the granting of any Liens to secure such borrowing) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture (except such Default or Event of Default resulting from the failure to comply with "Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "Certain Covenants—Limitation on Liens" or "Certain Covenants—Impairment of Security Interest" as a result of the borrowing of funds required to effect such deposit or the granting of any Liens to secure such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

          (7)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The Indenture (and all Liens on Collateral in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

          (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement or the Intercreditor Agreements, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement the Indenture, the Notes, the Guarantees, the Collateral Agreements and the Intercreditor Agreements:

          (1)   to cure any ambiguity, defect or inconsistency contained therein;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of the Company's or a Guarantor's obligations to Holders in accordance with the covenant described under "Certain Covenants—Merger, Consolidation and Sale of Assets;"

          (4)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees or the Collateral Agreements;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

          (6)   to allow any Subsidiary or any other Person to guarantee the Notes;

          (7)   to release a Guarantor as permitted by the Indenture and the relevant Guarantee; or

          (8)   if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements, so long as such amendment, modification or supplement does not, in the opinion of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, each of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

Other amendments of, modifications to and supplements to the Indenture, the Notes, the Guarantees, the Collateral Agreements and the Intercreditor Agreements may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (a)   reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

          (b)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, or Additional Interest on any Notes;

          (c)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (d)   make any Notes payable in money other than that stated in the Notes;

          (e)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (f)    amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, modify any of the provisions or definitions with respect thereto;

          (g)   modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes, any Guarantee or any Lien created under any Collateral Agreement in a manner which adversely affects the Holders;

          (h)   release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

          (i)    release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

Governing Law

        The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such Person is merged with or into or became a Restricted Subsidiary of the Company shall not be Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date of any such acquisition, merger or consolidation or the date the acquired Person becomes a Restricted Subsidiary.

        "Administrative Agent" has the meaning set forth in the definition of the term "Credit Agreement."

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Applicable Indebtedness" means:

          (1)   in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Indebtedness that is pari passu with the Notes and secured at such time by Collateral; or

          (2)   in respect of any other asset, Indebtedness that is pari passu with the Notes.

        "Asset Acquisition" means:

          (1)   an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

          (2)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of:

          (1)   any Capital Stock of any Restricted Subsidiary of the Company; or

          (2)   any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

            (A)  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

            (B)  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Certain Covenants—Merger, Consolidation and Sale of Assets;"

            (C)  any Restricted Payment permitted under "Certain Covenants—Limitation on Restricted Payments," including a Permitted Investment;

            (D)  the sale or other disposition of Cash Equivalents;

            (E)  the sale or other disposition of used, worn out, obsolete or surplus equipment;

            (F)  the sale of an Unrestricted Subsidiary;

            (G)  dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and exclusive of factoring or similar arrangements; and

            (H)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have meanings correlative to the foregoing.

        "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

          (3)   any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) and (2) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

          (2)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (A) a transaction in which the surviving or transferee Person is a Person that is controlled by the Permitted Holders or (B) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), or any transaction pursuant to which holders of securities representing 100% of the Company's Voting Stock immediately prior to such transaction have the right or ability by voting power, contract or otherwise, to elect or designate a majority of the Board of Directors of the surviving or transferee Person;

          (3)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

          (4)   prior to the first Public Equity Offering, one or more of the Permitted Holders cease for any reason to be the Beneficial Owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the Voting Stock of the Company, whether by virtue of the issuance, sale or other disposition of Capital Stock of the Company, a merger, consolidation or sale of assets involving the Company, a Restricted Subsidiary, any voting trust or other agreement;

          (5)   subsequent to the first Public Equity Offering, (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of the Company, and (b) one or more of the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or Group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

          (6)   individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

        "Collateral" means collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement; provided, however that the term "Collateral" shall not include any Excluded Assets.

        "Collateral Agent" means the collateral agent and any successor under the Indenture.

        "Collateral Agreements" means, collectively, the Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

        "Commodity Agreement" means any hedging agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in commodity prices.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (A)  all income and franchise taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

            (B)  Consolidated Fixed Charges;

            (C)  Consolidated Non-cash Charges;

            (D)  (a) customary fees and expenses of the Company and its Restricted Subsidiaries payable in connection with (i) the issuance and maintenance of the Notes and the related borrowing under the Credit Agreement, (ii) any Equity Offering, (iii) the incurrence, maintenance, termination or repayment of Indebtedness permitted by the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (including Indebtedness constituting Permitted Indebtedness), (iv) the Acquisition and any acquisition permitted under the Indenture and (v) compliance with the Federal securities laws and the Sarbanes-Oxley Act of 2002 for a period of 12 months following the Issue Date, (b) extraordinary bonus payments payable to the officers and employees of the Company pursuant to the Company's 2004 Bonus Plan in respect of the Company's 2004 fiscal year and (c) bonuses and fees payable to existing stockholders, directors, officers and employees of the Company, lenders, financial advisors and other Persons in connection with the Acquisition on or substantially contemporaneous with the Issue Date;

            (E)  restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-court;

            (F)  any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

            (G)  any increase in cost of sales expense as a result of the Company's adoption of the LIFO method of costing inventory after the Issue Date,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

        In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

          (2)   any Asset Sale or other disposition of operations or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition of operations or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness;

          (3)   any Person that is a Restricted Subsidiary on the Transaction Date (or would become a Restricted Subsidiary on such Transaction Date in connection with the transaction requiring determination of such Consolidated EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Four Quarter Period; and

          (4)   any Person that is not a Restricted Subsidiary on the Transaction Date (or would cease to be a Restricted Subsidiary on such Transaction Date in connection with the transaction requiring determination of such Consolidated EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Four Quarter Period.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

          (2)   the product of (x) the amount of all cash dividend payments (other than dividends paid by the Subsidiaries to the Company or to the Company's Wholly-Owned Restricted Subsidiaries) on any class or series of Preferred Stock of such Person paid or in the case of any such class or series of Preferred Stock that is Disqualified Capital Stock, paid, accrued or scheduled to be paid or accrued, in each case, during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, as estimated in good faith by the chief financial officer of the Company, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount, (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and (c) net cash costs under all Interest Swap Obligations (including amortization of fees), but excluding amortization of debt issuance costs and excluding accrued dividends on preferred stock that is reclassified as Indebtedness due to a change in accounting principles.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

          (1)   after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary gains or losses;

          (3)   the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (4)   the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

          (5)   any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (6)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (7)   all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

          (8)   the cumulative effect of a change in accounting principles;

          (9)   interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;"

          (10) non-cash charges resulting from the impairment of intangible assets; and

          (11) only for purposes of calculating cumulative Consolidated Net Income for purposes of the covenant described above under "Certain Covenants—Limitation on Restricted Payments," in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        Notwithstanding the foregoing, for purposes of calculating Consolidated Net Income for any period, Consolidated Net Income for such period shall (except for purposes of calculating Consolidated Net Income for such period as used in clause (1) of the definition of the term "Consolidated EBITDA") include, to the extent Consolidated Net Income for such period has been reduced thereby, any non-cash charges associated with the purchase accounting write-up of inventory, including without limitation, pursuant to FAS 141.

        "Consolidated Net Tangible Assets" means, as of any date of determination and with respect to any Person, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of such Person and its Restricted Subsidiaries for the most recently ended fiscal quarter for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (A) including, but not limited to, (i) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its consolidated subsidiaries, (ii) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (iii) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated subsidiaries during such period, (iv) amortization expense associated with the purchase accounting write-up of tangible and intangible assets and (v) non-cash charges associated with the purchase accounting write-up of inventory, including, without limitation, pursuant to FAS 141, but (B) excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

        "Credit Agreement" means the Amended and Restated Loan and Security Agreement dated as of the Issue Date, between the Company, certain Subsidiaries of the Company and the lenders party thereto (together with their successors and assigns, the "Lenders") and GMAC Commercial Finance LLC as administrative agent (in such capacity, together with its successors and assigns, the "Administrative Agent"), setting forth the terms and conditions of the senior credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended, restated, modified, renewed, refunded, replaced (whether on or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

          (1)   extending the maturity of any indebtedness incurred thereunder or contemplated thereby,

          (2)   adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and the Subsidiaries and their respective successors and assigns,

          (3)   increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred, such Indebtedness would be permitted under clause (2) or (17) (either individually or in the aggregate) of the definition of "Permitted Indebtedness," or

          (4)   otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture and whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional lenders).

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

        "Domestic Restricted Subsidiary" means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

        "Domestic Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

        "Equity Offering" means any private or public offering of Capital Stock of the Company or any holding company of the Company to any Person (other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Exchange Offer" means this exchange offer made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the old Notes a like aggregate principal amount of Notes having substantially identical terms to the Notes registered under the Securities Act.

        "Excluded Assets" means:

          (1)   any lease, license, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Collateral Agreements (i) is prohibited by applicable law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor of such Lien therein pursuant to applicable law, or (ii) would require the consent of third parties and such consent shall not have been obtained, or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such consent requirement or other term thereof would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Collateral Agreements, immediately and automatically, at such time as such consequences will no longer result;

          (2)   leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant;

          (3)   Capital Stock of each Subsidiary of the Company or any Guarantor;

          (4)   property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clause (6) or (7) of the definition thereof for so long as such Permitted Liens are in effect; and

          (5)   any other assets owned or acquired by the Company or any of its Guarantors that are expressly not required to constitute "Collateral" pursuant to the terms of the Collateral Agreements.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company; provided, however, that with respect to any price less than $2.5 million only the good faith determination by the Company's senior management shall be required.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantor" means (1) each of the Company's Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money to the extent such Obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments to the extent such Obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings and any deferred purchase price represented by earn outs consistent with the Company's past practice) to the extent such Obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

          (8)   all Interest Swap Obligations and all Obligations under Currency Agreements and Commodity Agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a nationally-recognized accounting, appraisal or investment banking firm that, in the judgment of the Board of Directors of the Company (including a majority of the disinterested members thereof), is independent and qualified to perform the task for which it is to be engaged.

        "Intercreditor Agreements" means, collectively, the Senior Intercreditor Agreement and the Subordinated Intercreditor Agreement.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

            (i)  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

           (ii)  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means the date of original issuance of the Notes.

        "JCP Group" means (i) ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC and FS Private Investments III LLC and any of their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

        "Lenders" has the meaning set forth in the definition of the term "Credit Agreement."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means the management agreement, dated as of the Issue Date, between the Company and Jefferies Capital Partners, as in effect on the Issue Date and as amended; provided, any such amendment does not adversely affect the Company, any Guarantor or the Holders of the Notes.

        "Management Fees" means the management fees payable pursuant to the Management Agreement.

        "Management Investors and Related Trusts" means Daniel J. O'Leary, David L. Laxton III, Robert L. Gilleland, Craig Stephen Kiefer, Roy J. Meredith, Douglas J. Daly, Jr. and each trust created by any of the foregoing Persons for estate planning purposes.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions;

          (2)   all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

          (3)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

        provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

        "Obligations" means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

        "Permitted Business" means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Holders" means the JCP Group and its Affiliates (excluding any portfolio companies of any such Person) and the Management Investors and Related Trusts.

        "Permitted Indebtedness" means, without duplication, each of the following:

           (1)  Indebtedness under the Notes issued in the private offering or in the Exchange Offer in an aggregate outstanding principal amount not to exceed $105.0 million and the related Guarantees;

           (2)  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $20.0 million as such amount may be reduced from time to time as a result of permanent reductions of the revolving commitments thereunder as provided in "Certain Covenants—Limitation on Asset Sales;"

           (3)  other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

           (4)  Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries that are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding; provided, that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

           (5)  Indebtedness under Currency Agreements and Commodity Agreements, in each case arising in the ordinary course of business of the Company and its Restricted Subsidiaries; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

           (6)  Intercompany Indebtedness of (a) the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor and (b) any Foreign Restricted Subsidiary for so long as such Indebtedness is held by (i) the Company or any Guarantor and is permitted to be made by the Company or such Guarantor in such Foreign Restricted Subsidiary pursuant to (A) clause (7), (8), (14)(a) or (17) of the definition of the term "Permitted Investment" or (B) as a Restricted Payment pursuant to the covenant described in "Certain Covenants—Limitation on Restricted Payments" or (ii) any other Foreign Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

           (7)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

           (8)  Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit, surety bonds, insurance obligations or other similar bonds for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

           (9)  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

         (10)  Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

         (11)  Refinancing Indebtedness;

         (12)  Indebtedness of Foreign Restricted Subsidiaries of the Company organized under the laws of Canada or any Province thereof, the aggregate principal amount of which Indebtedness outstanding at any time in reliance of this clause (12) does not exceed, as to all such Foreign Restricted Subsidiaries, $5.0 million, plus the amount by which the U.S. dollar equivalent of the principal amount of such Indebtedness exceeds $5.0 million as a result of currency fluctuations;

         (13)  Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

         (14)  Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of

  Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

         (15)  Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

         (16)  Indebtedness of Foreign Restricted Subsidiaries of the Company, the aggregate principal amount of which Indebtedness outstanding at any time in reliance of this clause (16) does not exceed, as to all such Foreign Restricted Subsidiaries, $2.5 million, plus the amount by which the U.S. dollar equivalent of the principal amount of such Indebtedness exceeds $2.5 million as a result of currency fluctuations; and

         (17)  additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

        For purposes of determining compliance with the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness," (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall be entitled, in its sole discretion, to classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant.

        "Permitted Investments" means:

           (1)  Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor;

           (2)  Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Notes and the Indenture;

           (3)  Investments in cash and Cash Equivalents;

           (4)  Currency Agreements, Commodity Agreements and Interest Swap Obligations, in each case, entered into (a) in the ordinary course of the Company's or its Restricted Subsidiaries' businesses, (b) not for speculative purposes and (c) otherwise in compliance with the Indenture;

           (5)  Investments in the Notes;

           (6)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

           (7)  Investments in Foreign Restricted Subsidiaries of the Company organized under the laws of Canada or any Province thereof by the Company or any Domestic Restricted Subsidiary; provided that the aggregate amount of such Investments outstanding at any time in reliance of this clause (7) (after giving effect to any such Investments or any portions thereof that are returned to the Company or any Domestic Restricted Subsidiary in cash on or prior to the date of such calculation) shall not exceed $2.5 million;

           (8)  Investments in Foreign Restricted Subsidiaries of the Company organized under the laws of Canada or any Province thereof by the Company or any Domestic Restricted Subsidiary; provided that (a) the aggregate amount of such Investments outstanding at any time in reliance of this clause (8) (after giving effect to any such Investments or any portions thereof that are returned to the Company or any Domestic Restricted Subsidiary in cash on or prior to the date of such calculation) shall not exceed 5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries, (b) each such Investment is used by each such Foreign Restricted Subsidiary (i) for working capital purposes or (ii) substantially contemporaneous with its receipt thereof to purchase all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Restricted Subsidiary of the Company) engaged in a Permitted Business primarily in Canada (including by means of a merger, consolidation or other business combination permitted under the indenture), which Person shall become a Foreign Restricted Subsidiary of the Company in the case of where such purchase is of all of the Capital Stock of such Person and (c) any such Investment made in reliance upon this clause (8) may continue to be maintained notwithstanding that such Investment if made thereafter would not comply with the requirements of this clause (8);

           (9)  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "—Limitation on Asset Sales" covenant;

         (10)  Investments in existence on the Issue Date;

         (11)  loans and advances, including advances for travel and moving expenses, to employees, officers, directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

         (12)  advances to suppliers and customers in the ordinary course of business;

         (13)  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

         (14)  Investments in Foreign Restricted Subsidiaries of the Company by (a) the Company or any Domestic Restricted Subsidiary; provided that the aggregate amount of such Investments outstanding at any time in reliance of this clause (14)(a) (after giving effect to any such Investments or any portions thereof that are returned to the Company or any Domestic Restricted Subsidiary in cash on or prior to the date of such calculation) shall not exceed $2.5 million and (b) any other Foreign Restricted Subsidiary of the Company;

         (15)  payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

         (16)  Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice; and

         (17)  additional Investments (including Investments in any Foreign Restricted Subsidiary or Foreign Restricted Subsidiaries) in an aggregate amount not to exceed $5.0 million at any time outstanding.

        "Permitted Liens" means the following types of Liens:

           (1)  Liens for taxes, assessments or governmental charges or claims either (a) not yet delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

           (2)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

           (3)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

           (4)  any judgment Lien not giving rise to an Event of Default;

           (5)  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

           (6)  any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

           (7)  Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

           (8)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

           (9)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

         (10)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

         (11)  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

         (12)  Liens securing Indebtedness under Currency Agreements and Commodity Agreements, in each case, that are permitted under the Indenture;

         (13)  Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness;" provided that:

            (A)  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (B)  such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

         (14)  Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term "Permitted Indebtedness" to the extent and in the manner such Liens are in effect on the Issue Date;

         (15)  Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees;

         (16)  Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) or (17) of the definition of the term "Permitted Indebtedness;" provided, that any such Liens on Priority Collateral are contractually subordinated to the Liens described in clause (15) above pursuant to the Senior Intercreditor Agreement;

         (17)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness" or clause (1), (3) or (11) of the definition of the term "Permitted Indebtedness;" provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

         (18)  Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries securing Obligations (other than Obligations under the Credit Agreement) that do not exceed $2.0 million at any time outstanding;

         (19)  Liens securing Indebtedness which is contractually subordinated to the Notes and which is incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (including Indebtedness constituting Permitted Indebtedness); provided that (i) such Liens are contractually subordinated pursuant to the Subordinated Intercreditor Agreement to the Liens described in clause (15) above and (ii) such Indebtedness is not incurred under the Credit Agreement;

         (20)  leases or subleases granted to Persons other than the Company or any of its Restricted Subsidiaries in the ordinary course of business, and not materially interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

         (21)  Liens under licensing agreements entered into in the ordinary course of business by the Company of any of its Restricted Subsidiaries for the use by the Company or any such Restricted Subsidiary of intellectual property;

         (22)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the goods that are the subject of any such conditional sale, title retention, consignment or similar arrangement; and

         (23)  Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is (i) permitted under clause (12), (16) or (17) of the definition of "Permitted Indebtedness" or (ii) permitted to be incurred under the covenant described under "—Limitation on Incurrence of Additional Indebtedness" (other than as Permitted Indebtedness); provided, however, that no asset of the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien; and

         (24)  Liens in favor of the Company or any of its Domestic Restricted Subsidiaries.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Priority Collateral" means all Collateral other than "Working Capital Collateral" as defined in the Senior Intercreditor Agreement as in effect on the Issue Date.

        "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8).

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness;" (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (11) of the definition of Permitted Indebtedness, in each case that does not:

          (1)   have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

          (3)   affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

        "Subsidiary" with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Transactions" has the meaning specified therefor in this prospectus.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "—Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness;" and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

          (A)  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

          (B)  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

  The Global Notes

        The old notes were, and the new notes will be, issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes.

        Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, who are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchaser; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

  Book-entry procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by the settlement system and may be changed at any time. Neither we nor the initial purchasers is responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchaser; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) interest and Additional Interest, if any, with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC of any of its participants or indirect participants relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. If there is an event of default under the notes, however, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

        DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. The settlement systems, however, are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its actions and practices or their obligations under the rules and procedures governing their operations.

  Exchange of Global Notes for Certificated Notes

        Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend, unless that legend is not required by applicable law.

  Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions, if any, applicable to the notes.

  Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the holder of global note. We will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

        This section summarizes the material U.S. federal income tax consequences relating to the exchange offer to the holders of old notes. However, the discussion is limited in the following ways:

  •
  The discussion does not purport to deal with all aspects of federal income taxation that may be relevant to your investment in the notes or your decision to exchange the old notes for new notes.

  •
  The discussion only covers you if you bought your old notes in the initial offering at their initial offering price.

  •
  The discussion only covers you if you hold your old notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, an expatriate, a regulated investment company, a dealer in securities or currencies, a partnership or other entity treated as a partnership (or other pass-through entity) for federal income tax purposes (or its partners or members), a person holding the old notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or a person whose functional currency is not the United States dollar.

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the exchange of notes, and changes in the law can be retroactive.

  •
  The discussion does not cover state, local or foreign law.

  •
  The discussion does not address alternative minimum tax consequences, if any.

  •
  We have not requested a ruling from the Internal Revenue Service, or IRS, on any matter discussed herein. As a result, the IRS could disagree with portions of this discussion and may successfully assert a contrary position.

        A "U.S. holder" is:

          (1)   a citizen or resident of the United States,

          (2)   a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia,

          (3)   an estate whose income is subject to U.S. federal income tax regardless of its source; or

          (4)   a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        Certain trusts not described in clause (4) above in existence on August 20, 1996 that have validly elected to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. All references to "holders" (including U.S. holders) are to beneficial owners of the notes.

        The term "Non-U.S. holder" refers to a holder of a note who or that is neither a U.S. holder nor a partnership.

        If you are considering exchanging notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the exchange of old notes for new notes, the ownership and disposition of the new notes and the application of the U.S. federal income tax laws to your particular situation.

Exchange of Notes

        The exchange of notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange. As a result, (1) you will not recognize a taxable gain or loss as a result of exchanging your old notes; (2) the holding period of the new notes you receive will include the holding period of the old notes you exchange; and (3) the adjusted tax basis of the new notes you receive will be the same as the adjusted tax basis of the old notes you exchange determined immediately before the registered exchange.

U.S. Holders

  Taxation of Interest.

        U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the new notes in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or other Taxable Disposition of Notes.

        On the sale, exchange, redemption or other taxable disposition of a note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in a new note generally will equal the cost of the old note exchanged by you.

  •
  Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. Your holding period in the new note will include the holding period that you had in your old note. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

  U.S. Federal Withholding Tax.

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax will be required with respect to the payment of principal or interest on notes owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the regulations thereunder,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership (within the meaning of section 864(d)(4) of the Internal Revenue Code and the regulations thereunder), and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Internal Revenue Code and the regulations thereunder.

        To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described in the bullets above, payments of interest made to you will be subject to a 28% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments, partnerships or other or flow-through entities organized under non-U.S. law.

  U.S. Federal Income Tax.

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business (or, if certain tax treaties apply, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 28% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

  Sale, Exchange, Redemption or other Taxable Disposition of Notes.

        You generally will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note (except with respect to any amount representing accrued but unpaid interest, which would be subject to the rules described above). Such gain generally will also not be subject to U.S. federal income tax, unless:

  •
  you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

  •
  the gain is effectively connected with your conduct of a trade or business in the U.S.; or

  •
  you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

Backup Withholding and Reporting Information

  U.S. Holders.

        In general, information reporting requirements will apply to payments of interest made on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

  Non-U.S. Holders.

        Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes to a non-U.S. holder unless the non-U.S. holder provides an IRS Form W-8BEN (or other applicable form) to avoid backup withholding and information reporting. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 14, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market price or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the effective date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the new notes and new guarantees offered by this prospectus will be passed upon for us by Dechert LLP, New York, New York, Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), Baton Rouge, Louisiana and Schreck Brignone, Las Vegas, Nevada.

EXPERTS

        The financial statements as of December 31, 2004 and 2003 and for the three years ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the notes to be issued in the exchange offer (Registration No. 333-124543). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

        As a result of the exchange offer, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. You may read and copy any reports or other information filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 800-SEC-0350 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC Web site at "www.sec.gov." In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number Edgen Corporation, 18444 Highland Road, Baton Rouge, LA 70809, Attn: David L. Laxton, III, Chief Financial Officer; (225) 756-9868.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the terms of the indenture, so long as any notes are outstanding, to furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Conditions and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to the holders upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Edgen Corporation
Baton Rouge, Louisiana

        We have audited the accompanying consolidated balance sheets of Edgen Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edgen Corporation and subsidiaries at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New Orleans, Louisiana
April 18, 2005

EDGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$134,299	$3,124,606
Accounts receivable—net of allowance for doubtful accounts of $658,675 and $1,369,954	31,750,990	21,176,965
Inventory	57,960,261	53,473,849
Income tax receivable	2,601,312	2,786,814
Prepaid expenses and other current assets	1,049,274	2,000,755
Deferred tax asset	9,280,850	4,637,484

Total current assets	102,776,986	87,200,473
PROPERTY, PLANT AND EQUIPMENT—net	10,422,777	11,668,139
GOODWILL AND OTHER INTANGIBLES	6,518,093	6,536,008
DEFERRED FINANCING COSTS	35,272	155,337

TOTAL	$119,753,128	$105,559,957

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Managed cash overdrafts	$1,361,404	$4,273,205
Accounts payable	19,017,837	19,115,127
Accrued expenses and other current liabilities	6,375,597	2,191,908
Current portion of long-term debt	7,229,553	7,987,006

Total current liabilities	33,984,391	33,567,246
DEFERRED TAX LIABILITY	890,980	621,911
LONG-TERM DEBT	40,653,230	42,985,658

Total liabilities	75,528,601	77,174,815

Mandatorily redeemable preferred stock, $.01 par value, 372,644 shares authorized and designated; 367,644 shares plus accrued dividends issued and outstanding, Series A	51,978,809	49,918,086
Mandatorily redeemable preferred stock, $.01 par value, 10,000 shares authorized, issued, and outstanding, Series B	4,000,000	4,000,000

Total mandatorily redeemable preferred stock	55,978,809	53,918,086
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' DEFICIT:
Common stock—Class A, $.01 par value, 6,000,000 shares authorized; 4,307,880 shares issued and outstanding	43,079	43,079
Common stock—Class B, $.01 par value, 505,512 shares authorized, issued, and outstanding	5,055	5,055
Paid-in capital	22,578,191	22,578,191
Notes receivable from shareholders	—	(1,089,082)
Accumulated deficit	(31,742,997)	(45,746,138)
Less treasury stock 570,300 and 320,487 shares—at cost at December 31, 2004 and 2003	(2,637,610)	(1,324,049)

Total shareholders' deficit	(11,754,282)	(25,532,944)

TOTAL	$119,753,128	$105,559,957

See accompanying notes to consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
SALES	$207,820,561	$147,025,113	$212,311,669
COST OF SALES	155,357,167	121,145,944	168,367,646

Gross profit	52,463,394	25,879,169	43,944,023
OPERATING EXPENSES:
Yard and shop expense	4,592,408	4,013,223	4,595,688
Selling, general, and administrative expense	27,416,048	25,581,987	23,055,408
Depreciation and amortization expense	2,399,569	2,000,512	1,671,975

Total operating expenses	34,408,025	31,595,722	29,323,071

INCOME (LOSS) FROM OPERATIONS	18,055,369	(5,716,553)	14,620,952
OTHER INCOME (EXPENSE):
Other income	105,752	173,397	54,261
Interest expense	(5,162,981)	(3,122,067)	(3,102,071)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	12,998,140	(8,665,223)	11,573,142
INCOME TAX EXPENSE (BENEFIT)	(3,210,865)	(4,194,627)	1,384,520

INCOME (LOSS) FROM CONTINUING OPERATIONS	16,209,005	(4,470,596)	10,188,622
DISCONTINUED OPERATIONS:
Loss from discontinued operations before income taxes	—	(347,866)	(4,469,438)
Income tax benefit	—	159,124	1,759,967

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	16,209,005	(4,659,338)	7,479,151
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	(39,414,019)

NET INCOME (LOSS)	16,209,005	(4,659,338)	(31,934,868)
PREFERRED DIVIDEND REQUIREMENT	(2,205,864)	(2,211,864)	(2,235,864)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$14,003,141	$(6,871,202)	$(34,170,732)

See accompanying notes to consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

Years Ended December 31, 2004, 2003 and 2002

	Class A Common Stock	Class B Common Stock	Paid-In Capital	Notes Receivable from Shareholders	Retained Earnings (Deficit)	Treasury Stock	Total
BALANCE—January 1, 2002	$43,079	$5,055	$22,578,191	$(2,117,735)	$(4,704,204)	$(156,300)	$15,648,086
Preferred dividend requirement	—	—	—	—	(2,235,864)	—	(2,235,864)
Net loss	—	—	—	—	(31,934,868)	—	(31,934,868)

BALANCE—December 31, 2002	43,079	5,055	22,578,191	(2,117,735)	(38,874,936)	(156,300)	(18,522,646)
Payment of Shareholder Notes	—	—	—	1,028,653	—	—	1,028,653
Purchase of Class A Common	—	—	—	—	—	(1,167,749)	(1,167,749)
Preferred dividend requirement	—	—	—	—	(2,211,864)	—	(2,211,864)
Net loss	—	—	—	—	(4,659,338)	—	(4,659,338)

BALANCE—December 31, 2003	43,079	5,055	22,578,191	(1,089,082)	(45,746,138)	(1,324,049)	(25,532,944)
Payment of Shareholder Notes	—	—	—	1,089,082	—	—	1,089,082
Net income	—	—	—	—	16,209,005	—	16,209,005
Repurchase of Class A Common Stock	—	—	—	—	—	(1,313,561)	(1,313,561)
Preferred dividend requirement	—	—	—	—	(2,205,864)	—	(2,205,864)

BALANCE—December 31, 2004	$43,079	$5,055	$22,578,191	$—	$(31,742,997)	$(2,637,610)	$(11,754,282)

See accompanying notes to consolidated financial statements

EDGEN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continuing operations	$16,209,005	$(4,470,596)	$10,188,622
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,399,569	2,000,512	1,822,877
Amortization of deferred financing costs	1,519,002	160,226	98,146
Provision for doubtful accounts	352,701	868,787	501,167
Deferred income tax benefit	(4,374,297)	(1,561,885)	(2,770,672)
Gain on redemption of Preferred and Common Stock	—	(81,973)	—
Gain on sale of property, plant and equipment	(333)	(32,675)	(476,166)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(10,926,726)	7,864,754	9,764,197
(Increase) decrease in inventories	(4,486,412)	10,210,604	(4,819,922)
Decrease (increase) in prepaid expenses and other current assets	951,480	(16,405)	(10,271)
(Decrease) increase in accounts payable	(97,290)	11,543,201	(11,949,325)
Increase (decrease) in accrued liabilities and other expenses	4,216,373	(1,965,637)	(1,301,899)
Decrease in income tax payable	—	(1,631,080)	(60,954)
Decrease in income tax receivable	185,502	—	—
Increase in intangibles	(100,000)	(44,189)	(445,950)

Net cash provided by operating activities from continuing operations	5,848,574	22,843,644	539,850
Net cash provided by (used in) operating activities from discontinued operations	—	1,894,655	(2,310,136)

Net cash provided by (used in) operating activities	5,848,574	24,738,299	(1,770,286)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of SISCO—net of cash acquired	—	(500,000)	(9,143,373)
Purchase of ProMetals, Inc.—net of cash acquired	—	(400,000)	—
Purchase of property, plant and equipment	(1,111,757)	(2,498,838)	(2,369,325)
Proceeds from the sale of capital assets	75,800	—	1,323,886

Net cash used in investing activities from continuing operations	(1,035,957)	(3,398,838)	(10,188,812)
Net cash provided by (used in) investing activities from discontinued operations	—	283,772	(25,533)

Net cash used in investing activities	(1,035,957)	(3,115,066)	(10,214,345)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable and long-term debt	(6,225,056)	(577,072)	(4,553,308)
Proceeds from issuance of long-term debt	1,500,000	6,065,705	4,940,000
Proceeds from issuance of preferred stock	—	—	4,000,000
Proceeds from debt issuance—net of payments under revolving credit agreement	1,635,175	(19,722,267)	5,555,498
Deferred financing costs	(1,431,623)	—	(273,102)
Purchase of common stock for treasury	(1,313,561)	(1,167,749)	—
Proceeds from repayment of shareholder notes	1,089,083	1,028,653	—
Redemption of preferred stock	(145,141)	(464,627)	—
(Decrease) increase in managed cash overdraft	(2,911,801)	(3,661,270)	1,732,361

Net cash (used in) provided by financing activities from continuing operations	(7,802,924)	(18,498,627)	11,401,449
Net cash provided by financing activities from discontinued operations	—	—	—

Net cash (used in) provided by financing activities	(7,802,924)	(18,498,627)	11,401,449

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,990,307)	3,124,606	(583,182)
CASH AND CASH EQUIVALENTS (Beginning of year)	3,124,606	—	583,182

CASH AND CASH EQUIVALENTS (End of year)	$134,299	$3,124,606	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$2,553,693	$3,090,045	$3,674,268
Income taxes	$1,327,110	$338,082	$2,732,681

See accompanying notes to consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2004, 2003, 2002

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business—Edgen Corporation ("Edgen" or the "Company"), formerly TPS Holdings, Inc. a Nevada corporation, was formed on November 30, 2000. Through its wholly owned subsidiaries, Edgen Alloy Products Group, L.L.C. ("Edgen Alloy"), Edgen Carbon Products Group, L.L.C. ("Edgen Carbon"), and Edgen Canada Inc. ("Edgen Canada"), Edgen distributes and sells prime carbon steel pipe, alloy grade pipe, fittings and flanges, and provides services for the applications of such pipe and steel products. The Company has no assets or operations independent of its wholly owned subsidiaries.

        On February 1, 2005 Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners and certain members of Edgen management, purchased all of the outstanding capital stock of Edgen from its existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen but excluded the payment of fees and expenses. The acquisition was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105 million aggregate principal amount of 9 7/8% senior secured notes due 2011 and from an equity investment from funds managed by Jefferies Capital Partners and certain members of Edgen management. Concurrently with the purchase, Edgen entered into a new $20 million senior secured revolving credit facility.

        Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen, which survived the merger and became liable for all obligations under the notes and the borrowings under the revolving credit facility.

        Payment obligations under the notes are guaranteed by all of the Company's domestic subsidiaries. In addition, the notes and the related guarantees are secured by a lien on substantially all of the Company's assets and the assets of its domestic subsidiaries (other than certain excluded assets such as the Company's and its existing and future subsidiaries' leasehold interests and the capital stock of the Company's existing and future subsidiaries), subject to certain permitted liens and other limitations. Under an intercreditor agreement, the security interest in those assets consisting of inventory, accounts receivable, lockboxes, deposit accounts, securities accounts and financial assets credited thereto, and certain related assets that secure the notes and the guarantees are subordinated to a lien thereon that secures the Company's new revolving credit facility.

        The Company has no assets or operations independent of our direct and indirect subsidiaries. All of the Company's domestic subsidiaries jointly and severally, and fully and unconditionally, guarantee the notes, and the Company's management has determined that Edgen Canada, the only subsidiary that is not a guarantor of the notes, is a "minor" subsidiary as that term is used in Rule 3-10 of Regulation S-X promulgated by the Securities and Exchange Commission. There are no significant restrictions on the Company's ability and the ability of the subsidiary guarantors to obtain funds from the Company's and the subsidiary guarantors' respective subsidiaries by dividend or loan. Consequently, separate financial statements have not been presented for the Company's subsidiaries because management has determined that they would not be material to investors.

        Basis of Presentation—The consolidated financial statements and notes are presented in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). The consolidated financial statements include the accounts of Edgen and its wholly owned subsidiaries. All intercompany transactions are eliminated in consolidation.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash Equivalents—The Company considers all highly-liquid investments with a maturity of one year or less at the time of purchase to be cash equivalents.

        Inventory—Inventory consists primarily of prime carbon steel pipe, alloy grade pipe, fittings and flanges. Inventory is stated at the lower of cost or market. Cost is determined by the average cost method.

        Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is provided for financial reporting purposes on the straight-line method over the estimated useful lives of the individual assets, which range from 2 to 39 years. For income tax purposes, accelerated methods of depreciation are used. Ordinary maintenance and repairs which do not extend the physical or economic lives of the plant or equipment, are charged to expense as incurred. Management reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses are recognized based on the excess of the asset's carrying amount over its fair value.

        Intangible Assets—Intangible assets consist primarily of the excess of cost over net assets of acquired businesses (goodwill), and noncompete agreements. Identifiable intangible assets with finite useful lives are amortized to expense over the estimated useful life of the asset. Identifiable intangible assets with an indefinite useful life, including goodwill, are evaluated, at least annually, for impairment by comparison with their carrying amounts with the fair value of the individual assets.

        Deferred Financing Costs—Deferred financing costs are charged to operations as additional interest expense over the life of the underlying indebtedness using the interest method. Deferred financing costs charged to operations as interest during the years ended December 31, 2004, 2003 and 2002 were $1,519,002, $160,226, and $98,146 respectively.

        Income Taxes—Income taxes are provided using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and income tax basis of assets and liabilities and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to reverse.

        Revenue Recognition—Revenue is recognized on products sales when products are shipped and the customer takes title and assumes risk of loss. Shipping and handling costs incurred are included as a component of cost of goods sold.

        Stock-Based Compensation—The Company accounts for its stock-based employee compensation plan using the intrinsic value-based method of accounting, as permitted, and discloses, if material, pro forma information as if accounted for using the fair value-based method as prescribed by accounting principles. Because the exercise price of the Company's employee stock options equals the market price

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the underlying stock on the date of grant, no compensation expense is recognized on options granted.

        If compensation cost for the Company's cost based compensation plan had been determined on the fair value method at the grant dates for awards, there would have been no material impact on the Company's reported net income or earnings per share. The fair value of options was estimated using a Black-Scholes option pricing model. Because employee stock options have differing characteristics and changes in the subjective input assumptions can materially affect the fair value estimate, the Black-Scholes valuation model does not necessarily provide a reliable measure of the fair value of employee options.

        The Financial Accounting Standards Board ("FASB") has issued FASB Statement No. 123(R), Share-Based Payment (the "Statement"), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The Statement eliminates the ability to account for share-based compensation transactions using the intrinsic value-based method of accounting, and generally requires instead that such transactions be accounted for using a fair-value based method. The Statement permits use of option pricing models other than the Black-Scholes option pricing model. Management has not determined the impact of the Statement on the Company's Consolidated Financial Statements.

        Fair Values of Financial Instruments—Fair values of cash and cash equivalents and the current portion of long-term debt approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company, or to other companies with comparable credit ratings, for loans with similar terms or maturity, approximate the carrying amounts in the consolidated financial statements.

        Recent Accounting Pronouncements—From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board ("FASB") which are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes the impact of recently issued standards which are not yet effective will not have a material impact on the company's consolidated financial statements upon adoption.

        Reclassifications—Certain reclassifications have been made to prior year amounts to conform to current period presentation. All reclassifications have been applied consistently for the periods presented.

        Statement of Cash Flows—Management has concluded that certain prior year balances in the consolidated statements of cash flows should be reclassified to appropriately present net cash provided by (used in) discontinued operations. The Company's previous policy was to classify all the cash flow effects of discontinued operations as one line item in the consolidated statements of cash flows. The Company has changed its policy to present net cash provided by (used in) discontinued operations for

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

operating activities, investing activities and financing activities. The following table shows the effects on this reclassification on prior years, consistent with the 2004 presentation.

	Years Ended December 31,
	2003	2002
Net cash provided by operating activities as previously reported	$22,843,644	$266,748
Reclassification	1,894,655	(2,310,136)

Revised net cash provided by (used in) operating activities	$24,738,299	$(2,043,388)

Net cash used in investing activities as previously reported	$(3,398,838)	$(10,188,812)
Reclassification	283,772	(25,533)

Revised net cash used in investing activities	$(3,115,066)	$(10,214,345)

Net cash (used in) provided by financing activities as previously reported	$(18,498,627)	$11,674,551
Reclassification	—	—

Revised net cash (used in) provided by financing activities	$(18,498,627)	$11,674,551

2. ACQUISITIONS

        On April 3, 2002, Edgen completed its acquisition of Energy Solutions Professionals, Inc. ("ESP") and its wholly-owned subsidiary SISCO. Immediately subsequent to the acquisition, ESP was merged into SISCO in a tax-free exchange. SISCO is a distributor of high yield fittings and flanges used primarily in natural gas transmission lines. SISCO sells its products from one location in Houston, Texas. The acquisition was recorded under the purchase method of accounting and included the purchase of all of the capital stock of SISCO for $9,380,124, which includes the costs of acquisition. The purchase price and goodwill were subsequently increased by $500,000 due to the achievement of certain operating performance benchmarks in the twelve months following the date of acquisition. The acquisition was funded from working capital. The purchase price has been allocated to the assets acquired and the liabilities assumed and was based on the estimated fair value at the date of

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

2. ACQUISITIONS (Continued)

acquisition. The balance of $6,059,343 was recorded as goodwill. The estimated fair value of the assets acquired and the liabilities assumed relating to the acquisition is summarized below.

Current assets, including cash	$7,671,257
Property, plant and equipment	606,630
Other intangibles	136,810
Goodwill	6,059,343

$14,474,040

Current liabilities	$4,474,223
Long-term liabilities	119,693

$4,593,916

        The operating results of SISCO have been included in the consolidated statements of operations from the date of acquisition.

3. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Land and land improvements	$5,903,748	$5,898,748
Building	908,148	848,285
Equipment and computers	16,250,332	15,497,445
Leasehold improvements	2,255,968	2,037,762

	25,318,196	24,282,240
Less accumulated depreciation	(14,895,419)	(12,614,101)

Property, plant and equipment—net	$10,422,777	$11,668,139

        Substantially all of the Company's property, plant and equipment serves as collateral for the Company's credit arrangements and long-term debt (See Note 6.)

4. INTANGIBLE ASSETS

        Intangible assets consists of the following:

	2004	2003
Non-compete agreements	$45,000	$62,915
Other	13,750	13,750

	$58,750	$76,665

        Amortization expense was $117,917, $154,167, and $218,334 years ended December 31, 2004, 2003, and 2002 respectively. Accumulated amortization of intangible assets at December 31, 2004, 2003, and 2002 was $205,000, $157,083, and $252,917 respectively.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

5. GOODWILL

        Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS No. 142, all goodwill amortization ceased effective January 1, 2002. As a result, $5,559,343 of goodwill at December 31, 2002 is not subject to amortization. In addition, another $900,000 of goodwill was recorded during 2003 to reflect the payment of certain earnout provisions in the acquisition agreements of ProMetals and SISCO and is also not subject to amortization. Under SFAS No. 142, an impairment test is required to be performed upon adoption and at least annually thereafter. The impairment test is the result of adopting a fair value approach to testing goodwill as compared to the previous method utilized in which evaluations of goodwill impairment were made using the estimated future undiscounted cash flows compared to the carrying amount. Material amounts of recorded goodwill attributable to each of the Company's reporting units were tested on January 1, 2004, 2003, and 2002 for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using discounted cash flows, and guideline company multiples. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and guideline company multiples for each of the reportable units. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment tests during the first quarter.

        Based on the impairment test, the Company recognized no charge in 2004 and 2003, and a charge of $39,414,019 in 2002 to reduce the carrying values of goodwill of the reporting units to its implied fair values. Under SFAS No. 142, the impairment adjustment recognized at adoption of the new rules was reflected as a cumulative effect of change in accounting principle in the 2002 statement of operations.

        The carrying amount of goodwill attributable to each reportable segment with goodwill balance and charges therein follows:

	December 31, 2002	Impairment Adjustment	ProMetal Acquisition	Sisco Acquisition	December 31, 2003
Edgen Alloy	$—	$—	$400,000	$—	$400,000
Edgen Carbon	5,559,343	—	—	500,000	6,059,343

Totals	$5,559,343	$—	$400,000	$500,000	$6,459,343

	December 31, 2001	Initial Impairment Adjustment	Sisco Acquisition	December 31, 2002
Edgen Alloy	$18,379,227	$18,379,227	$—	$—
Edgen Carbon	21,034,792	21,034,792	5,559,343	5,559,343

Totals	$39,414,019	$39,414,019	$5,559,343	$5,559,343

        There were no changes in the carrying amount of goodwill from December 31, 2003 to December 31, 2004.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

6. CREDIT ARRANGEMENTS AND LONG-TERM DEBT

        Credit arrangement and long-term debt consisted of the following at December 31, 2004 and 2003:

	2004	2003
Revolving credit loans; interest due monthly at a base rate of LIBOR plus 300 basis points (5.4%, 6% at December 31, 2004 and 2003, respectively), through maturity in February 2008; secured by a lien on the assets of Edgen Alloy and Edgen Carbon	$39,608,998	$37,973,823
Term loan, quarterly principal payments beginning June 30, 2004, including interest at the base rate of LIBOR plus 300 basis points (5.4% at December 31, 2004) through maturity in February 2008; secured by a lien on the assets of Edgen Alloy and Edgen Carbon	1,275,000	—
Unsecured Convertible Term Note to a shareholder; due August 24, 2004, including interest accrued at a rate of 7.0%	—	1,500,000
Unsecured Convertible Term Notes to shareholders; due November 7, 2004, including interest accrued at a rate of 7.0%	—	2,776,500
Unsecured Convertible Term Note to a shareholder; due January 6, 2005, including interest accrued at a rate of 7.0%	—	723,500
Demand note; monthly interest payments at LIBOR plus 10 basis points per annum (2.43% and 1.25% at December 31, 2004 and 2003, respectively), commencing October 1, 2002 through maturity to September 2005, payable to Amsouth Bank	4,490,000	4,720,000
Convertible term notes; interest due at maturity at 12% per annum, commencing October 25, 2000 through maturity in October 2005	2,041,644	2,041,644
Various notes and capital leases to a corporation; monthly payments range from $1,222 to $18,815; including interest ranging from 5.9% to 7.9% per annum, commencing April 2000 through maturity in June 2006; secured by equipment	317,141	837,197
Unsecured subordinated promissory note to a corporation; annual payments of $150,000, including interest at 5.0% per annum, commencing March 31, 2004 through maturity in March 31, 2005	150,000	300,000
Unsecured subordinated promissory note to a corporation; annual payments of $100,000, including interest at 9% per annum, commencing March 31, 2002 through maturity in March 2004	—	100,000

Total	47,882,783	50,972,664
Less current portion	(7,229,553)	(7,987,006)

Long-term debt	$40,653,230	$42,985,658

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

6. CREDIT ARRANGEMENTS AND LONG-TERM DEBT (Continued)

        The Company's borrowing capacity under its revolving loan agreement totaled $55.5 million (subject to borrowing limitations under the revolving credit agreement) at December 31, 2004. Under the revolving credit agreement, interest is payable at market rates plus applicable margins.

        On February 27, 2004, the Company replaced its existing $55 million revolving credit agreement which was scheduled to mature on April 9, 2004, with a new $55.5 million revolving credit agreement (the "new credit agreement"), subject to borrowing limitations, which matures February 27, 2008. In accordance with the new credit agreement, the Company can convert any base loan to a eurodollar loan on any business day, provided no event of default has occurred. Each conversion into or conversion of a eurodollar loan shall be in minimum amounts of $1 million. The eurodollar loans will bear interest at an adjusted London Interbank Offered Rate. As of December 31, 2004, none of the loan had been converted to a eurodollar loan. The Company must pay a monthly facility fee of 1/2 of 1 percent per annum on the unused portion of the maximum revolving amount. The new credit agreement contains financial and other covenants, including limitations on dividends and maintenance of certain financial ratios. Specifically, the Company is prohibited from paying any dividends without the prior permission of the lender. See Note 16 related to the Company's issuance of senior secured notes and the replacement of the new credit facility with a new senior secured revolving credit facility subsequent to December 31, 2004. Scheduled annual maturities for the years after December 31, 2004 are as follows:

2005	$7,229,553
2006	369,232
2007	300,000
2008	39,983,998
Thereafter	—

Total	$47,882,783

7. MANDATORILY REDEEMABLE PREFERRED STOCK

        Holders of the Series A Cumulative Redeemable, $0.01 par value, Preferred Stock are entitled to receive cash dividends at the rate of $6.00 per annum per share. Outstanding shares of Preferred Stock are mandatorily redeemable by the Company upon the occurrence of certain events including a public offering, the sale of substantially all the assets of the company or a change in control, at a price of $100.00 per share, plus accrued and unpaid dividends. The Preferred Stock is also subject to optional redemption at the discretion of the Board of Directors at a price of $100.00 per share, plus accrued and unpaid dividends.

        Holders of the Series B Redeemable, $0.01 par value, Preferred Stock, with respect to rights of liquidation, winding up and dissolution, rank junior to the Series A Cumulative Redeemable Preferred Stock, but senior to all other Edgen equity securities. The holders of the Series B Redeemable Preferred Stock are not entitled to receive cash dividends. The outstanding shares of Series B Redeemable Preferred Stock are mandatorily redeemable similarly to the Series A Preferred Stock except that the redemption price is $400 per share plus a "return" amount up to an additional $400 per share.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

7. MANDATORILY REDEEMABLE PREFERRED STOCK (Continued)

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires a mandatorily redeemable financial instrument to be classified as a liability unless the redemption is required to occur only upon the liquidation or termination of the reporting entity. A financial instrument that embodies a conditional obligation to redeem the instrument by transferring assets upon an event not certain to occur becomes mandatorily redeemable and, therefore becomes a liability, if that event occurs or the event becomes certain to occur. Because the events indicated in the preceding paragraph which would cause the Company's preferred stock to be mandatorily redeemable have not occurred the preferred stock is classified as mezzanine equity in the consolidated balance sheets at December 31, 2004 and 2003. As discussed in Note 16, the Company's shareholders signed a definitive stock purchase agreement on December 31, 2004. On February 1, 2005, the conditions for closing were satisfied. Had the conditions for closing been satisfied as of December 31, 2004, the Company would have been required to classify its preferred stock as a liability. The liability would be measured initially at fair value.

8. SHAREHOLDERS' EQUITY

        Common Stock—The Class B Common Stock is identical to Class A Common Stock, except that the Class B Common Stock is non-voting. The Class B Common Stock is exchangeable at any time at the option of the holder thereof, pursuant to terms of a certain agreement between such holder and Edgen, into shares of Class A Common Stock on a one-for-one basis.

        Shareholder Loans—Through December 31, 2003 and pursuant to a Management Stock Purchase Agreement, certain officers, directors and managers of Edgen purchased 556,033 shares of Class A Common Stock and 7,570 shares of Preferred Stock in exchange for cash and promissory notes. The notes were secured by certain of the shares of Preferred Stock and all of the shares of Class A Common Stock. The notes were scheduled to mature from December 31, 2004 through December 15, 2007 and bore interest at rates of 3.5% to 6% per annum. All of the outstanding notes were paid in 2004 in conjunction with the buy back of the related outstanding shares by the Company. The notes receivable from officers, directors and managers at December 31, 2003 and 2002 was $1,089,082 and $2,117,735, respectively. The notes are shown as a reduction to Shareholders' Equity.

        Stock Options—In December 1998, the stockholders of the Company approved a stock option plan (the "Plan") to provide stock options as incentives and rewards for employees of the Company. A maximum of 500,000 Class A Common Shares of Company stock can be granted.

        The exercise price is the fair market value of the shares at the date of grant and the options vest ratably over a five year period. The Plan expires December 2009. At December 31, 2004, 2003, and 2002, 113,283, 113,283, and 204,769 options were outstanding and unexercised.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

8. SHAREHOLDERS' EQUITY (Continued)

        A summary of changes in outstanding options is as follows:

	December 31,
	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Shares under option—beginning of year	113,283	$6.53	204,769	$7.50	194,769	$7.50
Shares granted	—		20,000	$2.00	10,000	$7.50
Shares forfeited	—		(111,486)	$7.50	—
Shares exercised	—		—		—

Shares under option—end of period	113,283	$6.53	113,283	$6.53	204,769	$7.50

Shares exercisable—end of period	68,627		68,627		113,362
Remaining authorized shares under approved plan—end of year	386,717		386,717		295,231

        The following table presents information relating to the Company's stock options outstanding at December 31, 2004 (share data in thousands):

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Years	Number Exercisable	Weighted- Average Exercise Price
$2.00—$7.50	113,283	$6.53	4.95	68,627	$7.50

9. INCOME TAXES

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

9. INCOME TAXES (Continued)

purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Deferred compensation	$208,066	$367,404
Inventory	750,647	731,608
Bad debt allowance	235,397	505,516
Net operating loss carryforward	791,889	2,867,277
Goodwill impairment	7,118,731	8,013,997
Other	176,120	165,679
Depreciation	—	—

Total deferred tax assets	9,280,850	12,651,481

Deferred tax liabilities:
Depreciation	782,000	616,193
Other	107,651	—

Cash discounts earned	1,329	5,718

Total deferred tax liabilities	890,980	621,911

Net deferred tax asset before valuation	8,389,870	12,029,570
Valuation—goodwill impairment	—	(8,013,997)

Net deferred tax asset	$8,389,870	$4,015,573

        Components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2004	2003
Current	$1,163,432	$(2,791,866)
Deferred	(4,374,297)	(1,561,885)

	$(3,210,865)	$(4,353,751)

        As of December 31, 2003, a valuation allowance was recorded against the deferred tax asset because management believed that the deferred tax assets related to the goodwill impairment (see Note 5) would not more than likely be realized in full through future operating results and the reversal of taxable timing differences. Based on operating results for fiscal 2004 and projected operating results for fiscal 2005 and 2006, management believes that a valuation allowance is no longer required and the valuation allowance was reversed as of December 31, 2004. This resulted in an increase in the deferred tax asset as of December 31, 2004 and a corresponding decrease in income tax expense for the year then ended of $7.1 million.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

9. INCOME TAXES (Continued)

        For state income tax purposes, the Company has net operating loss carryforwards ("NOLs") of approximately $17,597,523 available to reduce future state taxable income. These NOLs expire in varying amounts beginning in 2013 through 2018.

        The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

	Year Ended December 31,
	2004	2003	2002
Federal income tax expense (benefit) at statutory rate	$4,419,368	$(3,064,450)	$(10,985,507)
State income taxes net of federal income tax benefit	389,944	(270,393)	(969,309)
Increase (decrease) in valuation allowance	(8,014,009)	(872,771)	8,886,780
Non-deductible goodwill	—	—	2,633,259
Non-deductible expenses and other	(6,168)	(146,137)	59,330

Total provision for income taxes	$(3,210,865)	$(4,353,751)	$(375,447)

10. COMMITMENTS AND CONTINGENCIES

        Through its subsidiaries, Edgen leases various properties, warehouses, equipment and office space under operating leases with remaining terms ranging from two to twelve years with various renewal options. Substantially all leases require payment of taxes, insurance and maintenance costs in addition to rental payments. Total rental expense for all operating leases was $1,251,180, $1,355,500, and $1,435,608 the years ended December 31, 2004, 2003, and 2002 respectively.

        Future minimum payments under noncancelable leases with initial or remaining terms in excess of one year for fiscal years beginning after December 31, 2004 are:

2005	$1,209,593
2006	1,055,780
2007	715,598
2008	431,134
2009	216,428
Thereafter	885,236

Total	$4,513,769

        In the ordinary course of business, the Company has entered into employment contracts with certain executives and former owners; these contracts provide for minimum salary levels and incentive bonuses.

        The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

11. CONCENTRATION OF CREDIT RISK

        Financial instruments which would potentially subject Edgen to a significant concentration of credit risk consist primarily of trade accounts receivable. However, concentration of credit risk with respect to the trade accounts receivable is limited due to a large number of entities comprising the customer base. No one customer typically accounts for 5% or more of the trade accounts receivable of the Company. An allowance for losses is maintained based on the expected collectibility of accounts receivable.

12. DISCONTINUED OPERATIONS

        In 2002, Edgen committed to a plan to sell the steel service center assets of the Thomas Pipe & Steel division of Edgen Carbon, and this transaction was completed on May 11, 2003. Additionally in 2002, Edgen discontinued the operations of the Bartow International division of Edgen Carbon. The operations of Bartow International ceased in March 2002, and the assets were all liquidated by December 31, 2002. The activity related to these divisions is accounted for as discontinued operations and therefore, the results of operations and cash flows have been removed from the Company's results of continuing operations for all periods presented in this document. The results of these two divisions are presented as discontinued operations in a separate category on the statement of operations following results from continuing operations.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The table below sets forth unaudited financial information for each quarter of fiscal 2004 and fiscal 2003 (in thousands, except per share amounts):

	2004				2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Sales	$57,894	$53,054	$54,041	$42,831	$36,961	$34,623	$36,563	$38,879
Cost of sales	43,333	38,188	40,294	33,543	31,224	28,341	29,845	31,737

Gross profit	14,561	14,866	13,747	9,288	5,737	6,282	6,718	7,142
Operating expenses	10,965	8,850	7,974	6,618	10,415	5,989	7,547	7,644

Income (loss) from Operations	3,596	6,016	5,773	2,670	(4,678)	293	(829)	(502)
Other income (expense)	143	(72)	15	20	104	(3)	33	40
Interest expense	(1,984)	(1,551)	(905)	(723)	(1,020)	(642)	(733)	(728)

Income (loss) from operations before income tax expense	1,755	4,393	4,883	1,967	(5,594)	(352)	(1,529)	(1,190)
Income tax expense (benefit)	(6,583)	632	1,951	789	(2,868)	(152)	(661)	(514)

Income (loss) from continuing operations	8,338	3,761	2,932	1,178	(2,726)	(200)	(868)	(676)
Loss from discontinued operations before income tax	—	—	—	—	(200)	—	(26)	(122)
Income tax benefit	—	—	—	—	159	—	—	—

Net income (loss)	$8,338	$3,761	$2,932	$1,178	$(2,767)	$(200)	$(894)	$(798)

14. SEGMENT INFORMATION

      Edgen markets and distributes specialty pipe, fittings and flanges made of highly engineered prime carbon and alloy steel. Edgen distributes its products primarily to companies operating within the oil

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

14. SEGMENT INFORMATION (Continued)

and gas production and transmission, the process/petrochemical and the power generation industries. Edgen aggregates its operations into two reportable segments: alloy products and carbon products.

        The alloy products segment distributes specialty steel pipe and components for use in environments that are highly corrosive, extremely high or low temperature and/or involve high pressures. These products are sold primarily to the process/petrochemical and power generation industries.

        The carbon products segment distributes specialty carbon steel pipe and components primarily for use in high pressure and/or abrasive environments. The primary industries served are natural gas transmission and distribution, offshore fabrication and mining.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Edgen evaluates performance based on profit or losses from operations before income taxes not including nonrecurring gains or losses and discontinued operations.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

14. SEGMENT INFORMATION (Continued)

        The following table presents the financial information for each reportable segment:

	December 31,
	2004	2003	2002
Sales:
Alloy Products	$52,251,466	$41,011,052	$77,408,698
Carbon Products	155,569,095	106,014,061	134,902,971

	$207,820,561	$147,025,113	$212,311,669

Operating Income (Loss):
Alloy Products	$5,309,092	$1,435,622	$11,788,610
Carbon Products	21,843,928	1,626,731	9,117,637
General Corporate	(9,097,651)	(8,778,906)	(6,285,295)

	$18,055,369	$(5,716,553)	$14,620,952

Capital Expenditures:
Alloy Products	$213,040	$171,666	$477,605
Carbon Products	456,360	357,151	353,918
General Corporate	442,356	1,970,021	1,537,802

	$1,111,757	$2,498,838	$2,369,325

Depreciation and Amortization:
Alloy Products	$177,347	$177,298	$206,934
Carbon Products	959,832	1,028,415	1,390,041
General Corporate	1,262,390	794,799	75,000

	$2,399,569	$2,000,512	$1,671,975

Total Assets:
Alloy Products	$26,324,510	$30,232,536	$38,133,450
Carbon Products	79,177,069	61,526,201	78,211,763
General Corporate	14,251,549	13,801,220	5,305,194

	$119,753,128	$105,559,957	$121,650,407

15. EMPLOYEE BENEFIT PLAN

        The Company maintains a 401(k) plan for all employees who have met the eligibility requirements to participate. Under the plan, employees may contribute up to 15% of compensation, subject to an annual maximum as determined under the Internal Revenue Code. The Company matches 50% of up to 6% of the employees' contributions. The plan provides that employees' contributions will be 100% vested at all times and that the Company's contributions vest over a five year period. The Company contributed $250,937, $272,440 and $301,408 to the plan for the years ended December 31, 2004, 2003 and 2002, respectively.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2004, 2003, 2002

16. SUBSEQUENT EVENT (UNAUDITED)

        On February 1, 2005 Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners and certain members of Edgen management, purchased all of the outstanding capital stock of Edgen from its existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen but excluded the payment of fees and expenses. The acquisition was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105 million aggregate principal amount of 9 7/8% senior secured notes due 2011 and from an equity investment from funds managed by Jefferies Capital Partners and certain members of Edgen management. Concurrently with the purchase, Edgen entered into a new $20 million senior secured revolving credit facility.

        Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen, which survived the merger and became liable for all obligations under the notes and the borrowings under the revolving credit facility.

        Payment obligations under the notes are guaranteed by all of the Company's domestic subsidiaries. In addition, the notes and the related guarantees are secured by a lien on substantially all of the Company's assets and the assets of its domestic subsidiaries (other than certain excluded assets such as the Company's and its existing and future subsidiaries' leasehold interests and the capital stock of the Company's existing and future subsidiaries), subject to certain permitted liens and other limitations. Under an intercreditor agreement, the security interest in those assets consisting of inventory, accounts receivable, lockboxes, deposit accounts, securities accounts and financial assets credited thereto, and certain related assets that secure the notes and the guarantees are subordinated to a lien thereon that secures the Company's new revolving credit facility.

EDGEN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2005 and December 31, 2004

(Unaudited)

	Successor	Predecessor
	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$522,345	$134,299
Accounts receivable—net of allowance for doubtful accounts of $31,245 and $658,675	34,672,361	31,750,990
Inventory	70,490,599	57,960,261
Income tax receivable	1,473,404	2,601,312
Prepaid expenses and other current assets	933,981	1,049,274
Deferred tax asset	9,059,719	9,280,850

Total current assets	117,152,409	102,776,986
PROPERTY, PLANT AND EQUIPMENT—net	11,727,344	10,422,777
GOODWILL AND OTHER INTANGIBLES	36,832,742	6,518,093
DEFERRED FINANCING COSTS	6,944,953	35,272

TOTAL	$172,657,448	$119,753,128

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Managed cash overdrafts	$—	$1,361,404
Accounts payable	28,099,100	19,017,837
Accrued expenses and other current liabilities	5,147,405	6,375,597
Current portion of long-term debt	13,571	7,229,553

Total current liabilities	33,260,076	33,984,391
DEFERRED TAX LIABILITY	852,342	890,980
LONG-TERM DEBT	112,820,648	40,653,230

Total liabilities	146,933,066	75,528,601

Mandatorily redeemable preferred stock, $.01 par value, 372,644 shares authorized and designated; 367,644 shares plus accrued dividends issued and outstanding, Series A	—	51,978,809
Mandatorily redeemable preferred stock, $.01 par value, 10,000 shares authorized, issued, and outstanding, Series B	—	4,000,000

Total mandatorily redeemable preferred stock	—	55,978,809
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock—Series A Cumulative Compounding, $.01 par value, 40,000 shares authorized and designated; 21,600 shares issued and outstanding	301,116	—
Common stock—Class A, $.01 par value, 6,000,000 shares authorized; 2,681,564 shares issued and outstanding	26,816	43,079
Common stock—Class B, $.01 par value, 505,512 shares authorized, issued, and outstanding	—	5,055
Paid-in capital	24,254,533	22,578,191
Unearned stock-based compensation	(276,871)	—
Retained earnings (deficit)	1,418,788	(31,742,997)
Less treasury stock 570,300 shares—at cost at December 31, 2004	—	(2,637,610)

Total shareholders' equity (deficit)	25,724,382	(11,754,282)

TOTAL	$172,657,448	$119,753,128

See accompanying notes to condensed consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Period February 1, 2005 to March 31, 2005 (Successor), Period January 1, 2005
to January 31, 2005 (Predecessor), and Three Months Ended March 31, 2004 (Predecessor)
(Unaudited)

	Successor	Predecessor	Predecessor
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005	Three Months Ended March 31, 2004
SALES	$45,894,726	$18,944,787	$42,831,463
COST OF SALES	35,798,686	14,153,065	33,542,576

Gross profit	10,096,040	4,791,722	9,288,887
OPERATING EXPENSES:
Yard and shop expense	768,515	389,928	970,160
Selling, general and administrative expense	4,191,210	13,974,331	5,050,899
Depreciation and amortization expense	477,939	200,644	597,106

Total operating expenses	5,437,664	14,564,903	6,618,165

INCOME (LOSS) FROM OPERATIONS	4,658,376	(9,773,181)	2,670,722
OTHER INCOME (EXPENSE):
Other income (expense)	6,712	(49,886)	20,483
Interest expense	(1,935,424)	(333,288)	(723,080)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	2,729,664	(10,156,355)	1,968,125
INCOME TAX EXPENSE (BENEFIT)	1,009,976	(1,916,508)	788,629

NET INCOME (LOSS)	1,719,688	(8,239,847)	1,179,496
PREFERRED DIVIDEND REQUIREMENT	(300,900)	(189,949)	(551,466)

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$1,418,788	$(8,429,796)	$628,030

See accompanying notes to condensed consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

March 31, 2005

(Unaudited)

	Series A Preferred Stock	Class A Common Stock	Class B Common Stock	Paid-In Capital	Unearned Stock-based Compensation	Retained Earnings (Deficit)	Treasury Stock	Total
PREDECESSOR
BALANCE—December 31, 2004	$—	$43,079	$5,055	$22,578,191	$—	$(31,742,997)	$(2,637,610)	$(11,754,282)
Net loss	—	—	—	—	—	(8,239,847)	—	(8,239,847)
Preferred dividend requirement	—	—	—	—	—	(189,949)	—	(189,949)

BALANCE—January 31, 2005	$—	$43,079	$5,055	$22,578,191	$—	$(40,172,793)	$(2,637,610)	$(20,184,078)

SUCCESSOR
BALANCE—February 1, 2005	$—	$—	$—	$—	$—	$—	$—	$—
Issuance of Class A Common Stock	—	24,000	—	2,376,000	—	—	—	2,400,000
Issuance of Series A Preferred Stock	216	—	—	21,599,784	—	—	—	21,600,000
Net income	—	—	—	—	—	1,719,688	—	1,719,688
Stock-based compensation	—	2,816	—	278,749	(281,565)	—	—	—
Amortization of stock-based compensation	—	—	—	—	4,694	—	—	4,694
Preferred dividend requirement	300,900	—	—	—	—	(300,900)	—	—

BALANCE—March 31, 2005	$301,116	$26,816	$—	$24,254,533	$(276,871)	$1,418,788	$—	$25,724,382

See accompanying notes to condensed consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Period February 1, 2005 to March 31, 2005 (Successor), Period January 1, 2005
to January 31, 2005 (Predecessor), and Three Months Ended March 31, 2004 (Predecessor)
(Unaudited)

	Successor	Predecessor	Predecessor
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005	Three Months Ended March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(10,446,116)	$4,248,825	$(3,577,771)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Edgen Corporation and subsidiaries—net of cash acquired	(118,608,041)	—	—
Purchase of property, plant and equipment	(93,386)	(4,079)	(107,935)
Proceeds from the sale of capital assets	—	3,000	—

Net cash used in investing activities	(118,701,427)	(1,079)	(107,935)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable and long-term debt	(1,999)	(232,072)	(218,545)
Proceeds from issuance of long-term debt	105,000,000	—	1,500,000
Proceeds from issuance of preferred stock	21,600,000	—	—
Proceeds from issuance of Class A common stock	2,400,000	—	—
Proceeds from debt issuance—net of payments under revolving credit agreement	7,813,391	116,438	2,915,214
Deferred financing costs	(7,141,504)	—	(1,283,305)
(Decrease) increase in managed cash overdraft	—	(1,361,404)	1,432,996

Net cash (used in) provided by financing activities	129,669,888	(1,477,038)	4,346,360

NET INCREASE IN CASH AND CASH EQUIVALENTS	522,345	2,770,708	660,654
CASH AND CASH EQUIVALENTS (Beginning of Period)	—	134,299	—

CASH AND CASH EQUIVALENTS (End of Period)	$522,345	$2,905,007	$660,654

See accompanying notes to condensed consolidated financial statements.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2005 and 2004

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business—Edgen Corporation ("Edgen" or the "Company"), formerly TPS Holdings, Inc. a Nevada corporation, was formed on November 30, 2000. Through its wholly owned subsidiaries, Edgen Alloy Products Group, L.L.C. ("Edgen Alloy"), Edgen Carbon Products Group, L.L.C. ("Edgen Carbon"), and Edgen Canada Inc. ("Edgen Canada"), Edgen distributes and sells prime carbon steel pipe, alloy grade pipe, fittings and flanges, and provides services for the applications of such pipe and steel products. The Company has no assets or operations independent of its wholly owned subsidiaries.

        On February 1, 2005, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners and certain members of Edgen management, purchased all of the outstanding capital stock of Edgen from its existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen but excluded the payment of fees and expenses. The acquisition was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105 million aggregate principal amount of 9 7/8% senior secured notes due 2011 and from an equity investment from funds managed by Jefferies Capital Partners and certain members of Edgen management. Concurrently with the purchase, Edgen entered into a new $20 million senior secured revolving credit facility.

        Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger and became liable for all obligations under the old notes and borrowings under the new revolving credit facility. We refer to the acquisition of Edgen Corporation, the offering and issuance of the old notes, the equity investment, the related financing transactions and the merger collectively as the "Transactions." Edgen Corporation following the merger is referred to as the "Successor." Edgen Corporation prior to the merger is referred to as the "Predecessor."

        Basis of Presentation—The condensed consolidated financial statements and notes are presented in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). The condensed consolidated financial statements include the accounts of Edgen and its wholly owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

        In accordance with GAAP, we have separated our historical financial results for the Predecessor and the Successor. The separate presentation is required under generally accepted accounting principles in situations when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of the Predecessor. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, at the time of the acquisition of the Predecessor, we experienced changes in our business as a result of the other Transactions, which were consummated simultaneously with the acquisition of the Predecessor. There were no material changes to the operations or customer relationships of the business as a result of the acquisition of the Predecessor.

        Interim Financial Information—Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2005 and 2004

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

condensed or omitted pursuant to the rules and regulations promulgated by the United States Securities and Exchange Commission. However, management believes that the disclosures contained herein are adequate to make the information presented not misleading. Certain reclassifications of prior period amounts have been made to conform to the current period presentation. The unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes as of and for the year ended December 31, 2004 included elsewhere in this prospectus.

        Use of Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    ACQUISITION OF EDGEN CORPORATION

        As described in Note 1, on February 1, 2005 Edgen Acquisition Corporation and certain members of management purchased all of the outstanding capital stock of Edgen from its existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen but excluded the payment of certain fees and expenses. The acquisition was funded with (i) proceeds to Edgen Acquisition Corporation from the issuance and sale of $105 million aggregate principal amount of 9 7/8% senior secured notes due 2011, (ii) from an equity investment from funds managed by Jefferies Capital Partners and certain members of Edgen management and (iii) a payable to the sellers of $2,317,921 upon receipt of an income tax refund for the remainder of the purchase price.

        As of March 31, 2005, the purchase price allocation is preliminary as we have not completed our review and valuation procedures of the assets acquired and the liabilities assumed on February 1, 2005. The preliminary purchase price allocation as of March 31, 2005 includes the following:

Accounts receivable	$29,733,590
Inventory	63,097,410
Other current assets	18,186,147
Property, plant and equipment	12,087,227
Goodwill	36,867,993
Other assets	162,542
Accounts payable	25,335,643
Accrued expenses and other current liabilities	13,850,476
Long-term debt	22,828

Purchase price (net of cash received of $3,582,737)	$120,925,962

        The following reflects the impact the acquisition and related transactions, would have had for the period January 1, 2005 to January 31, 2005 and the three months ended March 31, 2004 as if the acquisition had taken place at the beginning of each period. The acquisition and related transactions, would have reduced net income (loss) by approximately $374,000 and $2,278,000 for the period January 1, 2005 to January 31, 2005 and the three months ended March 31, 2004, respectively. There would have been no impact to revenue for the period January 1, 2005 to January 31, 2005 and the three months ended March 31, 2004.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2005 and 2004

3.    GOODWILL

        In connection with the acquisition of Edgen Corporation by Edgen Acquisition Corporation on February 1, 2005, goodwill of $36,867,993 was recorded as of the acquisition date (See Note 2). As a result of the recent acquisition and as there have not been any events or circumstances since the acquisition date that would indicate impairment; the Company has concluded that the carrying value of goodwill is fully recoverable as of March 31, 2005.

4.    LONG-TERM DEBT AND CREDIT ARRANGEMENTS

        Long-term debt and credit arrangements consisted of the following at March 31, 2005 and December 31, 2004:

	Successor	Predecessor
	March 31, 2005	December 31, 2004
9 7/8% Senior Secured Notes	$105,000,000	$—
New revolving credit facility	7,813,398	—
Old revolving credit loans	—	39,608,998
Various notes and capital leases	20,821	8,273,785

Total	112,834,219	47,882,783
Less current portion	(13,571)	(7,229,553)

Long-term debt	$112,820,648	$40,653,230

Senior Secured Notes

        On February 1, 2005, the Company issued $105.0 million aggregate principal amount of 9 7/8% Senior Secured Notes (the "Notes") due 2011. The proceeds from the issuance of the Notes were used to pay down substantially all of the Company's long-term debt under its existing revolving credit facility and other various notes and loans on February 1, 2005. The Notes pay interest at the stated rate semi-annually in arrears on each February 1 and August 1 beginning on August 1, 2005.

        The Company may redeem some or all of the Notes at any time prior to February 1, 2008 at a make-whole redemption price set forth in the terms of the Notes. On or after February 1, 2008, we may at our option, redeem some or all of the Notes at the following redemption prices, plus accrued and unpaid interest and additional interest, if any, to the date of redemption:

On or after:
February 1, 2008	104.938%
February 1, 2009	102.469%
February 1, 2010	100.000%

        In addition, at any time prior to February 1, 2007, the Company may redeem up to 35% of the aggregate principal amounts of the Notes issued under the indenture at a price equal to 109.875% of their principal amount, plus accrued and unpaid interest, to the date of redemption with the net cash proceeds of certain equity offerings. The terms of the Notes also contain certain change in control and sale of asset provisions where the holders of the Notes have the right to require the Company to

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2005 and 2004

4.    LONG-TERM DEBT AND CREDIT ARRANGEMENTS (Continued)

repurchase all of any part of the Notes at an offer price in cash equal to 101% and 100%, respectively, of their principal amount, plus accrued and unpaid interest, to the date of the repurchase.

        All of the Company's domestic subsidiaries jointly and severally, and fully and unconditionally, guarantee the Notes. The Notes and the related guarantees are secured by a lien on substantially all of the Company's assets and the assets of our existing and future domestic restricted subsidiaries in including inventory, accounts receivable, lockboxes, deposit accounts, securities accounts and financial assets and certain related assets. The Notes are subordinate to our new revolving credit facility to the extent of the value of such assets.

        The Company's management has determined that Edgen Canada, the only subsidiary that is not a guarantor of the Notes, is a "minor" subsidiary as that term is used in Rule 3-10 of Regulation S-X promulgated by the Securities and Exchange Commission. There are no significant restrictions on the Company's ability and the ability of the subsidiary guarantors to obtain funds from the Company's and the subsidiary guarantors' respective subsidiaries by dividend or loan. Consequently, separate financial statements have not been presented for the Company's subsidiaries because management has determined that they would not be material to investors.

Revolving Line of Credit Facility

        In connection with the Transactions, Edgen entered into a new $20 million senior secured revolving credit facility (the "new credit agreement") with GMAC Commercial Finance LLC (GMAC CF), replacing its $55.5 million revolving credit agreement. The new revolving credit agreement is subject to borrowing limitations, which matures five years from the closing date, February 1, 2010. In accordance with the new credit agreement, interest accrued on borrowings at either (i) the prime rate of interest announced by GMAC CF less 0.50% per annum (5.25% as of March 31, 2005), or (ii) a Eurodollar rate based on LIBOR plus 1.50% per annum (4.35% as of March 31, 2005). The Company must also pay a monthly facility fee of 0.05% per annum on the unused portion of the maximum revolving amount.

        The new revolving credit facility is guaranteed by all of our domestic subsidiaries and is secured by a first priority security interest in all of the Company's domestic subsidiaries' working capital assets and secured by a second priority security interest in all of the Company's domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our subsidiaries).

        In addition, the new credit agreement contains various affirmative and negative covenants, including limitations on additional indebtedness, the making of distributions, loans and advances, transactions with affiliates, dispositions or mergers, and the sale of assets.

5.    MANDATORILY REDEEMABLE PREFERRED STOCK

        In connection with the Transactions on February 1, 2005, all mandatory redeemable preferred stock was redeemed (See Note 1).

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2005 and 2004

6.    SHAREHOLDERS' EQUITY

        Common Stock—The Class B Common Stock is identical to Class A Common Stock, except that the Class B Common Stock is non-voting. The Class B Common Stock is exchangeable at any time at the option of the holder thereof, pursuant to terms of a certain agreement between such holder and Edgen, into shares of Class A Common Stock on a one-for-one basis.

        Preferred Stock—The Series A Preferred Stock, $.01 par value, are entitled to receive annual dividends when, as and if, declared. The dividends are cumulative, whether or not earned or declared, and accrue at a rate of 8.5%, compounding annually, and are payable in cash or shares of our Series A Preferred Stock, at the discretion of our board of directors. Upon the occurrence of certain events including a public offering, the sale of substantially all the assets of the Company or a change in control, the Series A Preferred Stock can be redeemed at a price of $1,000 per share, plus accrued and unpaid dividends.

        Stock Options—In December 1998, the shareholders of the Company approved a stock option plan to provide stock options as incentives and rewards for employees of the Company. Under the stock option plan, a maximum of 500,000 shares of the Company's Class A Common Stock could be granted. In connection with the Transactions, the Company's stock option plan and all outstanding stock options were cancelled on February 1, 2005.

        On February 1, 2005, 281,564 shares of restricted stock were granted to certain employees including the Chief Executive Officer, Chief Financial Officer and the two Operating Segment Presidents under a new incentive compensation plan (the "Plan"). Vesting of the restricted stock is based on either time or a combination of performance and time. The time-based vesting schedule is generally 20% per year over a five year period subject to the holder's continued employment with the Company. Restricted stock grants that use a vesting schedule that combines performance and time will generally vest 10% per year over five years subject to continued employment with the Company plus an additional 10% or more per year for each year that the Company achieves certain performance goals as determined by the board of directors. Performance based restricted stock is cumulative so if the performance goals are achieved in any of the five year period, all restricted stock subject to the performance criteria for that year and prior years will vest. If the performance goals are not achieved within five years of the grant date, the restricted stock subject to the performance goals is forfeited. Upon a change in control, all restricted stock subject to time based vesting will fully and immediately vest. For the period February 1, 2005 to March 31, 2005, the statement of operations includes $4,694 of stock-based compensation expense. As of March 31, 2005, $276,871 of unearned compensation is reflected as a contra-equity account on the statement of shareholders' equity (deficit).

7.    SEGMENT INFORMATION

        Edgen markets and distributes specialty pipe, fittings and flanges made of highly engineered prime carbon and alloy steel. Edgen distributes its products primarily to companies operating within the oil and gas production and transmission, the process/petrochemical and the power generation industries. Edgen aggregates its operations into two reportable segments: alloy products and carbon products.

        The alloy products segment distributes specialty steel pipe and components for use in environments that are highly corrosive, extremely high or low temperature and/or involve high pressures. These products are sold primarily to the process/petrochemical and power generation industries.

EDGEN CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2005 and 2004

7.    SEGMENT INFORMATION (Continued)

        The carbon products segment distributes specialty carbon steel pipe and components primarily for use in high pressure and/or abrasive environments. The primary industries served are natural gas transmission and distribution, offshore fabrication and mining.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Edgen evaluates performance based on profit or losses from operations before income taxes not including nonrecurring gains or losses and discontinued operations.

        The following table presents the financial information for each reportable segment:

	Successor	Predecessor	Predecessor
	Period February 1, 2005 to March 31, 2005	Period January 1, 2005 to January 31, 2005	Three Months Ended March 31, 2004
Sales:
Alloy Products	$14,008,651	$4,214,009	$12,352,748
Carbon Products	31,886,075	14,730,778	30,478,715

	$45,894,726	$18,944,787	$42,831,463

Operating Income (Loss):
Alloy Products	$2,231,612	$959,632	$1,661,536
Carbon Products	3,695,547	1,980,553	2,885,765
General Corporate	(1,268,783)	(12,713,366)	(1,876,579)

	$4,658,376	$(9,773,181)	$2,670,722

Capital Expenditures:
Alloy Products	$52,833	$—	$39,075
Carbon Products	13,963	4,079	31,421
General Corporate	26,590	—	37,439

	$93,386	$4,079	$107,935

Depreciation and Amortization:
Alloy Products	$166,174	$14,935	$43,668
Carbon Products	166,028	80,338	232,543
General Corporate	145,737	105,371	320,895

	$477,939	$200,644	$597,106

Total Assets:
Alloy Products	$32,926,540	$28,293,712	$29,854,372
Carbon Products	82,908,473	81,868,742	68,730,704
General Corporate	56,822,435	18,662,199	9,132,670

	$172,657,448	$128,824,653	$107,717,746

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Edgen Corporation since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

        Until September 14, 2005 (90 days after the date of this prospectus), all dealers that effect transactions in the notes, whether or not participating in the original distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$105,000,000

Edgen Corporation

9 7/8% Senior Secured Notes due 2011

PROSPECTUS

OFFER TO EXCHANGE

9 7/8% Senior Secured Notes due 2011
and Related Guarantees
for
all outstanding
9 7/8% Senior Secured Notes due 2011
and Related Guarantees

June 16, 2005

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
THE EXCHANGE OFFER
The Exchange Offer
Consequences of the Exchange Offer
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
OUR MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EDGEN CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Years Ended December 31, 2004, 2003 and 2002
EDGEN CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT Years Ended December 31, 2004, 2003 and 2002
EDGEN CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2004, 2003 and 2002
EDGEN CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2004, 2003, 2002
EDGEN CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS March 31, 2005 and December 31, 2004 (Unaudited)
EDGEN CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Period February 1, 2005 to March 31, 2005 (Successor), Period January 1, 2005 to January 31, 2005 (Predecessor), and Three Months Ended March 31, 2004 (Predecessor) (Unaudited)
EDGEN CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) March 31, 2005 (Unaudited)
EDGEN CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Period February 1, 2005 to March 31, 2005 (Successor), Period January 1, 2005 to January 31, 2005 (Predecessor), and Three Months Ended March 31, 2004 (Predecessor) (Unaudited)
EDGEN CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Three Months Ended March 31, 2005 and 2004